As filed with the U.S. Securities and Exchange Commission on July 10, 2024.

Registration No. 333-280379

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_________________________

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

Linkhome Holdings Inc.
(Exact name of registrant as specified in its charter)

_________________________

Nevada	6531	93-4316797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Executive Circle, Suite 100
Irvine, CA 92614
(626) 678-0777
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________________

Zhen “Bill” Qin
Chief Executive Officer
2 Executive Circle, Suite 100
Irvine, CA 92614
(626) 829-2666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________________

Copies to:

Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002 (713) 651-2678	Megan J. Penick Catherine X. Pan Dorsey & Whitney LLP 51 West 52nd Street New York, New York 10019 (212) 415-9200

_________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 10, 2024.

PRELIMINARY PROSPECTUS

LINKHOME HOLDINGS INC.

[_] Shares

Common Stock

This is an initial public offering of shares of common stock, par value $0.001 per share, of Linkhome Holdings Inc.

We are offering [_] shares of our common stock. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $[_] and $[_]. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “LHAI,” and this offering is contingent upon obtaining approval of such listing.

Our founder and Chief Executive Officer, Zhen “Bill” Qin, and his spouse Na Li, our Chief Financial Officer (the “Controlling Stockholders”), collectively beneficially own 60.2% of the voting power of our outstanding voting securities. As a result, we are, and upon the completion of this offering expect to be, a “controlled company,” as defined under the listing rules of the Nasdaq Stock Market (“Nasdaq”). We intend to rely on some of the exemptions from the corporate governance requirements that are available to controlled companies. For as long as we remain a controlled company, we are permitted to elect to rely, and may rely, on certain exemptions from certain Nasdaq corporate governance requirements. See “Prospectus Summary — Implications of Being a Controlled Company” and “Risk Factors” for a further discussion of our risks.

We are an “emerging growth company” and a smaller reporting company under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

____________

(1)      See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters an option for a period of 45 days to purchase up to an additional [_] shares of our common stock solely to cover over-allotments, if any, less underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment on            , 2024.

EF Hutton LLC

Prospectus dated            , 2024

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before investing in our common stock. Unless context requires otherwise, references to the “Company,” “Linkhome,” the “registrant,” “we,” “our,” or “us” mean Linkhome Holdings Inc., a Nevada corporation, and its subsidiaries.

Overview

Linkhome is an artificial intelligence-driven property technology company. By using HomeGPT, a Linkhome-developed real estate artificial intelligence model, combined with financial innovation and in conjunction with our dedicated team of agents, we have made significant and cost-effective improvements to the business model of buying and selling homes. Through our subsidiaries, we operate an artificial intelligence real estate platform with the goal of providing customers with end-to-end real estate solutions and services, initially comprising real estate brokerage services, Cash Offer, and other services like property rental management and home renovation. In the future, we plan to expand our offerings to include mortgage services, home insurance and escrow services. Our mission is to redefine the real estate experience to be efficient and affordable for all consumers through artificial intelligence. Our vision is to help everyone own their home and achieve the dream of homeownership.

Since the formation of our subsidiary, Linkhome Realty, in 2021 and the commencement of our operational endeavors, our platform has facilitated an aggregate gross total value of more than $150,000,000 of agent brokerage transactions as of March 31, 2024. Our platform, which is presently only active in California, supports a growing network of users looking to list and search for properties online, seeking information on property transactions and other value-added services, through the comprehensive property-related solutions and services available on our platform. Over the past three years, customers have shown their desire for our artificial intelligence, financial innovation and real estate solutions. In 2023, our total transaction volume for the real estate agency amounted to $15,438,435 as compared to $28,243,875 in 2022, and our total transaction volume for the real estate agency amounted to $2,183,832 in the first quarter of 2023 as compared to $12,090,829 in the first quarter of 2024. As of June 15, 2024, our platform, which aggregates listings from the California Regional Multiple Listing Service (the “CRMLS”), boasted more than 34,798 active listings for residential properties available for sale or rent. Users obtain home-buying information from our platform and consult with our AI tool, HomeGPT, for interactive home-buying advice. We have found that our users are more likely to buy and sell properties using the Company and select us for their real estate service needs.

More importantly, we believe that we have just scratched the surface in the potential development of artificial intelligence as used in real estate and we believe artificial intelligence will transform the real estate market. Over the coming years, we plan on vigorously developing the artificial intelligence real estate model HomeGPT, increasing our market share, launching our platform in dozens of cities, and expanding our products and services in order to leverage artificial intelligence so that it becomes a one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to more easily purchase homes.

We have developed our artificial intelligence and integrated it with fintech to expand beyond the traditional real estate search and transaction process through our Cash Offer product. Cash Offer integrates fintech to help users buy and sell properties more efficiently, by analyzing market trends, property valuations and buyer preferences, our AI tools can help users find matching properties more quickly and provide purchase recommendations. We think our Cash Offer product can help users make an offer of their ideal properties more efficiently, significantly enhancing the success rate of home purchases. Cash Offer is a tool that was developed to help address our customers’ needs. In the Southern California market that we serve, there is often intense competition, buyers are in the painful process of competing for homes, and we have developed Cash Offer to offer a solution by providing full cash payments, helping to make offers more attractive and stand out among numerous competitors. Linkhome accomplishes this by purchasing the target property for cash, assuming ownership of the property, and then selling the property to the customer after the customer has secured the necessary financing from their lender. In 2023, when we rolled out the Cash Offer tool, we completed one transaction, with Haiyan Ma, a related party who is a beneficial owner of 12.5% of our voting securities, that represented 77% of our annual revenue for that year. As of the date of this offering, the Company has only entered

Cash Offer transactions with a few select clients. Upon completion of this offering, we believe the Company will have sufficient capital on hand to expand this service. We believe that the combination of artificial intelligence with fintech could be a catalyst for the growth of our Company and could serve to transform the real estate industry.

Industry Background and Market Opportunities

The real estate sector, both for home buying and rental properties, accounts for nearly 18% of the gross domestic product in the United States as reported by National Association of Realtors (“NAR”), making it the country’s largest industry. Housing is the largest consumer expense in the U.S., surpassing transportation, food, insurance and medical expense, and it is a significant source of wealth for many Americans.

According to data from the NAR, in 2023, there were more than 4.09 million homes sold in the United States, with transactions totaling over $1.5 trillion. These transactions generated approximately $98.6 billion in commission revenue for real estate brokers. 65.9% of Americans live in their own homes, while 34.1% of Americans live in rental properties. This 34.1% represents a large market to target for real estate purchase and sale transactions. 90% of buyers and sellers choose to work with a professional broker or brokerage company, indicating high user stickiness.

Artificial Intelligence Technological Revolution & Opportunities

Residential real estate is a massive offline market characterized by low efficiency, high labor consumption and time-intensive processes. We believe the real estate sector is set to transition online and begin leveraging artificial intelligence. Consumers are shifting their spending online and demanding experiences powered by AI to enhance efficiency, certainty and speed. We believe consumers are increasingly becoming accustomed to the high efficiency of AI-generated services and now expect to receive similar experiences in the realm of real estate.

AI has become a key force driving the development of modern technology. AI demonstrates immense potential in solving complex problems and is leading a new industrial revolution. Based on work by the McKinsey Global Institute, as reported in Our Insights — Real estate can use generative AI to turn the industry’s data into treasure in seven steps, we believe that generative AI could generate $110 billion to $180 billion or more in value for the real estate industry, making AI technology one of the most exciting innovations of our era. It is not only changing our way of life but also reshaping how various industries operate.

The Problem

We must also recognize that real estate is not accessible to everyone. Housing issues, especially in urban areas, have become a global challenge.

Structural Inefficiencies.

In the modern information era, we believe that potential homebuyers in the United States are overwhelmed with an abundance of property data, including listings, market trends, and historical sales information. However, this data is often scattered across different platforms and formats, making it difficult to navigate and analyze effectively. Additionally, we are of the opinion that there is a lack of uniformity in real estate brokerage services, meaning the quality and type of service can vary greatly from one broker to another. This inconsistency complicates the process for buyers who can benefit from comprehensive, personalized advice and data-driven insights to make informed decisions. Accordingly, we believe that the industry urgently requires sophisticated data analysis capabilities and personalized customer services that can filter and present information in a clear, actionable manner tailored to individual buyer needs.

Home Buying & Selling Difficulties.

The conventional process of purchasing a home involves numerous challenges that can make the experience frustrating and often unsuccessful. Key among these is the competitive nature of bidding, where multiple buyers may vie for the same property, driving up prices and creating a high-pressure situation. Additionally, the home-buying process is often hampered by lengthy loan processing times. Delays in securing financing can result in buyers missing out on purchasing their desired properties, as sellers may opt for buyers with quicker, more reliable financing options. This uncertainty and time sensitivity can add significant stress and disappointment to the home-buying experience.

Poor Experiences.

The journey to home ownership involves multiple stages, including dealing with brokers, securing loans, property appraisals, purchasing home insurance, undertaking renovations, and organizing the move. Currently, each of these stages is typically handled by different service providers who operate in isolation from each other. This fragmentation means there is no centralized process or communication, leading to inefficiencies, misunderstandings, and a disjointed overall experience. We believe that the lack of a comprehensive, integrated solution makes it difficult for buyers to navigate the process smoothly and can lead to increased costs, delays, and a lower-quality home-buying experience. Buyers are often left to manage and coordinate these separate components on their own, which can be overwhelming, especially for first-time buyers or those with limited time and resources.

Our Solution

Linkhome developed the real estate AI technology platform HomeGPT. For home buyers, Linkhome has built an on-demand, seamless, and artificial intelligence-driven home-buying experience. Unlike the traditional process mediated by real estate agents, Linkhome buyers can chat with our AI chatbot, HomeGPT, at their convenience using our app or website to answer home-buying questions, learn about the home-buying process, book visits or virtual tours, calculate mortgage requirements, and so on. We have also introduced AI-driven real estate solutions for our agents, such as home price prediction, bidding recommendations, investment advice, and on-demand assistance in generating contracts and processing documents for future real estate needs.

For sellers, our agents can use HomeGPT to leverage our sophisticated AI algorithms to offer precise pricing advice, aiding home buyers in informed decision-making for pricing, marketing, and negotiations. Additionally, our generative AI technology enhances seller experiences by automatically crafting detailed property descriptions and introduction videos with minimal user input. For vacant properties, HomeGPT can simulate furnished interiors, which can significantly elevate the property’s appeal. By making targeted promotion and presentation, HomeGPT can help to ensure that listings reach the right buyers, leading to most of Linkhome’s sellers successfully closing deals within 45 days, thereby selling their homes more effectively and at reduced costs.

The goal of these technologies is to support our clients and enhance our productivity. We believe this will lead to being able to continuously provide better customer service at a lower cost. We are committed to constantly optimizing the performance and functionality of our technology to ensure that it not only meets current market demands, but also anticipates and adapts to future trends.

Fintech: Financial Innovation Cash Offer — Quick Home Purchase:    We believe Linkhome’s fintech product, Cash Offer, will significantly enhance the competitiveness of our clients’ offers, allowing them to secure their desired properties without merely relying on price competition. Compared to loan-based offers, most sellers prefer all-cash offers, as this enables sales to close more quickly. By offering Cash Offer, we believe our clients will be able to stand out among many offers, thus giving buyers who use our product more negotiation power and a stronger likelihood of purchasing their desired home at the right price.

Flash sell — A modern way to sell:    By selling to Linkhome, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages, and the uncertainty that can come with listing a home on the open market. Using our mobile app and website, sellers can receive a competitive cash offer online. Post offer, we conduct an interior home inspection and a contact-free exterior assessment to verify the home data provided to the Company. Sellers can then select their preferred closing date and sell to Linkhome, closing quickly.

Trade Up:    For customers who are both selling and buying homes, we have built a trade-up product that enables them to buy and sell in a coordinated transaction. With the “Trade Up” service, Linkhome helps clients purchase a new home and move in without having to sell their old home first. Through collaboration with third-party financial institutions, Linkhome assists clients in purchasing the new home and then selling the old one. This avoids the hassle of finding temporary housing, moving furniture twice and dealing with storage concerns. We provide a more relaxed, seamless experience for clients, making the journey to swap homes easy.

Currently, our front-end platforms, such as the website and app, are intended only to receive customer information. Our back-end software then generates a plan for the user, after which we establish a relationship with the user by having one of our agents communicate the plan to the user. We are working to develop a front-end data platform that will provide such information to customers in real-time.

One-stop seamless experience.

We understand the complexity of real estate transactions. Linkhome aims to provide a one-stop solution, offering tailored financing through our Cash Offer service, bespoke renovation services, comprehensive property management, and extensive third-party insurance options. Designed to simplify and expedite the home-buying journey, our integrated approach ensures clients navigate property transactions with ease, from initial purchase to ongoing management. By merging clarity, efficiency, and personalized support, Linkhome aims to transform real estate transactions into transparent, stress-free experiences, allowing clients to focus on the joy of finding their dream home.

Advantages and Competitive Edge.

Our business model is designed to disrupt the traditional model of finding and buying a home. Linkhome’s main goal is to rapidly expand property sales by focusing on providing AI technology for house hunting and helping customers with investment analysis. Since our founding in 2021, we have been developing and leveraging the following key advantages of our platform, which we believe provide significant competitive advantages.

A purpose-built artificial intelligence housing search platform.

Our platform combines a comprehensive AI-powered home-finding experience with financial innovation, allowing us to control all key operational and transactional elements and promote a fast, simple, and consistent user experience.

A differentiated home buying experience.

We have developed the Cash Offer home purchase model to use cash to help customers compete for target properties faster and more cost-effectively. This gives people the confidence and trust they need to buy properties on our platform.

For buyers, using Cash Offer avoids the need for excessive overbidding to purchase a home. We charge a 1-2% platform usage fee, which saves a significant amount compared to overbidding. For example, for a $947,000 home, we charge a 1% service fee, approximately $9,470. Without using Cash Offer, the same home may sell from $990,000 to $1,000,000. In this example, a buyer would save $40,000 to $50,000 on the transaction.

For sellers, traditional home selling services require expenses such as repairs, renovations, listing fees, and 4-5% agent fees. These expenses can be substantial for sellers, and the waiting period to sell the home is uncertain. Using the Flash Sell, the home can be sold immediately, reducing the costs of repairs, renovations, and 4-5% listing agent fees, which can amount to 8-12% of the home’s price. We only charge a 5% service fee, saving sellers both time and money.

Currently, our funding for Cash Offer comes primarily from investments made by our CEO and existing shareholders. With the funds generated from this offering, we plan to expand our Cash Offer program. We believe and are confident that our revenue will continue to grow, and we will become more profitable over time.

Proprietary financing technology.

In the future, assuming we obtain proper licensing, we intend to offer differentiated financing solutions to enable clients to select their preferred financing method from hundreds of pre-approved down payment and monthly payment combinations and enable us to generate property finance receivables, often sold at a premium to third-party financing partners.

An efficient and engaging home selling experience.

Our proprietary APP software and artificial intelligence quick quotation system allows us to quote prices for users selling their homes predictably and efficiently. Customers do not need to wait several days and can quickly sell their properties to Linkhome. We believe our platform will provide customers with a unique home-selling experience, thus setting us apart from our competitors.

Large-scale real estate transaction infrastructure.

We believe we are a leading property technology company that provides a comprehensive suite of end-to-end property solutions and services through a single, integrated platform. Our platform functions as a one-stop-shop solution to serve all of our customers’ property-related needs. We believe this provides us with a strong competitive edge as compared to our peers, who may only provide services related to one segment of the property transaction.

Highly scalable business model.

While at present, we cater only to the Southern California market, we intend to scale the enterprise to service additional markets. We believe we have a highly scalable business model and can adapt our service offerings to cater to prevailing market and technology trends to maintain our competitive edge. Our business is predominantly generated through our online website and mobile application platforms, which, assuming we have obtained proper licensing, will allow us to expand rapidly into new markets in a quick and cost-efficient manner.

Our Growth Strategy

•        Increase penetration in existing market.    We are presently focused on increasing our penetration and market share in the Southern California market. As our recognition grows, we’ll attract more home buyers and sellers to transact through Linkhome.

•        Expand into new markets.    While our business primarily serves the Southern California market, we believe we have a tremendous opportunity to expand our business coverage to major markets across the United States.

•        Increase our service offerings and become an “all-in-one” property platform.    At present, we offer real estate brokerage services, Cash Offer, and other services like property rental management, and home renovation services. In line with our focus on providing a seamless experience, however, we are in the process of creating a digital one-stop moving experience, as well. We plan to add additional services over time to further simplify transactions and support our customers. These services include title insurance, escrow and mortgage services, home insurance, property management and home maintenance services.

•        Continue to develop our artificial intelligence real estate platform to enhance user experience.    We seek to continuously strengthen our artificial intelligence technologies to improve our platform and the solutions we can offer to our customers. To this end, we intend to invest in research and development to enhance our technology capabilities and service offerings.

Marketing

Our marketing strategy employs a multi-channel approach aimed at efficient and low-cost growth while expanding our market footprint. We leverage AI algorithms to deploy ads targeting customer interests, significantly enhancing the precision of our customer targeting.

Our marketing focus extends to several areas:

•        Social Media & Video Marketing:    We engage in comprehensive digital marketing, utilizing platforms such as YouTube, Instagram, Facebook, and X (formerly known as Twitter) for both video and social media marketing. This approach allows us to engage audiences with visually compelling content and leverage the vast user bases of these platforms for broad visibility and engagement.

•        Paid-search Advertising:    We partner with high-traffic search engines for paid-search advertising. We continuously adjust our bids on keywords and phrases and tweak our campaigns based on performance metrics.

•        Targeted-email Campaigns:    Our email marketing efforts are enhanced by machine learning, enabling us to send targeted emails that recommend relevant new listings to homebuyers and sellers at critical moments in their journey with us.

•        Online and Offline Seminars:    We organize online seminars to educate and engage with our audience, offering valuable insights and building trust. In Southern California, we conduct limited, in-person seminars to inform our customers about the complex and competitive market.

Competitor Analysis

As a company dedicated to artificial intelligence real estate technology, we operate in the highly competitive and fragmented U.S. housing market, with over five million residential real estate transactions annually. Our main competitors include traditional offline real estate brokers and agents; these include franchise operations associated with national or local brands as well as small independent brokerages. We also face increasing competition from a growing number of internet-based brokerages and companies operating with new business models.

We believe we primarily compete based on:

•        Efficient AI online chat capabilities;

•        Financial innovation services, such as Cash Offer, that help clients quickly secure offers;

•        Traffic to our website and mobile application;

•        Our ability to recruit and retain agents who can provide the best customer service;

•        The cost of our services and the price to consumers;

•        Consumer awareness of our services and the effectiveness of our marketing efforts; and

•        Innovation in artificial intelligence technology.

We believe that our customer-centric values and artificial intelligence technology, along with the application of financial innovations, set us apart from our competitors and give us a competitive edge in all of the above areas.

Government Regulation

We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. Many of these rules and regulations are constantly evolving. If we are unable to comply with them, we may be unable to obtain the requisite licensing to conduct certain aspects of our planned business, such as offering insurance, escrow or mortgage services, and we could be subject to civil and criminal liabilities, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our ability to grow our business and our reputation may be harmed. See “Risk Factors” and “Information About Linkhome’s Business — Government Regulation” for further discussion of our regulatory risks.

Summary of Risk Factors

Our ability to execute business strategy is subject to numerous risks and uncertainties that you should consider before investing in us, as more fully described in the section titled “Risk Factors” following this Prospectus Summary. These risks include, among others:

Risks Associated with Our Business and Industry

•        Our business is highly dependent on macroeconomic and U.S. residential real estate market conditions, including those affecting the broader mortgage market. Deterioration of such conditions may have a negative impact on our rate of growth and potential to achieve or maintain profitability.

•        Our business is concentrated in certain geographic markets. Failing to grow in those markets or any disruptions in those markets could harm our business.

•        Our future market share gains may take longer than planned and cause us to incur significant costs.

•        Our business model and growth strategy depend on our ability to attract homebuyers and home sellers to our website and mobile application in a cost-effective manner.

•        We are not presently licensed to offer mortgage brokerage, insurance or escrow services and there is no guarantee that we will be able to obtain such licensing in the future.

•        We rely heavily on internet search engines and mobile application stores to direct traffic to our website and our mobile application, respectively.

•        Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business and financial condition.

•        We may not be able to obtain and maintain accurate, comprehensive, or reliable data, because data suppliers may withdraw data that we have previously collected or withhold data from us in the future or we may fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and cleansing. As a result, we may experience reduced demand for our products and services and loss of customer confidence.

•        If we cannot obtain and provide to our customers comprehensive and accurate real estate listings quickly, or at all, our business will suffer.

•        If we do not comply with the rules, terms of service, and policies of multiple listing services (“MLS”), our access to and use of listings data may be restricted or terminated and harm our business.

•        Competition in the residential real estate brokerage industry is intense and if we cannot compete effectively, our business will be harmed.

•        Our revenue may not continue to grow at its recent pace, or at all.

•        If we’re not able to deliver a rewarding experience on mobile devices, whether through our mobile website or mobile application, we may be unable to attract and retain customers.

•        Our growth may be limited due to historically low home inventory levels.

•        We are, and expect in the future to become, subject to an increasing variety of federal, state and local laws and regulations, many of which are continuously evolving, which increases our compliance costs and could subject us to claims or otherwise harm our business.

•        Our failure to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we operate could adversely affect our business.

•        We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

•        Our introduction of new services, and the expansion of existing services such as Cash Offer for customers and buying and selling homes directly, could fail to produce the desired or predicted results or harm our reputation.

•        We could be required to cease certain activities or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

•        Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

•        We employ third-party licensed technology, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would harm our business.

•        Some aspects of our technology include open-source software, and any failure to comply with the terms of one or more of these open-source licenses could harm our business.

•        Our business depends on third-party networks and mobile infrastructure and on our ability to maintain and scale the technology underlying our offerings.

•        Cybersecurity incidents could disrupt our business operations, which could result in the loss of critical and confidential information, and harm our business.

•        We have integrated, and may continue to integrate in the future, AI in certain tools and features available on our platform. AI technology presents various operational, compliance, and reputational risks and if any such risks were to materialize, our business and results of operations may be adversely affected.

•        We may be subject to risks associated with artificial intelligence and machine learning technology.

•        Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our products.

•        If we do not respond to technological innovations or changes or upgrade our technology systems, our growth prospects and results of operations could be adversely affected.

•        If we fail to effectively manage the growth of our operations, technology systems, and infrastructure to service customers and agents, our business could be harmed.

Risks Relating to This Offering and Ownership of Our Common Stock

•        We will be a “controlled company” within the meaning of the Nasdaq Listing Rules because the Controlling Stockholders will collectively beneficially own 60.2% of the voting power of our outstanding voting securities.

•        Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

•        Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

•        We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

•        We do not intend to pay dividends for the foreseeable future.

•        Our executive officers, directors, principal stockholders and their affiliates will continue to exercise significant influence over our company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

•        We are an emerging growth company, and we intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

•        Provisions in our corporate charter documents and bylaws and under Nevada law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Corporate and Other Information

We were originally founded in July 2021 as Goldman Realty & Mortgage Inc., a California corporation, and in August 2023, we changed our name to Linkhome Realty Group. In November 2023, we incorporated Linkhome Holdings Inc., a Nevada corporation, which is the sole owner of Linkhome Realty Group. Our principal executive offices are located at 2 Executive Circle, Suite 100, Irvine, CA 92614, and our phone number is (626) 678-0777. Our website address is www.linkhomeai.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

Implications of Being a Controlled Company

The Controlling Stockholders collectively beneficially own approximately 60.2% of the voting power of our outstanding voting securities, and we expect that they will continue to own more than 50% of our outstanding voting securities upon the completion of this offering. As a result, we are, and upon the completion of the offering expect to be, a “controlled company” as defined under the Nasdaq Listing Rules.

As long as the Controlling Stockholders own at least 50% of the voting power of our Company, we will continue to be a “controlled company” as defined under Nasdaq Listing Rules. As a controlled company, we are permitted to rely on certain exemptions from Nasdaq’s corporate governance rules, including:

•        An exemption from the rule that a majority of our board of directors (“Board”) must be independent directors;

•        An exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

•        An exemption that our nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We have elected to take advantage of some of the “controlled company” exemptions by having less than the majority our of Board be composed of independent directors, and the holders of our common stock therefore will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for Nasdaq listed companies. Our status as a controlled company could therefore make our common stock less attractive to some investors or otherwise harm our stock price.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the U.S. Securities and Exchange Commission (the “SEC”) determines the new rules are necessary for protecting the public;

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which such fifth anniversary will occur in 2029. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information in this prospectus and that we provide to our stockholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering

Common stock offered	[_] shares
Common stock outstanding prior to the offering	[_] shares
Common stock to be outstanding after the offering	[_] shares
Option to purchase additional shares of common stock	[_] shares
Common stock to be outstanding after this offering	[_] shares ([_] shares, if the underwriters exercise their over-allotment option to purchase additional shares in full)
Underwriter warrants

Upon the consummation of this offering, we will issue to the underwriters, or its designees, warrants to purchase up to an aggregate number of shares equal to 5% of the number of shares of common stock issued in this offering at an exercise price equal to 120% of the initial public offering price of the shares. The warrants shall be exercisable from the date that is six months from the commencement of sales of this offering and will expire one year and six months after such date. For additional information, please refer to “Underwriting.”

Controlled company

Upon the completion of this offering, we expect to be a “controlled company” as defined under the Nasdaq Listing Rules. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements. We intend to take advantage of some of these exemptions, such as the requirement to have a majority of the Board be composed of independent directors. See “Management — Controlled Company Status.”

Use of proceeds

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $[_] million (or approximately $[_] million if the underwriters exercise their over-allotment option to purchase additional shares in full), based on an assumed initial public offering price of $[_] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses.

We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, including technology, development and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies, or other assets. See “Use of Proceeds.”

Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.
Proposed Listing	We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “LHAI,” which listing is a condition to this offering.

Lock-up agreements

We, our executive officers, directors and director nominees and certain holders of the outstanding shares of common stock of our Company have agreed with the underwriters not to sell, transfer, or dispose of any shares or similar securities for [180] days following the effective date of the registration statement for this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Transfer Agent	VStock Transfer, LLC., 18 Lafayette Place, Woodmere, New York 11598.

Summary Consolidated Financial Data

The following tables summarize our consolidated financial data. We have derived the following consolidated statements of income data for the years ended December 31, 2023 and 2022, and our summary consolidated balance sheet data as of December 31, 2023 and 2022 from our audited consolidated financial statements included elsewhere in this prospectus. Our audited annual consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and, in the opinion of management, reflect all adjustments, consisting only of normal, recurring adjustments, that are necessary for the fair presentation of our consolidated financial position as of December 31, 2023 and 2022 and our consolidated results of operations for the years ended December 31, 2023 and 2022. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the accompanying notes and other financial information included elsewhere in this prospectus.

Selected Balance Sheet Information

	As of December 31,
	2023	2022
Balance Sheet Data
Total current assets	$677,311	$295,644
Total non-current assets	162,634	210
Total assets	839,945	295,854
Total current liabilities	75,033	37,444
Total noncurrent liabilities	73,463	—
Total liabilities	148,496	37,444
Total stockholders’ equity	$691,449	$258,410

Selected Statements of Income Information

	For the Years Ended December 31,
	2023	2022
Statement of Income Data
Net revenues	$1,369,855	$625,156
Gross profit	252,085	275,156
Total operating expenses	93,237	14,257
Income from operations	158,848	260,899
Total other income (expenses), net	(5,730)	134
Income before income taxes	153,118	261,033
Net income	$151,193	$256,653
Net income per common share – basic	$0.01	$0.02
Weighted average number of common shares outstanding – basic	13,500,000	13,500,000

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding to invest in our common stock. Our business, operating results, financial condition, or prospects could be materially and adversely affected by any of these risks and uncertainties. If any of these risks occurs, the trading price of our common stock could decline and you might lose all or part of your investment. Our business, operating results, financial performance, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material.

Risks Related to Our Business and Industry

Our business is highly dependent on macroeconomic and U.S. residential real estate market conditions, including those affecting the broader mortgage market. Deterioration of such conditions may have a negative impact on our rate of growth and potential to achieve or maintain profitability.

Our success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical, and affected by changes in general economic conditions beyond our control. Any of the following macroeconomic factors could adversely affect demand for residential real estate, result in falling home prices, and harm our business:

•        increased interest rates;

•        increased unemployment rates or stagnant or declining wages;

•        slow economic growth or recessionary conditions;

•        weak credit markets;

•        low consumer confidence in the economy or the U.S. residential real estate industry;

•        adverse changes in local or regional economic conditions in the markets that we serve;

•        fluctuations in local and regional home inventory levels;

•        constraints on the availability of mortgage financing, enhanced mortgage underwriting standards, or increased down payment requirements;

•        federal and state legislative, tax or regulatory changes that would adversely affect the U.S. residential real estate industry, including potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the mortgage market, and limitations on the deductions of certain mortgage interest expenses;

•        increases in the exchange rate for the U.S. dollar compared to foreign currencies, causing U.S. real estate to be more expensive for foreign purchasers;

•        foreign regulatory changes or capital controls that would make it more difficult for foreign purchasers to withdraw capital from their home countries or purchase and hold U.S. real estate;

•        strength of financial institutions;

•        high levels of foreclosure activity in particular markets;

•        a decrease in home ownership rates;

•        general economic and real estate market conditions risks, related to our acquisition, ownership and subsequent selling of real property;

•        political uncertainty relating to the new presidential administration; or

•        acts of nature, such as hurricanes, earthquakes, and other natural disasters, as well as adverse environmental and climate changes that disrupt the local or regional real estate markets we serve.

We may not achieve or maintain profitability in the future.

We expect to continue to make future investments in developing and expanding our business, including technology, recruitment and training, marketing, and pursuing strategic opportunities. These investments may not result in increased revenue or growth in our business. Additionally, we may incur significant losses in the future for a number of reasons, including:

•        our inability to grow market share;

•        increased competition in the U.S. residential real estate industry;

•        changes in our commission rates;

•        our failure to realize our anticipated efficiency through our technology and business model;

•        failure to execute our growth strategies;

•        declines in the U.S. residential real estate industry; and

•        unforeseen expenses, difficulties, complications and delays, and other unknown factors.

Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses in the future.

Our business is concentrated in certain geographic markets. Failing to grow in those markets or any disruptions in those markets could harm our business.

For 2022 and 2023, approximately most of our real estate revenue, respectively, was derived from our top markets, which consist of the metropolitan areas of Los Angeles. These markets are primarily major metropolitan areas, where home prices and transaction volumes are generally higher than other markets. Local and regional economic conditions in these markets differ materially from prevailing conditions in other parts of the United States. In addition, due to the higher home prices in these markets, our real estate revenue and gross margin is generally higher in these markets than in our smaller markets. Any overall or disproportionate downturn in demand or economic conditions in any of our largest markets, particularly if we are not able to increase revenue from our other markets, could result in a decline in our revenue and harm our business.

Our future market share gains may take longer than planned and cause us to incur significant costs.

We represent people buying and selling homes in California, In the future, we plan to expand to more markets in the United States. We have a limited operating history in many of these markets. Expanding our services in existing and new markets and increasing the depth and breadth of our presence imposes significant burdens on our marketing, compliance, and other administrative and managerial resources. Our plan to expand and deepen our market share in our existing markets and possibly expand into additional markets is subject to a variety of risks and challenges. These risks and challenges include the varying economic and demographic conditions of each market, competition from local and regional residential brokerage firms, variations in transaction dynamics, and pricing pressures. Additionally, our earlier markets typically have higher mean home prices than our more recent markets. In addition, many valuable markets have established residential brokerages with superior local referral networks, name recognition, and perceived local knowledge and expertise. If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed our expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.

We expect our revenue and results of operations to fluctuate on a quarterly and annual basis.

Our revenue and results of operations are likely to vary significantly from period to period and may fail to match expectations as a result of a variety of factors, many of which are outside our control. The other risk factors discussed in this “Risk Factors” section may contribute to the variability of our quarterly and annual results. In addition, our revenue and results may fluctuate as a result of:

•        seasonal variances of home sales, which historically peak during the summer and are weaker during the first and fourth quarters of each year;

•        cyclical periods of slowdowns or recessions in the U.S. real estate market;

•        our ability to increase market share;

•        fluctuations in sale prices and transaction volumes in our top markets;

•        the price of homes bought or sold by Linkhome homebuyers and home sellers;

•        price competition;

•        volume of transactions in markets with a higher than average mean home price;

•        mix of transactions;

•        impairment charges associated with goodwill and other intangible assets;

•        the timing and success of new offerings by us and our competitors;

•        changes in local market conditions;

•        changes in interest rates and the mortgage and credit markets;

•        changes in federal, state, or local laws or taxes that affect real estate transactions or residential brokerage, title insurance, and mortgage insurance industries;

•        changes in multiple listing services, or MLS, or other rules and regulations affecting the residential real estate industry; and

•        any acquisitions of, or investments in, third-party technologies or businesses.

As a result of potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet the expectations of investors or public market analysts who follow us, which may adversely affect our stock price.

Our business model and growth strategy depend on our ability to attract homebuyers and home sellers to our website and mobile application in a cost-effective manner.

Our success depends on our ability to attract homebuyers and home sellers to our website and mobile application in a cost-effective manner. Our website and mobile application are our primary channels for meeting customers. We rely on organic traffic generated from search engines and other unpaid sources to meet customers. We use a variety of media in our marketing efforts, including online and television advertising and social media, to drive traffic. We intend to continue to invest resources in our marketing efforts.

We are heavily dependent on digital marketing initiatives such as search engine optimization to improve our website’s search result ranking and generate new customer leads. We also rely on other marketing methods such as social media marketing, paid search advertising, and targeted email communications. Advertising platforms, such as Facebook, Google, and others, may raise their rates significantly, and we may choose to use alternative and less expensive channels, which may not be as effective at attracting homebuyers and home sellers to our website and mobile application. We also use video advertising, which may have significantly higher costs than other methods. In addition, we may be required to expand into or continue to invest in more expensive channels than those we are currently in, which could harm our business.

These marketing efforts may not succeed for a variety of reasons, including changes to search engine algorithms, ineffective campaigns across marketing channels, and limited experience in certain marketing channels like television. External factors beyond our control may also affect the success of our marketing initiatives, such as filtering of our targeted communications by email servers, homebuyers and home sellers failing to respond to our marketing initiatives, and competition from third parties. Any of these factors could reduce the number of homebuyers and home sellers to our website and mobile application. We also anticipate that our marketing efforts will become increasingly expensive as competition increases and we seek to expand our business in existing markets. Generating a meaningful return on our marketing initiatives may be difficult. If our strategies do not attract homebuyers and home sellers efficiently, our business and growth would be harmed. Even if we successfully increase revenue as a result of these efforts, that additional revenue may not offset the related expenses we incur.

We rely heavily on internet search engines and mobile application stores to direct traffic to our website and our mobile application, respectively.

We rely on Internet search engines, such as Google, Bing and Yahoo!, to drive traffic to our website and on mobile application stores, such as Apple iTunes Store and the Android Play Store, for downloads of our mobile application. The number of visitors to our website and mobile application downloads depends in large part on how and where our website and mobile application rank in Internet search results and mobile application stores, respectively. For example, when a user types a property address into an Internet search engine, we rely on that search engine to rank our webpages in the search results and to direct a user to the listing on our website. While we use search engine optimization to help our webpages rank highly in search results, maintaining our search result rankings is not within our control. Internet search engines frequently update and change their ranking algorithms, referral methodologies, or design layouts, which determine the placement and display of a user’s search results. In some instances, Internet search engines may change these rankings in order to promote their own competing services or the services of one or more of our competitors. Similarly, mobile application stores can change how they display searches and how mobile applications are featured. For instance, editors at the Apple iTunes Store can feature prominently editor-curated mobile applications and cause the mobile application to appear larger than other applications or more visibly on a featured list. Listings on our website and mobile application have experienced fluctuations in search result and mobile application rankings in the past, and we anticipate fluctuations in the future. If our website or listings on our website fail to rank prominently in Internet search results, our website traffic could decline. Likewise, a decline in our website and mobile application traffic could reduce the number of customers for our services.

Cyber-attacks and security vulnerabilities could result in serious harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on in our operations could be vulnerable to cybersecurity risks. As such, we may be subject to risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We employ robust security to defend against intrusion and attack, to protect our systems and to resolve and mitigate the impact of any incidents. Despite our efforts to keep our systems secure and to remedy identified vulnerabilities, we will likely experience cyberattacks in the future. Any such future attacks and ensuing compromises or breaches could result in substantial liability, regulatory action, financial penalties and reputational harm. Third parties have attempted and will continue to attempt to gain unauthorized access to our systems or facilities through various means, including hacking into our systems or facilities, or those of our customers or vendors, or attempting to fraudulently induce our employees, customers, vendors or other users of our systems into disclosing sensitive information, which may in turn be used to access our IT systems. Our cybersecurity programs and efforts to protect our systems and data, and to prevent, detect and respond to data security incidents, may not prevent these threats or provide adequate security. Further, we may be subject to additional liability risks associated with data security breaches or other incidents by virtue of the private right of action granted to individuals under certain data privacy laws for actions arising from certain data security incidents.

We may experience breaches of our security measures due to human error, malfeasance, system errors or vulnerabilities, or other irregularities. Actual or perceived breaches of our security could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.

We may not be able to obtain and maintain accurate, comprehensive, or reliable data, because data suppliers may withdraw data that we have previously collected or withhold data from us in the future or we may fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and cleansing. As a result, we may experience reduced demand for our products and services and loss of customer confidence.

Our success depends on our users’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, cleaning, and insights, are not current, accurate, comprehensive, or reliable, it would increase the likelihood of negative user experiences, which in turn would reduce the likelihood of users utilizing our app or website and harm our reputation, making it more difficult to obtain new users, which could have an adverse effect on our business, results of operations, and financial condition.

If we cannot obtain and provide to our customers comprehensive and accurate real estate listings quickly, or at all, our business will suffer.

Our ability to attract consumers to our website and mobile application is heavily dependent on our timely access to comprehensive and accurate real estate listings data. We get listings data primarily from MLS in the markets we serve. We also source listings data from public records, other third-party listing providers, and individual homeowners and brokers. Many of our competitors and other real estate websites also have access to MLS and other listings data, including proprietary data, and may be able to source listings data or other real estate information faster or more efficiently than we can. Since MLS participation is voluntary, brokers and homeowners may decline to post their listings data to their local MLS or may seek to change or limit the way that data is distributed. A competitor or another industry participant could also create an alternative listings data service, which may reduce the relevancy and comprehensive nature of the MLS. If MLS cease to be the predominant source of listings data in the markets that we serve, we may be unable to get access to comprehensive listings data on commercially reasonable terms, or at all, and we may be unable to provide timely listings to our customers.

If we do not comply with the rules, terms of service and policies of the MLS, our access to and use of listings data may be restricted or terminated and harm our business.

We must comply with the MLS’s rules, terms of service and policies to access and use its listings data. Each MLS that we belong to has adopted its own rules, terms of service, and policies governing, among other things, how MLS data may be used, and listings data must be displayed on our website and mobile application. These rules typically do not contemplate multi-jurisdictional online brokerages like ours and vary widely among markets. They also are in some cases inconsistent with the rules of other MLS such that we are required to customize our website, mobile application, or service to accommodate differences between MLS rules. Complying with the rules of each MLS requires significant investment, including personnel, technology and development resources, other resources, and the exercise of considerable judgment. If we are deemed to be noncompliant with an MLS’s rules, we may face disciplinary sanctions in that MLS, which could include monetary fines, restricting or terminating our access to that MLS’s data, or other disciplinary measures. The loss or degradation of this listings data could materially and adversely affect traffic to our website and mobile application, making us less relevant to consumers and restricting our ability to attract customers. It also could reduce agent and customer confidence in our services and harm our business.

Competition in the residential brokerage industry is intense and if we cannot compete effectively, our business will be harmed.

We face intense competition in each of the markets we serve. We compete primarily against other residential brokerages, which include operations affiliated with national or local brands and small independent brokerages. We also compete with a growing number of AI-based residential brokerages and others who operate with non-traditional real estate business models. Competition with brokerages is particularly intense in some of the densely populated metropolitan markets we serve. To capture and retain market share, we must compete successfully against other brokerages, not only for customers, but also for high-performing agents and other critical employees.

The residential brokerage industry has low barriers to entry for new participants, including other technology-driven brokerages that offer lower commissions than the traditional pricing model. We may change our pricing strategies in response to a number of factors, including competitive pressures or in response to transaction volume fluctuations in particular markets we serve. As competitors introduce new offerings that compete with ours or reduce their commission rates, we may need to change our pricing strategies to compete effectively. Any such changes, particularly in the top markets we serve, may affect our ability to compete successfully and harm our business.

Many of our brokerage competitors have substantial competitive advantages, such as longer operating histories, greater financial resources, stronger brand recognition, more management, sales, marketing and other resources, and extensive relationships with participants in the residential real estate industry, including third-party data providers such as MLS. Consequently, these brokerages may have an advantage in recruiting and retaining agents, attracting consumers, acquiring customers, and growing their businesses. They may be able to provide consumers with offerings that are different from or superior to those we provide. They may also be acquired by third parties with greater resources than ours, which would further strengthen and enable them to compete more vigorously or broadly with us. The success of our competitors could result in our loss of market share and harm our business.

Our revenue may not continue to grow at its recent pace, or at all.

Our revenue may not continue to grow at the same pace as it has over the past several years. We believe that our future revenue growth will depend, among other factors, on our ability to:

•        successfully expand and deepen our business and market share;

•        respond to seasonality and cyclicality in the real estate industry and the U.S. economy;

•        compete with the pricing and offerings of our competitors;

•        attract more customers to our website and mobile application;

•        successfully invest in developing technology, tools, features, and products;

•        maintain high levels of customer service;

•        maximize our agents’ productivity;

•        attract and retain high-quality agents;

•        successfully contract with high-quality partner agents; and

•        increase our brand awareness.

We may not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could adversely affect our revenue growth. You should not consider our past revenue growth to be indicative of our future growth.

If we’re not able to deliver a rewarding experience on mobile devices, whether through our mobile website or mobile application, we may be unable to attract and retain customers.

Developing and supporting a mobile website and mobile application across multiple operating systems and devices requires substantial time and resources. We may not be able to consistently provide a rewarding customer experience on mobile devices and, as a result, customers we meet through our mobile website or mobile application may not choose to use our brokerage services, or those of our partner agents, at the same rate as customers we meet through our website.

As new mobile devices and mobile operating systems are released, we may encounter problems in developing or supporting our mobile website or mobile application for them. Developing or supporting our mobile website or mobile application for new devices and their operating systems may require substantial time and resources. The success of our mobile website and mobile application could also be harmed by factors outside our control, such as:

•        increased costs to develop, distribute, or maintain our mobile website or mobile application;

•        changes to the terms of service or requirements of a mobile application store that requires us to change our mobile application development or features in an adverse manner; and

•        changes in mobile operating systems, such as Apple’s iOS and Google’s Android, that disproportionately affect us, degrade the functionality of our mobile website or mobile application, require that we make costly upgrades to our offerings, or give preferential treatment to competitive websites or mobile applications.

Adverse developments in economic conditions could harm our business.

Our business is sensitive to general economic conditions that are outside our control. These conditions include interest rates, inflation, fluctuations in consumer confidence, fluctuations in equity and debt capital markets, availability of credit, and the strength of financial institutions, which are sensitive to changes in the general macroeconomic environment. A host of factors beyond our control could cause fluctuations in these conditions, including the political environment, disruptions in an economically significant geographic region, or equity or debt markets, acts or threats of war, or terrorism, any of which could harm our business.

Our growth may be limited due to historically low home inventory levels.

Traditionally, a “balanced” residential real estate industry requires enough homes on the market to satisfy six months of homebuyer demand. In recent years, home inventory has remained at historically low levels in many parts of the United States. Low inventory levels can harm our ability to attract customers, inflate home prices, increase competition for homes, increase our operating expenses because of home touring and offer-writing activities that do not result in closed home purchases, and reduce transaction volumes. As a result, our customers may be unable to complete a sufficient number of real estate transactions to sustain or grow our transaction volume and revenue.

We are, and expect in the future to become, subject to an increasing variety of federal, state and local laws and regulations, many of which are continuously evolving, which increases our compliance costs and could subject us to claims or otherwise harm our business.

We are currently subject to a variety of, and may in the future become subject to, additional, federal, state, and local laws that are continuously changing, including laws related to: the real estate, brokerage, title, and mortgage industries; mobile- and Internet-based businesses; and data security, advertising, privacy and consumer protection laws. For instance, we are subject to federal laws such as the Fair Housing Act of 1968, or FHA, and the Real Estate Settlement Procedures Act of 1974. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability, or other remedies, including revocation of licenses and suspension of business operations.

In some cases, it is unclear as to how such laws and regulations affect us based on our business model that is unlike traditional brokerages, and the fact that those laws and regulations were created for traditional real estate brokerages. If we are unable to comply with and become liable for violations of these laws or regulations, or if unfavorable regulations or interpretations of existing regulations by courts or regulatory bodies are implemented, we could be directly harmed and forced to implement new measures to reduce our liability exposure. It could cause our operations in affected markets to become overly expensive, time consuming, or even impossible. This may require us to expend significant time, capital, managerial, and other resources to modify or discontinue certain operations, limiting our ability to execute our business strategies, deepen our presence in our existing markets, or expand into new markets. In addition, any negative exposure or liability could harm our brand and reputation. Any costs incurred as a result of this potential liability could harm our business.

Further, due to the geographic scope of our operations and the nature of the services we provide, we may be required to obtain and maintain additional real estate brokerage, title insurance agency, and mortgage broker licenses in certain states where we operate. Additionally, if we enter new markets, we may be required to comply with new laws, regulations, and licensing requirements. As part of licensing requirements, we are typically required to designate individual licensees of record. We cannot assure you that we are, and will remain at all times, in full compliance with all real estate, title insurance, and mortgage licensing laws and regulations, and we may be subject to fines or penalties, including license revocation, for any non-compliance. If in the future a state agency were to determine that we are required to obtain additional licenses in that state in order to transact business, or if we lose an existing license or are otherwise found to be in violation of a law or regulation, our business operations in that state may be suspended until we obtain the license or otherwise remedy the compliance issue.

Our failure to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the jurisdictions in which we operate could adversely affect our business.

Linkhome, as a licensed real estate brokerage firm, and our agents are required to comply with the requirements governing the licensing and conduct of real estate brokerage and brokerage-related businesses in the markets where we operate. These laws and regulations contain general standards for and limitations on the conduct of real estate brokerages and agents, including those relating to licensing of brokerages and agents, fiduciary and agency duties, administration of trust funds, collection of commissions, advertising, and consumer disclosures. Under applicable laws and regulations, our agents, managing brokers, designated brokers, and other individual licensees have certain duties and are responsible for the conduct of real estate brokerage activities. If we or our agents fail to obtain or maintain the licenses and permits for conducting our brokerage business required by law or fail to conduct ourselves in accordance with the associated regulations, the relevant government authorities may order us to suspend relevant operations or impose fines or other penalties. There is no assurance that we will be able to obtain or renew these licenses in a timely manner, or at all.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We are from time to time involved in, and may in the future be subject to, claims, suits, government investigations, and proceedings arising from our business. We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage, or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies, damage awards, and penalties. Regardless of outcome, any such claims or actions could require significant time, money, managerial and other resources, result in negative publicity, and harm our business and financial condition. Such litigation and other proceedings may relate to:

•        violations of laws and regulations governing the residential brokerage, title, or mortgage industries;

•        employment law claims, including claims regarding worker misclassification;

•        compliance with wage and hour regulations;

•        privacy, cybersecurity incidents, and data breach claims;

•        intellectual property disputes;

•        consumer protection and fraud matters;

•        brokerage disputes such as the failure to disclose hidden property defects, as well as other claims associated with failure to meet our client legal obligations, or incomplete or inaccurate listings data;

•        claims that our agents or brokerage engage in discriminatory behavior in violation of the FHA;

•        liability based on the conduct of individuals or entities outside of our control, such as independent contractor partner agents or independent contractor associate agents;

•        disputes relating to our commercial relationships with third parties; and

•        actions relating to claims alleging other violations of federal, state, or local laws and regulations.

In addition, class action lawsuits, can often be particularly vexatious litigation given the breadth of claims, the large potential damages claimed, and the significant costs of defense. The risks of litigation become magnified and the costs of settlement increase in class actions in which the courts grant partial or full certification of a large class. Also, insurance coverage may be unavailable for certain types of claims and, even where available, insurance carriers may dispute coverage for various reasons, including the cost of defense. Further, such insurance may not be sufficient to cover the losses we incur.

Any failure to maintain, protect, and enhance our brand could hurt our ability to grow our business, particularly in markets where we have limited brand recognition.

Maintaining, protecting, and enhancing our brand is critical to growing our business, particularly in markets where we have limited brand recognition and compete with well-known traditional brokerages with longer histories and established community presence. This will partially depend on our ability to continue to provide high-value, customer-oriented, and differentiated services, and we may not be able to do so effectively. Enhancing and maintaining the quality of our brand may require us to make substantial investments, such as in marketing and advertising, technology, and agent training. If we do not successfully build and maintain a strong brand, our business could be harmed. In addition, despite these investments, our brand could be damaged from other events that are or may be beyond our control, such as litigation and claims, our failure to comply with local laws and regulations, and illegal activity such as phishing scams or cybersecurity attacks targeted at us, our customers, or others.

We are subject to an array of employment-related laws and regulations and failure to comply with these obligations could harm our business.

Our relationship with our employees is subject to various tax, wage and hour, unemployment, workers’ compensation, right to organize, anti-discrimination, workplace safety, and other employment-related laws. Each state has its own unique wage and hour laws, which have been the subject of growing litigation nationwide. In addition, federal and state regulatory authorities have increasingly challenged the classification of workers as independent contractors rather than as employees. Legislators have also proposed legislation to make it easier to reclassify independent contractors as employees, including legislation to increase recordkeeping requirements for employers of independent contractors, and to abolish safe harbors allowing certain individuals to be treated as independent contractors. Federal agencies and each state have their own rules and tests for determining the classification of workers, as well as whether employees meet exemptions from minimum wages and overtime laws. These tests consider many factors that also vary from state to state and have evolved based on case law, regulations, and legislative changes and frequently involve factual analysis as well. We may face significant penalties and damages if we are found to be noncompliant with any of these laws and regulations.

If our technology and development efforts are not successful, our business may be harmed.

We intend to continue investing significant resources in developing technology, tools, features, and products. If we do not spend our development budget efficiently or effectively on commercially successful and innovative technologies, we may not realize the expected benefits of our strategy. Moreover, technology development is inherently challenging and expensive, and the nature of development cycles may result in delays between the time we incur expenses and the time we make available new offerings and generate revenue, if any, from those investments. Anticipated customer demand for an offering we are developing could also decrease after the development cycle has commenced, and we would not be able to recoup substantial costs we incurred. In addition, there are many competitors in the markets we serve, including brokerages as well as non-brokerage real estate websites, and we may not be able to effectively compete both as a brokerage and a developer of technology. We cannot assure you that we will be able to identify, design, develop, implement, and utilize, in a timely and cost-effective manner, technologies necessary for us to compete effectively, that such technologies will be commercially successful, or that products and services developed by others will not render our offerings noncompetitive or obsolete. If we do not achieve the desired or anticipated customer acquisition and transaction efficiency leverage from our technology investments, our business may be harmed.

Our introduction of new services, and the expansion of existing services such as Cash Offer for customers and buying and selling homes directly, could fail to produce the desired or predicted results or harm our reputation.

From time to time, we develop new services. For example, in the third quarter of 2023, we began originating an underwritten cash offer service called Cash Offer for customers in California through our wholly owned subsidiary, Linkhome Realty Group. Using this service incurs additional transfer fees, increasing the cost of transactions. If the loan is not approved or approval times are delayed, it could cause customers to fail to complete a contemplated transaction, increasing the risk that we would need to re-list the contemplated property or sell it at a discount.

We plan in the future begin testing an experimental new service called Linkhome Flash Sale, where we buy homes directly from home sellers through a wholly owned subsidiary and resell them to homebuyers. Our estimates of what a home is worth and the algorithm we use to inform those estimates may not be accurate and we may pay more for homes than their resale value. In determining whether a particular property meets our purchase criteria, we make a number of additional assumptions, including the estimated time of possession, market conditions and proceeds on resale, renovation costs, and holding costs. These assumptions may not be accurate, particularly because properties vary widely in terms of quality, location, need for renovation, and property hazards. Unknown defects in any acquired properties may also affect their resale value. As a result, we may pay more to buy these properties than their resale value, and we may not be able to resell them as anticipated or at all. Homes that we own might suffer losses in value due to rapidly changing market conditions, natural disasters, or other forces outside our control.

We have limited experience operating businesses outside of our core brokerage and forecasting our revenue for any new service is inherently uncertain; our actual results may vary significantly from what we desire or predict. Additionally, our new services may fail to attract customers, reduce customer confidence in our services, undermine our customer-first reputation, create real or perceived conflicts of interest between us and our customers, expose us to increased market risks, subject us to claims related to undisclosed defects in homes that we sell, alleging that we have breached our duties to our customers, or result in other disputes with our customers. Any of these events could harm our reputation or mean that such new services will harm our business.

New services that we plan to introduce and implement may subject us to new laws and regulations.

From time to time, we may introduce and implement new services in highly regulated areas. For instance, our title and settlement services are subject to regulation by insurance and other regulatory authorities on the federal level and in each state in which we provide such services. Compliance with new and existing regulatory and compliance regimes is time consuming and may require significant time and effort, which may divert attention and resources from our other offerings.

Mortgage is subject to a wide array of stringent federal and state laws, regulations, and agency oversight. These include laws and regulations governing the relationship between us and mortgage lenders, the manner in which the Company conducts or may in the future conduct loan origination and servicing, the fees that it may charge, procedures relating to real estate settlement, fair lending, fair credit reporting, truth in lending, loan officer licensing, property valuation, escrow, payment processing, collection, foreclosure, and federal and state disclosure and licensing requirements, as they may be applicable to services that we currently or may in the future offer. The sharing, use, disclosure, and protection of information that Linkhome could collect in connection with the foregoing is governed by federal, state, and international laws regarding privacy and data security, all of which are constantly evolving. Changes to or a failure to comply with these laws and regulations could limit our ability to refer, originate or fund mortgage loans, require us to change our business practices, result in revocation or suspension of our licenses and subject us to significant civil and criminal penalties. Any such events could harm our business.

Homes that we own are also subject to federal, state, and local laws governing hazardous substances. These laws often impose liability without regard to whether the owner was responsible for, or aware of, the release of such hazardous substances. If we take title to a property, the presence of hazardous substances may adversely affect our ability to resell the property, and we may became liable to governmental entities or third parties for various fines, damages, or remediation costs.

If our current or future technology developments and service improvements do not meet customer or agent expectations, our business may be harmed.

Our technology-powered brokerage model is relatively new and unproven, and differs significantly from traditional residential brokerages. Our success depends on our ability to innovate and adapt our technology-powered brokerage to meet evolving industry standards and customer and agent expectations. We have expended, and expect to continue to expend, substantial time, capital, and other resources to understand the needs of customers and agents and to develop technology and service offerings to meet those needs. We cannot assure you that our current and future offerings will be satisfactory to or broadly accepted by customers and agents, or competitive with the offerings of other businesses. If our current or future offerings are unable to meet industry and customer and agent expectations in a timely and cost-effective manner, our business may be harmed.

We could be required to cease certain activities or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

From time to time, we may receive claims from third parties, including our competitors, that our offerings or underlying technology infringe or violate that third party’s intellectual property rights. We may be unaware of the intellectual property rights of others that may cover some or all of our technology. If we are sued by a third party that claims our technology infringes on its rights, the litigation (with or without merit) could be expensive, time-consuming, and distracting to management.

The results of such disputes or litigation are difficult to predict. The results of any intellectual property litigation to which we might become a party may require us to do one or more of the following:

•        cease offering or using technologies that incorporate the challenged intellectual property;

•        make substantial payments for judgments, legal fees, settlement payments, ongoing royalties, or other costs or damages;

•        obtain a license, which may not be available on reasonable terms or at all, to use the relevant technology; or

•        redesign our technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, such payments or costs could have an adverse effect on our business and financial results. Even if we were to prevail, such claims and proceedings could harm our business.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depends in part on our intellectual property. We primarily rely on a combination of patent, trademark, trade secret, and copyright laws, as well as confidentiality procedures and contractual restrictions with our employees, independent contractors and others to establish and protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for all of our technology and methodologies.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market offerings similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe on our intellectual property. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. In addition, defending our intellectual property rights might entail significant expense and diversion of management resources. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain and constantly changing. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing or misappropriating our intellectual property. Any intellectual property that we own may not provide us with competitive advantages or may be successfully challenged by third parties.

Our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Litigation to protect and enforce our intellectual property rights could be expensive, time-consuming and distracting to management, and could ultimately result in the impairment or loss of portions of our intellectual property.

We employ third-party licensed technology, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would harm our business.

Our technology employs certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and tools in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of our technology with new third-party software may require significant work and require substantial investment of our time and resources. Also, to the extent that our technology depends on the successful operation of third-party software, any undetected errors or defects in the third-party software could prevent the deployment or impair the functionality of our technology, delay new offerings, result in a failure of our website or mobile application, and harm our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms, or at all.

Some aspects of our technology include open source software, and any failure to comply with the terms of one or more of these open source licenses could harm our business.

Our technology incorporates software covered by open source licenses. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our technology. If portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in our use of such software, each of which could reduce or eliminate the value of our technologies and harm our business. In addition to risks related to license requirements, use of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with use of open source software cannot be eliminated and, if such risks materialize, could harm our business.

Moreover, we cannot assure you that our processes for controlling our use of open source software will be effective. If we are held not to have complied with the terms of an applicable open source software license, we could be required to seek licenses from third parties to continue offering our services on terms that are not economically feasible, to re-engineer our technology to remove or replace the open source software, to discontinue the use of certain technology if re-engineering could not be accomplished on a timely basis, to pay monetary damages, to make generally available the source code for our proprietary technology, or to waive certain intellectual property rights, any of which could harm our business.

Responding to any infringement or other enforcement claim, regardless of its validity, could harm our business, results of operations, and financial condition, by, among other things:

•        resulting in time-consuming and costly litigation;

•        diverting management’s time and attention from developing our business;

•        requiring us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;

•        requiring us to redesign certain components of our software using alternative non-infringing source technology or practices, which could require significant effort and expense;

•        disrupting our customer relationships if we are forced to cease offering certain services;

•        requiring us to waive certain intellectual property rights associated with our release of open source software, or contributions to third-party open source projects;

•        requiring us to disclose our software source code; and

•        requiring us to satisfy indemnification obligations.

Our business depends on third-party network and mobile infrastructure and on our ability to maintain and scale the technology underlying our offerings.

Our brand, reputation, and ability to attract homebuyers and home sellers and provide our offerings depend on the reliable performance of third-party network and mobile infrastructure. As the number of homebuyers and home sellers, agents, and listings shared on our website and mobile application and the extent and types of data grow, our need for additional network capacity and computing power will also grow. Operating our underlying technology systems is expensive and complex, and we could experience operational failures. If we experience interruptions or failures in these systems, whether due to system failures, computer viruses, physical or electronic break-ins, attacks on domain name servers or other third parties on which we rely, or any other reason, the security and availability of our services and technologies could be affected. Any such event could harm our reputation, result in a loss of consumers, customers and agents using our offerings, and cause us to incur additional costs.

Our website is hosted at a single facility, the failure of which would harm our business.

Our website is hosted at a single facility in Phoenix, Arizona. We do not currently have a back-up web hosting facility in a different geographic area. Should this facility experience outages or downtimes for any reason, including a natural disaster or some other event, such as human error, fire, flood, power loss, telecommunications failure, physical or electronic break-ins, terrorist attacks, acts of war, and similar events, we could suffer a significant interruption of our website and mobile application, which would harm our business. In addition, our website and mobile application could be interrupted even if this facility experiences temporary outages, which could also negatively affect our services and harm our business.

Cybersecurity incidents could disrupt our business operations, result in the loss of critical and confidential information, and harm our business.

Global cybersecurity threats and incidents directed at us or our third-party service providers can range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures known as advanced persistent threats. In the ordinary course of our business, we and our third-party service providers collect and store sensitive data, including our proprietary business information and intellectual property, and that of our customers, including personally identifiable information. Additionally, we rely increasingly on third-party providers to store and process data, and to communicate and work collaboratively. The secure processing, maintenance, and transmission of information are critical to our operations and we rely on the security procedures of these third-party providers. Although we employ comprehensive measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personally identifiable information of our customers) and the disruption of business operations. Any such compromises to our security, or that of our third-party providers, could cause customers to lose trust and confidence in us, and stop using our website and mobile application in their entirety. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

Our software is highly complex and may contain undetected errors.

The software and systems underlying our technology and offerings are highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after their implementation. Our development and testing processes may not be sufficient to ensure that we will not encounter technical problems. Any inefficiencies, errors, technical problems, or vulnerabilities discovered in our software and systems after release could reduce the quality of our services or interfere with our agents’ and customers’ access to and use of our technology and offerings. This could result in damage to our reputation, loss of revenue or liability for damages, any of which could harm our business.

Changes in privacy or consumer protection laws could adversely affect our ability to attract customers and harm our business.

We collect information relating to our customers as part of our business and marketing activities. The collection and use of personal data is governed by privacy laws and regulations of the United States and other jurisdictions. Privacy regulations continue to evolve and, occasionally, may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs or adversely affect our ability to market our services and products and serve our customers. In addition, non-compliance with applicable privacy regulations by us, or a breach of security systems storing our data, may result in fines, payment of damages, or restrictions on our use or transfer of data.

In addition, we are subject to, and may become subject to additional, laws or regulations that restrict or prohibit use of emails, similar marketing or advertising activities or other types of communication that we currently rely on. Such laws and regulations currently include the CAN-SPAM Act of 2003 and similar laws adopted by a number of states to regulate unsolicited commercial emails; the U.S. Federal Trade Commission guidelines that impose responsibilities on companies with respect to communications with consumers; federal and state laws and regulations prohibiting unfair or deceptive acts or practices; and the Telephone Consumer Protection Act that limits certain uses of automatic dialing systems, artificial or prerecorded voice messages and SMS text messages. Any further restrictions under such laws that govern our marketing and advertising activities could adversely affect the effectiveness of our marketing and advertising activities or other customer communications. Furthermore, even if we can comply with existing or new laws and regulations, we may discontinue certain activities or communications if we become concerned that our customers or potential customers deem them intrusive or they otherwise adversely affect our reputation. If our marketing and advertising activities are restricted, our ability to attract customers could be adversely affected and harm our business.

If our promotional emails are not delivered and accepted, or are routed by email providers less favorably than other emails, our business may be harmed.

We rely on targeted email campaigns to generate customer interest in our products and services. If email providers implement new or more restrictive email delivery policies it may become more difficult to deliver emails to our customers. For example, certain email providers categorize commercial email as “promotional,” and direct such emails to a less readily-accessible section of a customer’s inbox. If email providers materially limit or halt the delivery of certain of our emails, or if we fail to deliver emails to customers in a manner compatible with email providers’, email handling or authentication technologies, our ability to generate customer interest in our offerings using email may be restricted, which could harm our business.

We rely on business data to make business decisions and drive our machine-learning technology, and errors or inaccuracies in such data may adversely affect our business decisions and the customer experience.

We regularly analyze business data to evaluate growth trends, measure our performance, establish budgets, and make strategic decisions. Much of this data is internally generated and calculated and has not been independently verified. While our business decisions are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring and interpreting the data, and we cannot be sure that the data, or the calculations using such data, are accurate. Errors or inaccuracies in the data could result in poor business decisions, resource allocation, or strategic initiatives. For instance, if we overestimate traffic to our website and mobile application, we may not invest an adequate amount of resources in attracting new customers. If we make poor decisions based on erroneous or inaccurate data, our business may be harmed.

We use our business data and proprietary algorithms to inform our machine learning, such as in the calculation of our HomeGPT. If customers disagree with us or if our HomeGPT fails to accurately reflect market pricing such that we are unable to attract homebuyers or help our customers sell their homes at satisfactory prices, or at all, customers may lose confidence in us, and our brand and business may be harmed.

We have integrated, and may continue to integrate in the future, AI in certain tools and features available on our platform. AI technology presents various operational, compliance, and reputational risks and if any such risks were to materialize, our business and results of operations may be adversely affected.

We have integrated artificial intelligence (“AI”) technologies in many of our tools and features available on our website and mobile application and in the tools that our agents use in their daily activities. We may continue to integrate AI technologies in new product or service offerings. Notwithstanding the use of AI in our application and with certain agent activities, we’ve yet to utilize AI within our financial reporting or internal control over financial reporting functions. Given that AI is a rapidly developing technology that is in its early stages of business use, it presents a number of operational, compliance and reputational risks. AI algorithms are currently known to sometimes produce unexpected results and behave in unpredictable ways (e.g., “hallucinatory behavior”) that can generate irrelevant, nonsensical, fictitious, deficient, offensive or factually incorrect content and results, which, if incorporated into our platform, may result in reputational harm to us and our agents and be damaging to our brand. Additionally, content, analyses or recommendations that are based on AI might be found to be biased, discriminatory or harmful. Data sets from which Large Language Models learn are at risk of poisoning or manipulation by bad actors, resulting in offensive or undesired output. Similarly, the data set could contain copyrighted material resulting in infringing output. AI output might present ethical concerns or violate current and future laws and regulations, including licensing laws and a variety of federal and state fair lending laws and regulations such as the Fair Housing Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, and the prohibition against engaging in Unfair, Deceptive, or Abusive Acts or Practices pursuant to the Dodd-Frank act.

We expect that there will continue to be new laws or regulations concerning the use of AI technology, which might be burdensome for us to comply with and may limit our ability to offer or enhance our existing tools and features or new offerings based on AI technology. Further, the use of AI technology involves complexities and requires specialized expertise. We may not be able to attract and retain top talent to support our AI technology initiatives. If any of the operational, compliance or reputational risks were to materialize, our business and results of operations may be adversely affected.

We may be subject to risks associated with artificial intelligence and machine learning technology.

Recent technological advances in AI and machine learning technology may pose risks to us. Our use of AI could give rise to legal or regulatory action, create liabilities, or materially harm our business. While we aim to develop and use AI and machine learning technology responsibly and attempt to mitigate ethical and legal issues presented by its use, we may ultimately be unsuccessful in identifying or resolving issues before they arise. Further, as the technology is rapidly evolving, costs and obligations could be imposed on us to comply with new regulations.

We also could be exposed to the risks of machine learning technology if third-party service providers or any counterparties, whether or not known to us, also use machine learning technology in their business activities. We will not be in a position to control the use of such technology in third-party products or services. Use by third-party service providers could give rise to issues pertaining to data privacy, data protection, and intellectual property considerations.

Increased data protection regulation may result in increased complexities and risk in connection with the operation of our business and our products.

Our business is highly dependent on information systems and technology. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Cybersecurity has become a priority for regulators in the U.S. and around the world. Recently, the SEC adopted rules requiring public companies to disclose material cybersecurity incidents on Form 8-K and periodic disclosure of a registrant’s cybersecurity risk management, strategy, and governance in annual reports. The rules became effective beginning with annual reports for fiscal years ending on or after December 15, 2023, and beginning with Form 8-Ks on December 18, 2023. The SEC has also particularly focused on cybersecurity, and we expect increased scrutiny of our policies and systems designed to manage our cybersecurity risks and our related disclosures as a result. We also expect to face increased costs to comply with the new SEC rules, including increased costs for cybersecurity training and management. The SEC has indicated in recent periods that one of its examination priorities for the Division of Examinations is to continue to examine cybersecurity procedures and controls, including testing the implementation of these procedures and controls.

There may be substantial financial penalties or fines for breach of privacy laws (which may include insufficient security for our personal or other sensitive information). Non-compliance with any applicable privacy or data security laws represents a serious risk to our business. Some jurisdictions have also enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal information. Breaches in security could potentially jeopardize our or our stockholders’ or counterparties’ confidential or other information processed and stored in, or transmitted through, our computer systems and networks (or those of our third-party vendors), or otherwise cause interruptions or malfunctions in our or our stockholders’ or our counterparties’ or third parties’ operations, which could result in significant losses, increased costs, disruption of our business, liability to our stockholders and other counterparties, fines or penalties, litigation, regulatory intervention or reputational damage, which could also lead to loss of stockholders.

Finally, there has been significant evolution and developments in the use of AI technologies. We cannot fully determine the impact or cybersecurity risk of such evolving technology to our business at this time.

If we do not respond to technological innovations or changes or upgrade our technology systems, our growth prospects and results of operations could be adversely affected.

To remain competitive, we must continue to enhance and improve the functionality, features and security of our technology infrastructure. Infrastructure upgrades may require significant capital investment outside of the normal course of business. In the future, we will likely need to improve and upgrade our technology, database systems and network infrastructure to allow our business to grow in both size and scope. Without such improvements, our operations might suffer from unanticipated system disruptions, slow performance or unreliable service levels, any of which could negatively affect our ability to provide rapid customer service. We may face significant delays in introducing new services or developing new technologies. Moreover, if we do not keep pace with the rapid innovations and changes taking place in information technology in our industry, we could be at a competitive disadvantage. The proliferation of freely available information on the Internet, including advancements in areas such as AI, for example, has substantially increased the accessibility and transparency of information relating to residential real estate listings and transactions, which could change the way residential real estate transactions are conducted. Further, the rapid dissemination and increasing transparency of information, particularly for public companies, increases the risks to our business that could result from negative media or announcements about ethics lapses, improper behavior or other operational problems, which could lead clients to terminate or reduce their relationships with us. If competitors introduce new products and services using new technologies, our proprietary technology and systems may become less competitive, and our business may be harmed. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve.

If we fail to effectively manage the growth of our operations, technology systems, and infrastructure to service customers and agents, our business could be harmed.

We have experienced rapid and significant growth in recent years that has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. For example, our employees and contractors increases. As we continue to grow, our success will depend on our ability to expand, maintain, and improve technology that supports our business operations, as well as our financial and management information systems, disclosure controls and procedures, internal controls over financial reporting, and to maintain effective cost controls. This requires us to commit substantial financial, operational and technical resources. Our ability to manage these efforts could be affected by many factors, including a lack of adequate staffing with the requisite expertise and training. If our operational technology is insufficient to reliably service our customers and agents, then the number of visitors to our website and mobile application could decrease, agents may not desire to work for us, our customer service and transaction volume could suffer, and our costs could increase. In addition, our reputation may be negatively affected. Any of these events could harm our business.

We depend on our senior management team to grow and operate our business, and if we are unable to hire, retain, manage, and motivate our key personnel, or if our new personnel do not perform as we anticipate, our business may be harmed.

Our future success depends on our continued ability to identify, hire, develop, manage, motivate, and retain qualified personnel, particularly those who have specialized skills and experience in technology fields and the residential brokerage industry. Further, we may not be able to retain the services of our key employees or other members of senior management in the future. In particular, we are highly dependent on Bill Qin, our Chief Executive Officer, who is critical to our business, consumer-focused mission, and strategic direction.

We do not have employment agreements other than offer letters with any employee, including our senior management team, and we do not maintain key person life insurance for any employee. Any changes in our senior management team may be disruptive to our business. If we fail to retain or effectively replace members of our senior management team, or if our senior management team fails to work together effectively and to execute our plans and strategies, our business could be harmed.

Our growth strategy also depends on our ability to expand our organization by attracting and retaining high-quality personnel, particularly agents and experienced technical personnel. Identifying, recruiting, training, integrating, managing, and motivating talented individuals will require significant time, expense, and attention. Competition for talent is intense, particularly in many major markets we serve. In particular, hiring for technical personnel is highly competitive in Irvine, California, where substantially all of our technical team is located. If we are unable to effectively attract and retain qualified personnel, our business could be harmed.

Our dedication to our values and the customer experience may negatively influence our short-term financial results.

We have taken, and may continue to take, actions that we believe are in the best interests of customers and the long-term interests of our business, even if those actions do not necessarily maximize short-term financial results.

We may need to raise additional capital to grow our business and satisfy our anticipated future liquidity needs, and we may not be able to raise it on terms acceptable to us, or at all.

Growing and operating our business will require significant cash outlays, liquidity reserves and capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing services and technologies, and expanding our operating infrastructure. If cash on hand, cash generated from operations, and the net proceeds from this offering are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financings. We may not be able to raise needed cash on terms acceptable to us, or at all. Such financings may be on terms that are dilutive or potentially dilutive to our stockholders, and the prices at which new investors would be willing to purchase our securities may be lower than the initial public offering price of this offering or the then-current market price per share of our common stock. The holders of new securities may also have rights, preferences, or privileges that are senior to those of existing stockholders. If new financing sources are required, but are insufficient or unavailable, we may need to modify our growth and operating plans and business strategies based on available funding, if any, which would harm our ability to grow our business.

We intend to evaluate acquisitions or investments in third-party technologies and businesses, but we may not realize the anticipated benefits from, and may have to pay substantial costs related to, any acquisitions, mergers, joint ventures, or investments that we undertake.

As part of our business strategy, we evaluate acquisitions of, or investments in, a wide array of potential strategic opportunities, including third-party technologies and businesses. We may be unable to identify suitable acquisition candidates in the future or to make these acquisitions on a commercially reasonable basis, or at all. Any transactions that we enter into could be material to our financial condition and results of operations. Such acquisitions may not result in the intended benefits to our business, and we may not successfully evaluate or utilize the acquired technology, offerings, or personnel, or accurately forecast the financial effect of an acquisition transaction. The process of integrating an acquired company, business, technology, or personnel into our own company is subject to various risks and challenges, including:

•        diverting management time and focus from operating our business to acquisition integration;

•        disrupting our respective ongoing business operations;

•        customer and industry acceptance of the acquired company’s offerings;

•        our ability to implement or remediate the controls, procedures, and policies of the acquired company;

•        retaining and integrating acquired employees;

•        failing to maintain important business relationships and contracts;

•        liability for activities of the acquired company before the acquisition;

•        litigation or other claims arising in connection with the acquired company;

•        impairment charges associated with goodwill and other acquired intangible assets; and

•        other unforeseen operating difficulties and expenditures.

Our failure to address these risks or other problems we encounter with our future acquisitions and investments could cause us to not realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and harm our business.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives.

As a public company, particularly after we are no longer an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishing and maintaining effective disclosure and financial controls and corporate governance practices. Our management and other personnel have limited experience operating a public company, which may result in operational inefficiencies or errors, or a failure to improve or maintain effective internal control over financial reporting and disclosure controls and procedures necessary to ensure timely and accurate reporting of operational and financial results. We may need to hire additional personnel, and our existing management team will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and divert management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our Board.

Changes in applicable tax laws and regulations could adversely affect our business.

The tax treatment of our company is subject to changes in tax laws or regulations, tax treaties, or positions by the relevant authority regarding the application, administration, or interpretation of these tax laws and regulations. These factors, together with the ambiguity of tax laws and regulations, the subjectivity of factual interpretations, and uncertainties regarding the geographic mix of earnings in any period, can affect our estimates of our effective tax rate and income tax assets and liabilities, result in changes in our estimates and accruals, and have a material adverse effect on our business results, cash flows, or financial condition. We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes could potentially result in higher tax expense and payments, along with increasing the complexity, burden, and cost of compliance.

Catastrophic events may disrupt our business.

Natural disasters or other catastrophic events may damage or disrupt our operations, local and regional real estate markets, or the U.S. economy, and thus could harm our business. Our headquarters is located in Irvine, California, an earthquake-prone area. A natural disaster or catastrophic event in Irvine California could interrupt our engineering and financial functions and impair access to internal systems, documents, and equipment critical to the operation of our business. Many of the major markets we serve, such as the San Francisco Bay Area and Southern California, are also located in earthquake zones and are susceptible to natural disasters. Additionally, other significant natural disasters or catastrophic events in any of the major markets we serve could harm our business.

As we grow, the need for business continuity planning and disaster recovery plans will become increasingly important. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business could be harmed.

We could be subject to significant losses if banks do not honor our escrow and trust deposits.

Through Title Forward, our title and settlement services business, we act as an escrow agent for numerous customers. As an escrow agent, we receive money from customers to hold until certain conditions are satisfied. These funds are held as restricted cash on our balance sheet; because we do not have rights to the cash, a corresponding customer deposit liability in the same amount is recognized in our consolidated balance sheets in other payables. Upon the satisfaction of the applicable conditions, we release the money to the appropriate party. Although we deposit this money with various banks, we remain contingently liable for the disposition of these deposits. The banks may hold a significant amount of these deposits in excess of the federal deposit insurance limit. If any of our depository banks were to become unable to honor any portion of our deposits, customers could seek to hold us responsible for such amounts and, if the customers prevailed in their claims, we could be subject to significant losses.

Risks Relating to This Offering and Ownership of Our Common Stock

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations among the underwriters and us, and may vary from the market price of our common stock following this offering. The market prices of the securities of newly public companies have historically been highly volatile. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•        overall performance of the equity markets and the performance of technology or real estate companies in particular;

•        variations in our results of operations, cash flows, and other financial metrics and non-financial metrics, and how those results compare to analyst expectations;

•        changes in the financial projections we may provide to the public or our failure to meet those projections;

•        failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•        recruitment or departure of key personnel;

•        variations in general market, financial markets, economic, and political conditions in the United States;

•        changes in mortgage interest rates;

•        variations in the housing market, including seasonal trends and fluctuations;

•        negative publicity related to the real or perceived quality of our website and mobile application, as well as the failure to timely launch new products and services that gain market acceptance;

•        rumors and market speculation involving us or other companies in our industry;

•        announcements by us or our competitors of significant technical innovations, new business models, or changes in pricing;

•        acquisitions, strategic partnerships, joint ventures, or capital commitments;

•        new laws, regulations, or executive orders, or new interpretations of existing laws or regulations applicable to our business;

•        changes in MLS or other broker rules and regulations, or new interpretations of rules and regulations applicable to our business;

•        lawsuits threatened or filed against us, or unfavorable determinations or settlements in any such suits;

•        developments or disputes concerning our intellectual property or our technology, or third-party proprietary rights;

•        changes in accounting standards, policies, guidelines, interpretations, or principles;

•        other events or factors, including those resulting from war, incidents of terrorism, or responses to these events;

•        the expiration of contractual lock-up or market standoff agreements; and

•        sales of shares of our common stock by us or our stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, and technology companies in particular, have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies.

We will be a “controlled company” within the meaning of the Nasdaq Listing Rules because the Controlling Stockholders will beneficially own approximately 60.2% of the voting power of our outstanding voting securities.

Upon completion of this offering, the Controlling Stockholders will collectively beneficially own approximately 60.2% of the voting power of our outstanding voting securities. Accordingly, the Company will be a “controlled company” under applicable Nasdaq Listing Rules after this offering. We intend to rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our Board must be independent directors, that our nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and that our compensation committee be composed entirely of independent directors. Accordingly, the holders of our common stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for Nasdaq listed companies. Our status as a controlled company could therefore cause our shares of common stock to be less attractive to certain investors or otherwise harm our trading price.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, our market and our competitors. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease covering us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Because the initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma net tangible book value per share of our common stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase shares of our common stock in this offering, based on the midpoint of the price range set forth on the cover page of this prospectus, and the issuance of shares of common stock in this offering, you will experience immediate dilution of $[_] per share, the difference between the price per share you pay for our common stock and its pro forma net tangible book value per share as of [_], 2024. Furthermore, if the underwriters exercise their option to purchase additional shares, if outstanding stock options are exercised, if we issue awards to our employees under our equity incentive plans, or if we otherwise issue additional shares of our common stock, you could experience further dilution. See “Dilution” for additional information.

Sales of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Based on shares outstanding as of [_], 2024, upon completion of this offering, we will have outstanding a total of [_] shares of common stock. Of these shares, only the shares of common stock sold in this offering, or shares if the underwriters exercise their option to purchase additional shares in full, will be freely tradable, without restriction, in the public market immediately after the offering. Each of our officers, directors and substantially all of our securityholders, have entered into lock-up agreements with the underwriters that restrict their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. However, our underwriters may, in their sole discretion, permit our officers, directors and other current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, based on shares outstanding as of [_], 2024, up to an additional [_] shares of common stock will be eligible for sale in the public market, approximately of which are held by our officers, directors and their affiliated entities, and will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. In addition, shares of our common stock that are subject to outstanding options as of [_], 2024 and shares of our common stock that are subject to options granted after [_], 2024 will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements, and Rules 144 and 701 under the Securities Act.

After this offering, the holders of an aggregate of shares of our outstanding common stock as of [_], 2024 will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We also intend to register shares of common stock that we may issue under our equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to the 180-day lock-up period under the lock-up agreements described above and below in “Underwriting.”

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued on exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

We also expect that significant additional capital may be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described below in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive in this offering effectively, our business, financial condition, results of operations, and prospects could be harmed, and the market price of our common stock could decline. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield to our stockholders.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We currently anticipate that for the foreseeable future we will retain all of our future earnings for the development, operation and growth of our business and for general corporate purposes. Any future determination to pay dividends in the future will be at the discretion of our Board. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Our executive officers, directors, principal stockholders and their affiliates will continue to exercise significant influence over our company after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

As of July 10, 2024, our executive officers, directors, five percent or greater stockholders and their respective affiliates owned in the aggregate approximately 72.6% of our capital stock and, upon completion of this offering, that same group will hold in the aggregate approximately [_]% of our outstanding voting stock (assuming no exercise of the underwriters’ option to purchase additional shares, no exercise of outstanding options, and no purchases of shares in this offering by any members of this group), in each case assuming the conversion of all outstanding shares of our redeemable convertible preferred stock into shares of our common stock immediately prior to the closing of this offering.

As a result, after this offering these stockholders will continue to have the ability to influence us through this ownership position even if they do not purchase any additional shares in this offering. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

We are an emerging growth company, and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more; (2) December 31, 2029 (the last day of the fiscal year ending after the fifth anniversary of the date of the completion of this offering); (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; or (4) the date we qualify as a “large accelerated filer” under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•        being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

•        reduced disclosure about executive compensation arrangements; and

•        exemptions from the requirements to obtain a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements not previously approved.

We may take advantage of some, but not all, of the available exemptions described above. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

Provisions in our corporate charter documents and bylaws and under Nevada law could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated articles of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following:

•        our Board has the right to elect directors to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director, which will prevent stockholders from being able to fill vacancies on our Board; and

•        our Board is able to issue, without stockholder approval, shares of undesignated preferred stock, which makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

These provisions may also frustrate or prevent any attempts by our stockholders to replace or remove our current management or members of our Board.

In addition, we are subject to Nevada’s statute on combinations with interested stockholders (Nevada Revised Statutes, as amended (“NRS”) Sections 78.411–.444), which prohibits us from entering into a “combination” with an “interested stockholder” for up to four years, unless certain conditions are met (such as, in some circumstances, approval by our Board before such person became an interested stockholder, or by both our Board and a supermajority of the disinterested stockholders). Under the statute, an interested stockholder is a person who beneficially owns (or, if one of our affiliates or associates, did, within the prior two years, beneficially own) stock with 10% or more of the corporation’s voting power. The inability of an interested stockholder to pursue the types of combinations restricted by the statute could discourage, delay or prevent a merger, acquisition or other change in control of our company.

Finally, a person acquiring a significant proportion of our voting stock could be precluded from voting all or a portion of such shares under Nevada’s “control share” statute (NRS Sections 78.378–.3793), which prohibits an acquirer of stock, under certain circumstances, from voting its “control shares” of stock acquired up to 90 days prior to crossing certain ownership threshold percentages, unless the acquirer obtains approval of the disinterested stockholders or unless the issuing corporation amends its articles of incorporation or bylaws within 10 days of the acquisition to provide that the “control share” statute does not apply to the corporation or the types of existing or future stockholders. If the voting rights are not approved, the statute would allow us to call all of such control shares for redemption at the average price paid for such shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth and trends, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the effect of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

In addition, while we are responsible for all of the disclosure contained in this prospectus and we believe the industry, market and competitive position data included in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

TRADEMARKS

The logos and other trade names, trademarks, and service marks of Linkhome Holdings Inc. and its subsidiaries appearing in this prospectus are the property of the Company. Further, we intend to apply for various trademarks that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus, whether belonging to us or a third party, may appear without the TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable owner of these trademarks, service marks and trade names.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $[_] million, based on an assumed initial public offering price of $[_] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses. If the underwriters exercise their option to purchase additional shares of our common stock in full, we estimate that our net proceeds would be approximately $[_] million, after deducting the estimated underwriting discount and estimated offering expenses.

A $1.00 increase (decrease) in the assumed initial public offering price of $[_] per share would increase (decrease) the net proceeds that we receive from this offering by approximately $[_] million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount. Each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $[_] million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discount.

Combined with our cash, cash equivalents and marketable securities as of [_], this additional $[_] million will provide for capital resources of approximately $[_] million.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, and provide access to the public equity markets for us and our stockholders. We intend to use the net proceeds that we receive from this offering for working capital and other general corporate purposes, including technology and development and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies, or other assets. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. We currently have no specific plans for the use of the net proceeds that we receive from this offering. Accordingly, we will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

We believe, based on our current operating plan, that the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, will be sufficient to fund our operations into [_]. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Additionally, our expected use of existing cash, cash equivalents and marketable securities and our net proceeds from this offering represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress and costs of our development activities, the growth or decline of the real estate market generally, and the amount of cash used in our operations and any unforeseen cash needs, as well as other factors described in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Special Note Regarding Forward-Looking Statements.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We do not expect to pay dividends on our capital stock for the foreseeable future. Instead, we anticipate that all of our earnings for the foreseeable future will be used for the development, operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our Board and would depend on various factors, including our results of operations, financial condition, and capital requirements, restrictions that may be imposed by applicable law, and other factors deemed relevant by our Board.

CAPITALIZATION

The following table sets forth our cash, cash equivalents, and short-term investments and capitalization as of December 31, 2023 on:

•        an actual basis; and

•        a pro forma basis to give effect to the sale of shares of our common stock in this offering at an assumed initial public offering price of $[_] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering expenses.

You should read this table together with our consolidated financial statements and related notes, “Selected Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

	December 31, 2023
	Actual	Pro Forma(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$651,911	$
Short term debts (current portion of auto loan payable)	$7,605		$—
Long term debts (non-current portion of auto loan payable)	43,483
Stockholders’ equity:
Common stock, par value $0.001 per share; [100,000,000] shares authorized, [13,500,000] shares issued and outstanding, actual; shares authorized, [_] shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	13,500
Additional paid-in capital	297,695
Retained earnings	380,254
Total stockholders’ equity	691,449
Total capitalization	$742,537	$

____________

(1)      The pro forma information below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash, cash equivalents, and short-term investments, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted cash, cash equivalents, and short-term investments, additional paid-in capital, total stockholders’ equity, and total capitalization by approximately $            million, assuming that the assumed initial public offering price, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount. If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted amount of each of cash, cash equivalents, and short-term investments, additional paid-in capital, total stockholders’ equity and total capitalization would increase by approximately $            million, after deducting the estimated underwriting discount, and we would have shares of our common stock issued and outstanding, pro forma as adjusted.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our pro forma net tangible book value as of December 31, 2023, was $[_] million, or $[_] per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2023.

Pro forma as adjusted net tangible book value per share reflects the sale by us of shares of our common stock in this offering at an assumed initial public offering price of $[_] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses. Our pro forma as adjusted net tangible book value as of December 31, 2023 would have been $[_] million, or $[_] per share. This amount represents an immediate increase in pro forma net tangible book value of $[_] per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $[_] per share to investors purchasing shares of our common stock in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of December 31, 2023	$
Increase in pro forma net tangible book value per share attributable to new investors purchasing in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma net tangible book value per share to investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $[_] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $[_] and would increase (decrease) dilution per share to investors in this offering by $[_], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount. Similarly, each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by $            and would decrease (increase) dilution per share to investors by $[_], assuming that the assumed initial public offering price of $[_] per share, which is the midpoint of the price range set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discount.

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value per share after this offering would be $[_] per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $[_] per share of our common stock.

The following table presents, on a pro forma as adjusted basis as described above, as of December 31, 2023, the differences between our existing stockholders and new investors purchasing shares of our common stock in this offering, with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by our existing stockholders or to be paid to us by new investors purchasing shares in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and estimated offering expenses.

	Shares Purchased(1)		Total Consideration(1)		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
Investors in this offering
Totals		100.0%		$100.0%

____________

[(1)    To the extent that any outstanding stock options are exercised, investors participating in this offering will experience further dilution. Assuming the exercise of all of our outstanding options as of December 31, 2023, existing stockholders will have purchased shares, or            % of the shares purchased from us, for approximately $            million. Shares purchased by investors participating in this offering would represent shares, or            % of the shares purchased from us, for approximately $            million.]

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $            million and increase (decrease) the percent of total consideration paid by new investors by            %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares of our common stock. If the underwriters exercise their option to purchase additional shares of our common stock in full, our existing stockholders would own            % and our new investors would own            % of the total number of shares of our common stock outstanding upon the completion of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with those statements. You should read the following discussion in conjunction with “Selected Historical Financial and Other Data” and our audited consolidated financial statements and related notes which are included elsewhere in this prospectus. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, those described under “Risk Factors” and included in other portions of this prospectus.

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings. References to “we”, “us”, “our,” or the “Company” are to Linkhome Holdings Inc. and its subsidiary, except where the context requires otherwise.

Overview

Linkhome Holdings Inc. (“Linkhome,” “Linkhome Holdings,” the “Company,” or “We”) is a corporation incorporated under the laws of Nevada on November 6, 2023. Linkhome was incorporated as the holding company with no material operations of its own. Linkhome conducts substantially all of the operations through its subsidiary, Linkhome Realty Group, a California corporation (“Linkhome Realty”). Linkhome Realty is located in Irvine, California, is presently focused on serving the Southern California market, and, over time, intends to establish a nationwide marketing network covering multiple states.

Linkhome Realty focuses on comprehensive real estate activities as a one-stop destination for a variety of real estate needs. By using Artificial Intelligence (“AI”) to streamline the property search and transaction process, we facilitate property transactions as a real estate agency and provide efficient property management services. We offer comprehensive assistance to our clients in real estate investments by diversifying our services and providing clients with access to a wide range of real estate solutions. We provide personalized services to both buyers and sellers to meet their various real estate needs, and help our clients buy and sell property more efficiently.

Additionally, we purchase and sell real estate for our clients through our Cash Offer product. The Cash Offer product was developed to serve our customer’s needs for increasing the successful rate of purchase their desired house. We also use this service as an effective marketing tool to attract more clients. We use cash to purchase the target property first, and then sell it to the customer. This service is particularly effective in the competitive U.S. real estate market, where buyers often face competition and bidding for popular properties during the home purchase bid. Our ability to make all-cash offers helps our clients secure desired properties quickly, thereby enhancing their chances of success. Our ultimate strategic goal is to become the premier AI driven real estate technology company, utilizing artificial intelligence to transform the real estate industry, making property transactions more user-friendly, transparent, and efficient. Currently, our funding for Cash Offer comes primarily from investments made by our CEO and shareholders. With the funds generated from this offering, we plan to expand our Cash Offer program. We believe and are confident that our revenue will continue to grow and we will become more profitable over time.

Key Factors that Affect Our Results of Operations

•        Market Conditions:    Fluctuations in the real estate market, including changes in supply and demand dynamics, interest rate, economic conditions, and regulatory policies, can significantly impact on our business. We closely monitor market trends and adapt our strategies accordingly to mitigate risks and capitalize on opportunities.

•        Technology Integration:    As we strive to become the premier AI real estate company, our ability to effectively integrate AI and other innovative technologies into our operations is crucial.

•        Client Preferences and Demands:    We continuously assess client feedback, market research and industry trends to improve our services.

•        Competition:    The real estate industry is highly competitive, with numerous companies competing for market share and client attention. We strive to differentiate ourselves through our comprehensive services, innovative solutions and exceptional customer service. Continuous assessment of competitor strategies and market positioning informs our efforts to maintain a competitive advantage.

•        Economic Factors:    Macroeconomic factors, such as GDP growth, employment rates, inflation, which can influence real estate market dynamics and consumer behavior.

•        Operational Efficiency:    The process of real estate transaction includes multiple steps. We continuously optimize our processes, invest in staff training and development, and leverage technology to enhance productivity.

Related Party Transactions

The Company’s CEO is also a real estate agent who buys and sells property under Linkhome Realty. During the years ended December 31, 2023 and 2022, the Company paid our CEO compensation of $61,400 and $350,000, respectively, for the properties that were sold by him on behalf of the Company, which was recorded in the cost of revenue.

During the year ended December 31, 2023, the Company purchased a property in cash for $1,056,370 under the Company’s name, and subsequently sold it to a related party, Haiyan Ma, for $1,069,072. Ms. Ma is a 12.5% shareholder of the Company.

During the three months ended March 31, 2024, the Company purchased a property in cash for $915,662 under the Company’s name and subsequently sold it to a related party, Haiyan Ma, for $924,544. Ms. Ma has a 12.5% shareholder of the Company.

In addition, the Company’s CEO, who is also the shareholder of the Company with 52.90% ownership, received $81,888 commission from clients for properties sold by the Company’s CEO on behalf of the Company during the three months ended March 31, 2024. The Company’s CEO repaid the commission in full to the Company on May 1, 2024.

Selected Income Statement Items

Total Revenues

We derive our revenue from (i) real estate purchase and sales made through Cash Offer (ii) real estate services including acting as real estate agency for buying and selling properties, mortgage referral services, property management and others. The following table presents our revenue by stream and as percentages of our total revenues for the periods presented.

	Three Months Ended March 31,
	2024		2023		Variance
	USD	Percent	USD	Percent	Amount	Percent
Revenue from property purchase and sale through Cash Offer (related party)	$924,544	80.82%	$—	—%	$924,544	—%
Real Estate Service Revenue
Real estate agency commission	207,382	18.13%	34,942	92.37%	172,440	493.50%
Mortgage referral fee	4,050	0.36%	—	—%	4,050	—%
Property management service (property rental commission)	5,752	0.50%	2,885	7.63%	2,867	99.38%
Other	2,200	0.19%	—	—%	2,200	—%
Total revenue	$1,143,928	100.00%	$37,827	100.00%	$1,106,101	2924.10%

	For the years ended December 31,
	2023		2022		Variance
	USD	Percent	USD	Percent	Amount	Percent
Revenue from property purchase and sale through Cash Offer (related party)	$1,069,072	78.04%	$—	—%	$1,069,072	—%
Real Estate Service Revenue
Real estate agency commission	261,705	19.10%	599,130	95.84%	(337,425)	(56.32)%
Mortgage referral fee	13,500	0.99%	11,000	1.76%	2,500	22.73%
Property management service (property rental commission)	17,225	1.26%	15,026	2.40%	2,199	14.63%
Other	8,353	0.61%	—	—%	8,353	—%
Total revenue	$1,369,855	100.00%	$625,156	100.00%	$744,699	119.12%

Revenue from Purchase and Sale Through Cash Offer

In a competitive real estate market, buyers who pay in full cash are more likely to secure a property. When clients who are unable to pay the full cash or when we discover the property that is for sale at a good deal, we will purchase the property in full cash and secure ownership. Subsequently, we sell it at a profit in the market, or we sell to our client who is able to obtain the loan to make the purchase. Revenue from purchase and sale through Cash Offer primarily focus on residential and commercial properties. Revenue from purchase and sale through Cash Offer accounted for 80.82% and 0% of total revenue for the three months ended March 31, 2024 and 2023, respectively. We had one property purchase and sale though Cash Offer during the three months ended March 31, 2024.

Revenue from purchase and sale through Cash Offer accounted for 78.04% and 0% of total revenue for the years ended December 31, 2023 and 2022, respectively. We had one property that was purchased and sold though a Cash Offer transaction during the year ended December 31, 2023.

Revenue from purchase and sale through Cash Offer increased by $924,544 from $0 for the three months ended March 31, 2023 to $924,544 for the three months ended March 31, 2024. Revenue from purchase and sale through Cash Offer increased by $1,069,072 from $0 for the year ended December 31, 2022 to $1,069,072 for the year ended December 31, 2023. We started this new revenue stream in 2023, in addition to traditional commission-based real estate agency service, the real estate purchase and sale through Cash Offer can bring us additional revenue while providing our clients with a smooth and efficient experience from acquiring properties through us including solving their temporary financing needs. We had one property purchase and sale through Cash Offer transaction during the three months ended March 31, 2024. We had one property purchase and sale through Cash Offer transaction during the year ended December 31, 2023.

Real Estate Agency Services

Linkhome’s real estate agency services offer a comprehensive service tailored to meet the diverse needs of our clients. This includes real estate agent commissions for buying and selling properties for clients, property rental service, mortgage referral services and others. Revenue from real estate agency services accounted for 18.13% and 92.37% of total revenue for the three months ended March 31, 2024 and 2023, respectively. Revenue from real estate agency services increased by $172,440, or 493.50% from $34,942 for the three months ended March 31, 2023 to $207,382 for the three months ended March 31, 2024. The increase in revenue was primarily due to increases in real estate agency commission by $172,440, as well as increases in mortgage referral fee by $4,050, property rental commission by $2,867, and renovation service fee by $2,200. We completed 13 real estate transactions with an average transaction price of $0.93 million during the three months ended March 31, 2024, and three real estate transactions with an average transaction price of $0.73 million during the three months ended March 31, 2023.

The number of real estate transactions increased from three in 2023 to 13 in 2024, a 333.33% increase; and real estate transaction dollar volume increased from $2,183,832 in 2023 to $12,090,829 in 2024, representing a 453.65% increase. The real estate commission revenue (net) increased from $34,942 in 2023 to $207,382 in 2024, a 493.50% increase, which was mainly due to the increased property transaction volume, the rebate to customers increased $30,335 from $5,720 in 2023 to $37,955 in 2024, a 530.33% increase. The rebate was accounted for 15.47% and 14.07% of gross commission for the three months ended March 31, 2024 and 2023, respectively. For the three months ended March 31, 2024 and 2023, we had increased revenue from mortgage referral as a result of increased demand for seeking mortgage assistance, we had one client to successfully obtain the mortgage loan during the three months ended March 31, 2024, compared to zero buyers during the same period of 2023. The increase in property rental commission was attributed to an increase in rental demand and property rental commission rate. Moreover, the economic shifts in housing preferences and less demand for owning a house due to high interest rate led to more tenants seeking rental properties, resulting in a more stable occupancy rate, we solicited tenants for three properties in the three months ended March 31, 2024 compared with two properties in the three months ended March 31, 2023.

Additionally, revenue from other services, specifically renovation services, increased by $2,200 from $0 for the three months ended March 31, 2023 to $2,200 for the three months ended March 31, 2024. The increase in renovation services was due to the demand from clients looking to enhance their properties or increase the property’s value through renovation.

Revenue from real estate agency services accounted for 19.10% and 95.84% of total revenue for the years ended December 31, 2023 and 2022, respectively. Revenue from real estate agency services decreased by $337,425, or 56.32% from $599,130 for the year ended December 31, 2022 to $261,705 for the year ended December 31, 2023. The decrease in revenue was primarily due to decreases in real estate agency commission by $337,425 and was partially offset by increased property rental commission by $2,199. We completed 20 real estate transactions with average transaction price of $0.77 million during the year ended December 31, 2023, and 36 real estate transactions with average transaction price of $0.78 million during the year ended December 31, 2022.

The number of real estate transactions decreased from 36 In 2022 to 20 in 2023, a 44.4% decrease; and real estate transaction dollar volume decreased from $28,243,875 in 2022 to $15,438,435 in 2023, a 45.3% decrease, which is in proportion to decreased number of real estate transactions. The gross commission revenue decreased by 53.2% from $645,390 in 2022 to $302,213 in 2023. The real estate commission revenue (net) decreased from $599,130 in 2022 to $261,705 in 2023, a 56.3% decrease, which was mainly due to the high commission rebate that we provided to the clients, the rebate only decreased $5,752 from $46,260 in 2022 to $40,508 in 2023, a 12.43% decrease. The rebate was accounted for 7.2% and 13.4% of gross commission for the years ended December 31, 2022 and 2023, respectively. Due to increased interest rate, post-pandemic inflationary pressure, and decreased property purchase demand, the real estate market was slow and more competitive in 2023 comparing with 2022; in response to market challenges and to attract more clients, we not just continued but further expanded our rebate effort by providing rebate to more property buyers in 2023. In addition, we lowered our commission rate for a few properties in 2023 for gaining the clients and facilitating the transactions.

However, we had increased revenue from our mortgage referral service, which was mainly due to more clients seeking mortgage assistance, and resulted in our referral of six buyers who successfully obtained mortgage loans during the year ended December 31, 2023 while we referred two buyers during the year ended December 31, 2022.

The increase in property rental commission was attributable to the overall increased rental demand and increased property rental commission rate. Moreover, the economic shifts in housing preferences and less demand for owning a house due to high interest rate led to more tenants seeking rental properties, resulting in a more stable occupancy rate, despite we solicited tenants for eight properties in the year ended December 31, 2023 compared with nine properties in the year ended December 31, 2022.

Additionally, revenue from other services, specifically renovation services, increased by $8,353 from $0 for the year ended December 31, 2022 to $8,353 for the year ended December 31, 2023. The increase in renovation services was due to the demand from clients looking to enhance their properties or increase the property’s value through renovation before the property is put into market for sale.

Costs of Revenue

Our cost of revenue mainly consists of 1) the costs of property purchased through Cash Offer and 2) the commission paid to the Company’s CEO, who is also a real estate agent acting on behalf of our company. Property purchases include various expenditures associated with the purchasing process, including but not limited to the purchase price of the property, any closing costs, transfer taxes, and related fees. Cost of revenue from property transaction consists primarily of costs related to the purchase of properties under Linkhome’s name, which are subsequently sold.

We paid our CEO $61,400 and $350,000 during the years ended December 31, 2023 and 2022, respectively, for the properties that were sold by him on behalf of the Company.

We derive our costs from (i) property purchase and sale through Cash Offer, (ii) real estate agent commission from buying and selling properties for clients. The following table presents our costs by revenue stream and as percentages of our total costs for the periods presented.

	Three Months Ended March 31,
	2024		2023		Variance
	USD	Percent	USD	Percent	Amount	Percent
Cost of revenues for property purchase and sale through Cash Offer	$915,662	100.00%	$—	—%	$915,662	—%
Total cost	$915,662	100.00%	$—	—%	$915,662	—%

Cost of revenues for real estate purchase and sale through Cash Offer increased by $915,662, from $0 for the three months ended March 31, 2023, to $915,662 for the three months ended March 31, 2024. Our cost of revenues from property purchase and sale through Cash Offer was primarily driven by property purchases in full cash undertaken during the three months ended March 31, 2024.

	For the year ended December 31,
	2023		2022		Variance
	USD	Percent	USD	Percent	Amount	Percent
Revenue from property purchase and sale through Cash Offer	$1,056,370	94.51%	$—	—%	$1,056,370	—%
Real estate services	61,400	5.49%	350,000	100%	(288,600)	(82.46)%
Total cost	$1,117,770	100.00%	$350,000	100.00%	$767,770	219.36%

Cost of revenues for real estate property purchase and sale through Cash Offer increased by $1,056,370, from $0 for the year ended December 31, 2022, to $1,056,370 for the year ended December 31, 2023. Our cost of revenues from purchase and sale through Cash Offer was primarily driven by property purchases in full cash undertaken in 2023, we started this new revenue stream in 2023.

Cost of revenues for real estate agency commission decreased by $288,600, or 82.46%, from $350,000 for the year ended December 31, 2022 to $61,400 for the year ended December 31, 2023. Our cost of revenue of real estate agency commission primarily consists of the compensation paid to our CEO for the real estate transactions he executed on behalf of the company. The decrease in cost of revenues for real estate agency commission to our CEO in 2023 was mainly due to a reduction in property transactions conducted by the Company’s CEO as a result of him spending more time on expanding the new market and AI development.

Selling, General and Administrative Expenses

Our selling expenses primarily consist of advertising & marketing. We expect our selling and marketing expenses as a percentage of total revenues to modestly increase in the foreseeable future to achieve high-quality growth.

Our general and administrative expenses primarily consist of travel expenses, business insurance, auto expenses, meal and entertainment, office expenses, payroll and payroll related expenses, rent and utilities expense, fees and expenses for legal, accounting and other professional services. We expect our general and administrative expenses as a percentage of total revenues to decrease in the foreseeable future as we continue to enhance overall cost control to improve operating margin.

Results of operations

Comparison of the three months ended March 31, 2024 and 2023

The following table summarizes our consolidated results of operations and as percentages of our total revenues for the three months ended March 31, 2024 and 2023 presented.

	Three Months Ended March 31,
	2024	% of Sales	2023	% of Sales	Dollar Increase (Decrease)	Percent Increase (Decrease)
Revenue	$1,143,928	100.00%	$37,827	100.00%	$1,106101	2924.10%
Cost of revenue	915,662	80.04%	—	—%	915,662	—%
Gross profit	228,266	19.96%	37,827	100%	190,439	503.45%
Selling expenses	900	0.08%	306	0.81%	594	194.12%
General and administrative expenses	154,433	13.50%	1,043	2.76%	153,390	14706.62%

Total operating expenses	155,333	13.58%	1,349	3.57%	153,984	11414.68%
Income from operations	72,933	6.38%	36,478	96.43%	36,455	99.94%
Other income (expense), net	(293)	(0.03)%	—	—%	(293)	—%
Income before income taxes	72,640	6.35%	36,478	96.43%	36,162	99.13%
Income tax expense	(32,348)	(2.83)%	—	—%	(32,348)	—%
Net income	$40,292	3.52%	$36,478	96.43%	$3,814	10.46%

Revenues

Revenue for the three months ended March 31, 2024 and 2023 were $1,143,928 and $37,827, respectively, an increase of $1,106,101 or 2924.10%. The increase of revenue in 2024 was primarily attributed to increased property purchase and sale through Cash Offer by $924,544 and increased real estate agent services revenue by $181,557.

Cost of revenues

	Three Months Ended March 31,		Change in
	2024	2023	Amount	Percentage
Cost of revenues	$915,662	$—	$915,662	—%
Property purchase and sale through Cash Offer	915,662	—	915,662	—%

As a percentage of revenues	80.04%	—%

Cost of revenues for the three months ended March 31, 2024 and 2023 was $915,662 and $0, respectively, an increase of $915,662. The increase of cost of revenue in 2024 was primarily attributed to increased revenue from property purchase and sale through Cash Offer activity.

Gross profit and Gross Margin

	Three Months Ended March 31,
	2024		2023
	Gross profit	Profit Margin	Gross profit	Profit Margin
Revenue from property purchase and sale through Cash Offer	$8,882	0.78%	$—	—%
Real estate services	219,384	19.18%	37,827	100%
All services	$228,266	19.96%	$37,827	100%

The gross profit for the three months ended March 31, 2024 and 2023 was $228,266 and $37,827, respectively, an increase of $190,439 or 503.45%. The blended gross profit margin was 19.96% for 2024 compared to 100% for 2023. The gross profit from Cash Offer purchase and sale was $8,882 for the three months ended March 31, 2024. The Cash Offer purchase and sale is not just helping our clients to purchase their dream houses in a more quick and smooth way, and also serves as a useful marketing tool for us to attract more clients.

Selling Expenses

Selling expenses mainly consisted of advertising and marketing expenses. Our selling expenses amounted to $900 for the three months ended March 31, 2024, as compared to that of $306 for the three months ended March 31, 2023, showing an increase of $594, or 194.12%. The increase in the selling expenses was mainly from increased advertising and marketing expenses to enhance the Company’s brand awareness.

General and Administrative Expenses

The following table summarizes general and administrative expenses:

	Three Months Ended March 31,		Change in
	2024	2023	Amount	Percentage
Travel expense	$—	$132	$(132)	(100)%
General business expenses	95	558	(463)	(82.97)%
Business License	1,700	—	1,700	—%
Insurance expense	139	—	139	—%
Auto expense	594	94	500	531.91%
Legal and accounting services	86,379	—	86,379	—%
Meals and entertainment	1,494	40	1,454	3635.00%
Office expense	831	—	831	—%
Payroll expense	41,700	—	41,700	—%
Rent expense	11,520	—	11,520	—%
Payroll tax expense	4,625	—	4,625	—%
Other expenses	5,356	219	5,137	2345.66%
Total General and administrative expenses	$154,433	$1,043	$153,390	14706.62%
As a percentage of revenues	13.50%	2.76%

General and administrative expenses mainly consisted of travel expenses, insurance expense, business license expense, auto expense, legal and professional fees, meal and entertainment, office expense, payroll and payroll related expenses, and rent expense. Our general and administrative expenses were $154,433 for the three months ended March 31, 2024, as compared to $1,043 for the three months ended March 31, 2023, reflecting an increase of $153,390 or 14,706.62%. The increase in general and administrative expenses included increased business license fee, auto expenses, meal and entertainment expense, office expense, salary expenses, payroll tax expense, rent expense, and legal and accounting fees. The business license fee increased by $1,700 as compared to the same period in 2023. The auto expense increased by $500 as compared to the same period in 2023, the increase was mainly due to increased usage for business activities and related maintenance costs. The meals and entertainment increased by $1,454 as compared to the same period in 2023, the increase was due to increased client meetings and events for sales and relationship establishment. The office expense increased by $831 as compared to the same period in 2023, the increase was primarily driven by the need for additional office supplies. The insurance expense increased by $139 as compared to the same period in 2023. The salary expense increased by $41,700 as compared to the same period in 2023, the increase was mainly from the increase of new employees. The expenditure on salary expense also increased along with the rise in overall wages due to high inflation. Rent expenses increased by $11,520 as compared to the same period in 2023, which was mainly due to the initiation of the Company’s office lease in September 2023. Legal and professional fees increased by $86,379 as compared to the same period in 2023, due to expanded utilization of legal and professional services as a result of the Company’s IPO related service needs. Other expenses increased by $5,137 as compared to the same period in 2023. This increase was primarily due to the purchase of new fixed assets, which led to higher depreciation expenses, as well as increased expenditures on essential business software and utility expenses to improve operational efficiency. The increased general and administrative expenses were partially offset by decreased travel expenses and general business expenses.

Other income (expense), net

Other expense was $293 for the three months ended March 31, 2024, compared to $0 for the three months ended March 31, 2023, an increase of $293 or 100%, primarily attributed to the purchase of an automobile in September 2023, which resulted in higher auto loan interest payments. Other income was $507 for the three months ended March 31, 2024, compared to $0 for the three months ended March 31, 2023, an increase of $507, was mainly due to the increased amount of credit card rebate of $207 to Linkhome Realty Group and bank reward of $300 to Linkhome Holdings Inc.

Income tax expenses

Income tax expenses were $32,348 for the three months ended March 31, 2024, representing an increase of $32,348 from $0 for the three months ended March 31, 2023. This significant increase was attributed to the change of the Company’s tax filing status from an S-corporation to C-corporation in 2024. The Company is now subject to a Federal income tax rate of 21% and California state income tax rate of 8.84%. For the three months ended March 31, 2024 and 2023, the Company experienced business growth, resulting in an increased taxable income, which led to a significant increase in the overall tax liability.

Net income

We had a net income of $40,292 for the three months ended March 31, 2024, compared to $36,478 for the three months ended March 31, 2023, an increase of $3,814 or 10.46%. The increase was mainly due to increased real estate transactions in real estate agency commission, mortgage referral service, property rental commission and renovation service, as described above.

Comparison of the years ended December 31, 2023 and 2022

The following table summarizes our consolidated results of operations and as percentages of our total revenues for the years presented.

	For the year ended December 31,
	2023	% of Sales	2022	% of Sales	Dollar Increase (Decrease)	Percent Increase (Decrease)
Revenue	$1,369,855	100.00%	$625,156	100.00%	$744,699	119.12%
Cost of revenue	1,117,770	81.60%	350,000	55.99%	767,770	219.36%
Gross profit	252,085	18.40%	275,156	44.01%	(23,071)	(8.38)%
Selling expenses	4,476	0.33%	868	0.14%	3,608	415.67%
General and administrative expenses	88,761	6.48%	4,297	0.69%	84,464	1965.65%
Bad debt expense	—	—%	9,092	1.45%	(9,092)	(100.00)%
Total operating expenses	93,237	6.81%	14,257	2.28%	78,980	553.97%
Income from operations	158,848	11.60%	260,899	41.73%	(102,051)	(39.12)%
Other income (expense), net	(5,730)	(0.42)%	134	0.02%	(5,864)	(4376.12)%
Income before income taxes	153,118	11.18%	261,033	41.75%	(107,915)	(41.34)%
Income tax expense	(1,925)	(0.14)%	(4,380)	(0.70)%	2,455	(56.05)%
Net income	$151,193	11.04%	$256,653	41.05%	$(105,460)	(41.09)%

Revenues

Revenue for the years ended December 31, 2023 and 2022 were $1,369,855 and $625,156, respectively, an increase of $744,699 or 119.12%. The increase of revenue in 2023 was primarily attributed to increased property purchase and sale through Cash Offer by $1,069,072, which was partly offset by decreased real estate agent services revenue by $337,425.

Cost of revenues

	Years Ended December 31,		Change in
	2023	2022	Amount	Percentage
Cost of revenues	$1,117,770	$350,000	$767,770	219.36%
Purchase and sale through Cash Offer	1,056,370	—	1,056,370	—%
Real estate services	61,400	350,000	(288,600)	82.46%
As a percentage of revenues	81.60%	55.99%

Cost of revenues for the years ended December 31, 2023 and 2022 was $1,117,770 and $350,000, respectively, an increase of $767,770 or 219%. The increase of cost of revenue in 2023 was primarily attributed to increased revenue from property purchase and sale through Cash Offer activity.

Gross profit and Gross Margin

	For the year ended December 31,
	2023		2022
	Gross profit	Profit Margin	Gross profit	Profit Margin
Revenue from property purchase and sale through Cash Offer	$12,702	0.93%	$—	—%
Real estate services	239,383	17.47%	275,156	44.01%
All services	$252,085	18.40%	$275,156	44.01%

The gross profit for the years ended December 31, 2023 and 2022 was $252,085 and $275,156, respectively, a decrease of $23,071 or 8.38%. The blended gross profit margin was 18.40% for 2023 compared to 44.01% for 2022. The gross profit from property purchase and sale through cash offer was $12,702 in year 2023.

Selling Expenses

Selling expenses mainly consisted of advertising and marketing expenses. Our selling expenses amounted to $4,476 for the year ended December 31, 2023, as compared to that of $868 for the year ended December 31, 2022, showing an increase of $3,608, or 416%. The increase in the selling expenses was mainly from increased advertising and marketing expenses to enhance the Company’s brand awareness.

General and Administrative Expenses

The following table summarizes general and administrative expenses:

	For the years ended December 31,		Change in
	2023	2022	Amount	Percentage
Travel expense	$1,819	$1,087	$732	67.30%
General business expenses	1,330	487	843	173.11%
Insurance expense	278	—	278	—%
Auto expense	172	1,063	(891)	(83.82)%
Legal and accounting services	12,267	—	12,267	—%
Meals and entertainment	508	830	(322)	(38.81)%
Office expense	593	814	(221)	(27.11)%
Payroll expense	45,300	—	45,300	—%
Rent expense	15,114	—	15,114	—%
Payroll tax expense	4,782	—	4,782	—%
Other expenses	6,598	9,108	(2,510)	(25.56)%
Total General and administrative expenses	$88,761	$13,389	$75,372	562.94%
As a percentage of revenues	6.48%	2.14%

General and administrative expenses mainly consisted of travel expenses, insurance expense, auto expense, legal and professional fee, meal and entertainment, office expense, payroll and payroll related expenses, and rent expense. Our general and administrative expenses were $88,761 for the year ended December 31, 2023, as compared to $13,389 for the year ended December 31, 2022, reflecting an increase of $75,372 or 562.94%. The increase in general and administrative expenses included increased salary expenses, payroll tax expense, rent expense, legal and accounting fees. The salary expense increased by $45,300 as compared to the same period in 2022, the increase was mainly from increased new employees. The expenditure on salary expense also increased along with the rise in overall wages due to high inflation. Travel expenses increased by $732 as compared to the same period in 2022, the increase was due to the increase in attendance at conferences and networking events. General business expenses increased by $843 as compared to the same period in 2022, the increase was mainly attributed to an increase in memberships and subscriptions, for gaining and the adoption of AI-related technology and other internet functions pertinent to the real estate sector. Rent expenses increased by $15,114 as compared to the same period in 2022, which was mainly due to the initiation of the Company’s office lease in 2023. Legal and professional fees increased by $12,267 as compared to the same period in 2022 due to expanded utilization of legal and professional services. The increased general and administrative expenses were partially offset by decreased insurance expenses, office expenses, meal and entertainment, and other expenses.

Bad debt expense was $0 for the year ended December 31, 2023, compared to $9,092 for the year ended December 31, 2022, a decrease of $9,092 or 100%, primarily attributed to unpaid commission of $9,092 and deemed uncollectible in 2022. We recognize a loss allowance for bad debt on our financial assets, primarily on real estate agency commission. We believe that we have undertaken appropriate measures to resolve the bad debt expense.

Other income (expense), net

Other expenses were $5,730 for the year ended December 31, 2023, compared to other income $134 for the year ended December 31, 2022. For the year ended December 31, 2023, other expenses mainly consisted of other miscellaneous expenses of $5,730, which was partly offset by other income of $108. For the year ended December 31, 2022, other income mainly consisted of credit card rebate of $134.

Income tax expenses

Income tax expenses were $1,925 for the year ended December 31, 2023, representing a decrease of $2,455 or 56% from $4,380 for the year ended December 31, 2022, due to decreased taxable income.

Net income

We had a net income of $151,193 for the year ended December 31, 2023, compared to $256,653 for the year ended December 31, 2022, a decrease of $105,460 or 41.09%. The decrease was mainly due to increased operating expenses and increased other expenses, as described above.

Liquidity and Capital Resources

In assessing its liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future, and its operating and capital expenditure commitments. We have funded our working capital, operations and other capital requirements in the past primarily by equity contributions from stockholders, cash flow from operations, and bank loans. Our ability to repay our current expenses and obligations will depend on the future realization of our current assets. Management has considered the historical experience, the economy, trends in the real estate industry, the expected collectability of our accounts receivable as of December 31, 2023 and 2022. Our ability to continue to fund these items may be affected by general economic, competitive, and other factors, many of which are outside of our control.

We plan to expand our real estate services, the artificial intelligence-enhanced platform, and increase our own real estate investment. To accomplish such expansion plan, we estimate the total related capital investment and expenditures to be approximately $2 million for next 12 months.

We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs for our existing business in the next 12 months from the date of the issuance date of the financial statements. However, we plan to use part of the proceeds from this offer to support our business expansion described above. We may also seek additional financing, to the extent needed, and there can be no assurance that such financing will be available on favorable terms, or at all. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing stockholders. If it is determined that the cash requirements exceed the Company’s amounts of cash on hand, the Company may also seek to issue additional debt or obtain financial support from stockholders. The principal stockholders of the Company have made a commitment to provide financial support to the Company whenever necessary and will continue to provide support following the consummation of this offering.

We had working capital of $1,571,933 at March 31, 2024, an increase of $969,655 from net working capital of $602,278 at December 31, 2023. The ratio of current assets to current liabilities was 11.54:1 at March 31, 2024.

The following is a summary of cash provided by or used in each of the indicated types of activities during the three months ended March 31, 2024 and 2023, respectively.

	2024	2023
Net cash (used in) provided by operating activities	$(40,297)	$111,957
Net cash used in investing activities	(2,463)	—
Net cash provided by (used in) financing activities	928,143	(1,924)
Net Increase in cash and cash equivalents	885,383	110,033
Cash and cash equivalents, beginning of period	651,911	188,963
Cash and cash equivalents, end of period	$1,537,294	$298,996

Net cash (used in) provided by operating activities

Net cash used in operating activities was $40,297 for the three months ended March 31, 2024, mainly derived from (i) net income of $40,292 adjusted for noncash activities including lease expense of $11,335, and depreciation expense of $4,651; (ii) net changes in operating assets and liabilities, principally comprising of a) an increase in outstanding account receivable of $115,411, b) an increased deferred IPO cost of 50,000, c) advance payment to contractor of $17,940, d) a decreased account payable of $9,131, e) a decreased prepaid expense of $25,008, f) an increased other current liabilities of $82,019, and g) payment for lease liabilities of $11,120.

Net cash provided by operating activities was $111,957 for the three months ended March 31, 2023, mainly derived from (i) net income of $36,478 adjusted for noncash activities including depreciation expense of $11; (ii) net changes in operating assets and liabilities, principally comprising of a) a decrease in outstanding account receivable of $97,433, b) a decrease in account payable of $22,800, and c) an increase in other current liabilities of $835.

Net cash inflow decreased by $152,254 for the three months ended March 31, 2024 compared with 2023, mainly resulting from decreased collection of accounts receivable by $212,844, increased advance payment to contractor by $17,940, increased deferred IPO cost by $50,000, which were partly offset with decreased payment for accounts payable by $13,699, decreased payment for prepaid expense for $25,008, increased other current liabilities by $81,184, and increased net income by $3,814.

Net cash used in investing activities

Net cash used in investing activities was $2,463 for the three months ended March 31, 2024, compared to $0 in 2023. For the three months ended March 31, 2024, we purchased furniture and fixture for $982, office equipment for $1,082, and a trademark for $399.

Net cash provided by (used in) financing activities

Net cash provided by financing activities was $928,143 for the three months ended March 31, 2024, compared to net cash used in financing activities of $1,924 in 2023. The net cash provided by financing activities in 2024 was mainly due to the proceeds from share issuance in an equity financing of $930,000, which was partially offset with the repayment of auto loan of $1,857. The net cash used in financing activities in 2023 was $1,924, mainly for the dividend payment.

As of December 31, 2023, we had cash and equivalents of $651,911, other current assets of $25,400, current liabilities of $75,033, working capital of $602,278 a current ratio of 9.03:1. As of December 31, 2022, we had cash and equivalents of $188,963, other current assets of $106,681, current liabilities of $37,444, working capital of $258,200, a current ratio of 7.9:1. The following is a summary of cash provided by or used in each of the indicated types of activities during the years ended December 31, 2023, and 2022, respectively.

	2023	2022
Net cash provided by operating activities	$223,314	$186,613
Net cash used in investing activities	(40,522)	(226)
Net cash provided by (used in) financing activities	280,156	(3,865)
Net Increase in cash and cash equivalents	462,948	182,522
Cash and cash equivalents, beginning of year	188,963	6,441
Cash and cash equivalents, end of year	$651,911	$188,963

Net cash used in operating activities

Net cash provided by operating activities was $223,314 for the year ended December 31, 2023, mainly derived from (i) net income of $151,193 adjusted for noncash activities including lease expense of $15,115, and depreciation expense of $6,042; (ii) net changes in operating assets and liabilities, principally comprising of a) a decrease in outstanding account receivable of $106,289, b) an increased payment for prepaid expense of 25,008, c) payment for lease liabilities of $14,830, d) an increased payment for security deposit of $4,235, e) an increased accrued liabilities and other payable of $13,423, f) an increased tax payable of $1,125, and g) a decreased in account payable of $25,800.

Net cash provided by operating activities was $186,613 for the year ended December 31, 2022, mainly derived from (i) net income of $256,653 adjusted for noncash activities including bad debt expense of $9,092 and depreciation expense of $16; (ii) net changes in operating assets and liabilities, principally comprising of a) an increase in outstanding account receivable of $115,773, b) an increase in account payable of $32,800, c) an increase in accrued liabilities and other payables of $264, and d) an increase in tax payable of $3,561.

Net cash inflow increased by $36,701 for the year ended December 31, 2023 comparing with 2022, mainly resulting from increased collection of accounts receivable by $222,062, but offset with decreased net income by $105,460, increased payment for prepaid expenses by $25,008 and increased payment for accounts payable by $58,600.

Net cash used in investing activities

Net cash used in investing activities was $40,522 for the year ended December 31, 2023, compared to $226 in 2022. For the year ended December 31, 2023, we purchased an automobile for $35,250, furniture and fixture for $4,343 and office equipment for $929.

Net cash provided by (used in) financing activities

Net cash provided by financing activities was $280,156 for the year ended December 31, 2023, compared to net cash used in financing activities of $3,865 in 2022. The net cash provided by financing activities in 2023 was mainly due to the capital contribution from an investor of $303,000, but offset with payment of dividend of $21,154 and repayment of auto loan of $1,690. The net cash used in financing activities in 2022 was mainly for the dividend payment.

Contractual Obligations

The Company’s contractual obligations as of March 31, 2024 are as follows:

Contractual Obligation	1 year or Less	More than 1 year	Total
Operating lease liabilities	$42,418	$18,907	$61,325
Auto loan payable	7,605	41,626	49,231
Total	$50,023	$60,533	$110,556

The Company’s contractual obligations as of December 31, 2023 are as follows:

Contractual Obligation	1 year or Less	More than 1 year	Total
Operating lease liabilities	$41,235	$29,980	$71,215
Auto loan payable	7,605	43,483	51,088
Total	$48,840	$73,463	$122,303

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2024, December 31, 2023 and December 31, 2022.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our revenue, income from operations, net income, liquidity, or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Inflation

The recent surge in inflation has been influenced, in part, by the low-interest rate environment in the preceding years. Low-interest rates, while often implemented as a monetary policy tool to stimulate economic growth, can contribute to inflationary pressures. When interest rates are kept low for an extended period, borrowing becomes more accessible, encouraging increased spending and investment. However, as monetary authorities address the current inflationary challenges, interest rates are being adjusted upwards. This shift is a conventional strategy to mitigate inflation by making borrowing more expensive, curbing excessive spending and investment.

Our business continues to be affected by high inflation in 2023. Most notably, moves by a number of central banks to tame high inflation by rapidly raising interest rates has sharply increased the cost of debt and limited its availability, resulting in a significant decline in sales and financing transactions activity. The rise in interest rates has made borrowing less affordable for potential homebuyers, impacting the demand for real estate transactions. The Company continues to monitor inflation, monetary policy changes in response to inflation and potentially adverse effects on our business. Despite the challenges, the higher interest rates have reduced competition among buyers, creating an opportunity for some to view this as an advantageous moment to take action.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe that the critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, as an emerging growth company, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for emerging growth companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements and contained in our subsequent filings with the SEC may not be comparable to other public companies.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, the allowance for bad debt, income taxes, the useful lives of long-lived assets and assumptions used in assessing impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Revenue Recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company derives its revenue primarily from real estate agency services and through the Company’s purchase and sale of real estate via the Cash Offer product.

Service Revenue

Linkhome Realty’s service revenues consist primarily of real estate agent commission for buying and selling properties for clients, property management service, and mortgage referral service.

The Company earns agency commission revenue, usually at a fixed percentage of property’s selling price, through facilitating the buy or sale of various types of properties, including residential, commercial, and land parcels. The Company is considered an agent of these services provided and reports service revenue earned through these transactions on a net basis. Revenue is recognized when the agency service is provided, usually at the closing of the escrow.

The Company’s CEO has owned his personal real estate salesperson license since 2020 and obtained a personal real estate broker license on August 8, 2023. Prior to obtaining the broker license, the Company performed real estate transactions as a sales agent under a real estate brokerage firm, which was an unrelated third party, and earned sales commissions at fixed rate for the years ended December 31, 2023 and 2022. On November 17, 2023, Linkhome Realty Group obtained a real estate brokerage license for the Corporation. Thus, the Company gradually transitioned from operating as a sales agent under a third-party real estate broker to operating independently. This transition marks a significant shift in the Company’s business model, as it no longer needs to rely on or cooperate with other firms to conduct real estate transactions.

Property management services mainly consist of marketing the property, finding suitable tenants for the property owner, and facilitating the rental agreement. Once a tenant is successfully placed in a property through Linkhome Realty’s service, the company receives the property rental commission at a percentage of the first year’s rental income or a fixed fee. The Company acts as an agent for this service, and the revenue is recognized when a tenant is secured and the lease contract entered into.

The Company also collaborates with lending institutions and mortgage brokers to assist clients in seeking and securing mortgage services, and aiding clients in the process of obtaining loans or financing for property purchases. The Company receives a referral fee as a percentage of the loan amount and recognizes revenue when the loan is approved.

Revenue from Property Purchase and Sale through Cash Offer

The Company’s revenue from purchase and sale through Cash Offer consists primarily of the Company’s purchasing a hot property in cash and then selling it to a customer. The Company purchases a property in cash with ownership transferred to Linkhome Realty. Subsequently, Linkhome Realty then sells the property to the customer within a short period of time. Both purchase and sales transactions go through an escrow company. The Company is the principal of these transactions and recognizes revenue and cost when the property purchased is sold and escrow is closed. This type of revenue does not contain a financing component due to there being no difference between the amount of promised consideration and the cash selling price of the promised goods or services, and the length of time between when the Company transfers the promised goods or services to the customer and when the customer pays for those goods are very short, usually within a few weeks or a few months.

Accounts Receivable, Net

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments(ASC 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The was no transition adjustment of the adoption of CECL.

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment pattens, its current credit-worthiness and financial condition, and current market conditions and economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2024, December 31, 2023 and December 31, 2022, the Company had allowance for doubtful accounts of $9,092, which was incurred during the year ended December 31, 2022.

Impairment of Long-lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company evaluates events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such a determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on the above analysis, no impairment loss was recognized related to these assets for the three months ended March 31, 2024 and 2023, and for the years ended December 31, 2023 and 2022.

Income Tax

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. At December 31, 2023 and 2022, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

Prior to January 1, 2024, Linkhome Realty filed its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as an S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the stockholders of the company for federal tax purposes. Effective January 1, 2024, Linkhome Realty’s tax status became that of a C-corporation, and is now subject to a federal income tax rate of 21% and California state income tax rate of 8.84%.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In March 2023, the FASB issued ASU 2023-01, Lease (Topic 842): Common Control Arrangements, which clarifies the accounting for leasehold improvements associated with leases between entities under common control (hereinafter referred to as common control lease). ASU 2023-01 requires entities to amortize leasehold improvements associated with common control lease over the useful life to the common control group (regardless of the lease term) as long as the lessee controls the use of the underlying asset through a lease, and to account for any remaining leasehold improvements as a transfer between entities under common control through an adjustment to equity when the lessee no longer controls the underlying asset. This ASU will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been made available for issuance. An entity may apply ASU 2023-01 either prospectively or retrospectively. The Company is currently evaluating the impact that the adoption of ASU 2023-01 will have on our consolidated financial statement presentations and disclosures.

In November 2023, the FASB issued ASU 2023-07, the amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

INFORMATION ABOUT LINKHOME’S BUSINESS

Mission

Our mission is to change the way people buy and sell homes.

Our Company

Linkhome is an artificial intelligence-driven property technology company. By using HomeGPT, a Linkhome-developed real estate artificial intelligence model, combined with financial innovation and in conjunction with our dedicated team of agents, we have made significant and cost-effective improvements to the business model of buying and selling homes. Through our subsidiaries, we operate an artificial intelligence real estate platform with the goal of providing customers with end-to-end real estate solutions and services, initially comprising real estate brokerage services, Cash Offer, and other services like property rental management and home renovation. In the future, we plan to expand our offerings to include mortgage services, home insurance and escrow services. Our mission is to redefine the real estate experience to be efficient and affordable for all consumers through artificial intelligence. Our vision is to help everyone own their home and achieve the dream of homeownership.

Since the formation of our subsidiary, Linkhome Realty, in 2021 and the commencement of our operational endeavors, our platform has facilitated an aggregate gross total value of more than $150,000,000 of agent brokerage transactions as of March 31, 2024.

Our platform which is presently only active in California, supports a growing network of users looking to list and search for properties online, seeking information on property transactions and other value-added services, through the comprehensive property-related solutions and services available on our platform. Over the past three years, customers have shown their desire for our artificial intelligence, financial innovation and real estate solutions. In 2023, our total transaction volume for the real estate agency amounted to $15,438,435 as compared to $28,243,875 in 2022, and our total transaction volume for the real estate agency amounted to $2,183,832 in the first quarter of 2023 as compared to $12,090,829 in the first quarter of 2024. As of June 15, 2024, our platform, which aggregates listings from the CRMLS, boasted more than 34,798 active listings for residential properties available for sale or rent. Users obtain home-buying information from our platform and consult with our AI tool, HomeGPT, for interactive home-buying advice. We believe that our users are more likely to buy and sell properties using the Company and select us for their real estate service needs.

More importantly, we believe that we have just scratched the surface in the potential development of artificial intelligence as used in real estate and we believe artificial intelligence will transform the real estate market. Over the coming years, we plan on vigorously developing the artificial intelligence real estate model HomeGPT, increasing our market share, launching our platform in dozens of cities, and expanding our products and services in order to leverage artificial intelligence so that it becomes a one-stop shop for buyers and sellers of residential real estate. Our goal is to build the largest, most trusted platform for residential real estate and empower millions of Americans with the freedom to more easily purchase homes.

Industry Background and Market Opportunities

The real estate sector, both for home buying and rental properties, accounts for nearly 18% of the gross domestic product in the United States as reported by NAR, making it the country’s largest industry. Housing is the largest consumer expense in the U.S., surpassing transportation, food, insurance and medical expense, and it is a significant source of wealth for many Americans.

According to data from the NAR, in 2023, there were more than 4.09 million homes sold in the United States, with transactions totaling over $1.5 trillion. These transactions generated approximately $98.6 billion in commission revenue for real estate brokers. 65.9% of Americans live in their own homes, while 34.1% of Americans live in rental properties. This 34.1% represents a large market to target for real estate purchase and sale transactions. 90% of buyers and sellers choose to work with a professional broker or brokerage company, indicating high user stickiness.

Artificial Intelligence Technological Revolution & Opportunities

Residential real estate is a massive offline market characterized by low efficiency, high labor consumption, and time-intensive processes. We believe the real estate sector is set to transition online and begin leveraging artificial intelligence. Consumers are shifting their spending online and demanding experiences powered by AI to enhance efficiency, certainty and speed. We believe consumers are increasingly becoming accustomed to the high efficiency of AI-generated services and now also expect to receive similar experiences in the realm of real estate.

AI has become a key force driving the development of modern technology. AI demonstrates immense potential in solving complex problems and is leading a new industrial revolution. Based on work by the McKinsey Global Institute, as reported in Our Insights — Real estate can use generative AI to turn the industry’s data into treasure in seven steps, we believe that generative AI could generate $110 billion to $180 billion or more in value for the real estate industry, making AI technology one of the most exciting innovations of our era. It is not only changing our way of life but also reshaping how various industries operate.

The Problem

We must also recognize that real estate is not accessible to everyone. Housing issues, especially in urban areas, have become a global challenge.

Structural Inefficiencies

In the modern information era, we believe that potential homebuyers in the United States are overwhelmed with an abundance of property data, including listings, market trends, and historical sales information. However, this data is often scattered across different platforms and formats, making it difficult to navigate and analyze effectively. Additionally, we are of the opinion that there is a lack of uniformity in real estate brokerage services, meaning the quality and type of service can vary greatly from one broker to another. This inconsistency complicates the process for buyers who can benefit from comprehensive, personalized advice and data-driven insights to make informed decisions. Accordingly, we believe that the industry urgently requires sophisticated data analysis capabilities and personalized customer services that can filter and present information in a clear, actionable manner tailored to individual buyer needs.

Home Buying & Selling Difficulties

The conventional process of purchasing a home involves numerous challenges that can make the experience frustrating and often unsuccessful. Key among these is the competitive nature of bidding, where multiple buyers may vie for the same property, driving up prices and creating a high-pressure situation. Additionally, the home-buying process is often hampered by lengthy loan processing times. Delays in securing financing can result in buyers missing out on purchasing their desired properties, as sellers may opt for buyers with quicker, more reliable financing options. This uncertainty and time sensitivity can add significant stress and disappointment to the home-buying experience.

Poor Experiences

The journey to home ownership involves multiple stages, including dealing with brokers, securing loans, property appraisals, purchasing home insurance, undertaking renovations, and organizing the move. Currently, each of these stages is typically handled by different service providers who operate in isolation from each other. This fragmentation means there is no centralized process or communication, leading to inefficiencies, misunderstandings, and a disjointed overall experience. We believe that the lack of a comprehensive, integrated solution makes it difficult for buyers to navigate the process smoothly and can lead to increased costs, delays, and a lower-quality home-buying experience. Buyers are often left to manage and coordinate these separate components on their own, which can be overwhelming, especially for first-time buyers or those with limited time and resources.

Our Solution

Next-Generation Technologies: Artificial Intelligence

Linkhome | AI & HOME-GPT

AI Chat, home search, book tours
AI Market Analysis, Property Valuation, Recommendations
AI Generate Document and Contract Processing
Customer Relationship Management
linkhome
Linkhome AI Platform
Linkhome AI Model

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Linkhome developed the real estate AI technology platform HomeGPT. For home buyers, Linkhome has built an on-demand, seamless, and artificial intelligence-driven home-buying experience. Unlike the traditional process mediated by real estate agents, Linkhome buyers can chat with our AI chatbot, HomeGPT, at their convenience using our app or website to answer home-buying questions, learn about the home-buying process, book visits or virtual tours, calculate mortgage requirements and so on. We have also introduced AI-driven real estate solutions for our agents, such as home price prediction, bidding recommendations, investment advice, and on-demand assistance in generating contracts and processing documents for future real estate needs.

For buyers, our AI chatbot offers an interactive experience directly through our app or website. HomeGPT can interpret and respond to complex real estate inquiries, generating professional and precise answers that help our users gain deeper insights into the real estate buying process. The virtual assistance feature of HomeGPT assists buyers by scheduling visits, providing virtual tours, and calculating mortgage payments. Our AI tools can also be used to predict a competitive bid by using AI to generate accurate property valuations by quickly analyzing vast datasets, to include historical pricing, market trends and property characteristics.

For sellers, our agents can use HomeGPT to leverage our sophisticated AI algorithms to offer precise pricing advice, aiding home buyers in informed decision-making for pricing, marketing, and negotiations. Additionally, our generative AI technology enhances seller experiences by automatically crafting detailed property descriptions and introduction videos with minimal user input. For vacant properties, HomeGPT can simulate furnished interiors, which can significantly elevate the property’s appeal. By making targeted promotion and presentation, HomeGPT can help to ensure that listings reach the right buyers, leading to most of Linkhome’s sellers successfully closing deals within 45 days, thereby selling their homes more effectively and at reduced costs. HomeGPT can assist agents with the drafting and generation of contracts, reducing the time and effort required for administrative tasks increasing the agents efficiency.

The goal of these technologies is to support our clients and enhance our productivity. We believe this will lead to being able to continuously provide better customer service at a lower cost. We are committed to constantly optimizing the performance and functionality of our technology to ensure that it not only meets current market demands, but also anticipates and adapts to future trends.

Fintech: Financial Innovation Cash Offer — Quick Home Purchase:    We believe Linkhome’s fintech product, Cash Offer, will significantly enhance the competitiveness of our clients’ offers, allowing them to secure their desired properties without merely relying on price competition. Compared to loan-based offers, most sellers prefer all-cash offers, as this enables sales to close more quickly. By offering Cash Offer, we believe our clients will be able to stand out among many offers, thus giving buyers who use our product more negotiation power and a stronger likelihood of purchasing their desired home at the right price.

Linkhome | Cash Offer

Anxious
Found Linkhome
AI analysis
24-hr Underwriting
Tour
Cash offer
Win!
Move in
Mortgage & Closing
Referrals
Repeat

Flash sell — A modern way to sell:    By selling to Linkhome, homeowners can avoid the stress of open houses, home repairs, overlapping mortgages, and the uncertainty that can come with listing a home on the open market. Using our mobile app and website, sellers can receive a competitive cash offer online. Post offer, we conduct an interior home inspection and a contact-free exterior assessment to verify the home data provided to the Company. Sellers can then select their preferred closing date and sell to Linkhome, closing quickly.

Trade Up:    For customers who are both selling and buying, we have built a trade-up product that enables them to buy and sell in a coordinated transaction. With the “Trade Up” service, Linkhome helps clients purchase a new home and move in without having to sell their old home first. Through collaboration with third-party financial institutions, Linkhome assists clients in purchasing the new home and then selling the old one. This avoids the hassle of finding temporary housing, moving furniture twice and dealing with storage concerns. We provide a more relaxed, seamless experience for clients, making the journey to swap homes easy.

Currently, our front-end platforms, such as the website and app, are intended only to receive customer information. Our back-end software then generates a plan for the user, after which we establish a relationship with the user by having one of our agents communicate the plan to the user. We are working to develop a front-end data platform that will provide such information to customers in real-time.

One-stop seamless experience

Linkhome | AI-DRIVEN PLATFORM

Data Source
AI Web Portals & APP
Cash Offer
Referrals
Buy
Rental & Management
Insurance, Decoration, Title & Escrow Services
Linkhome AI Platform User Pool
Cross-Selling and Up-Selling
Sell
Mortgage
Property 1
Property 2
Property 3
Property N and beyond

We understand the complexity of real estate transactions; therefore, Linkhome aims to provide a one-stop solution, offering tailored financing through our Cash Offer service, bespoke renovation services, comprehensive property management, and extensive insurance options. Designed to simplify and expedite the home-buying journey, our integrated approach ensures clients navigate property transactions with ease, from initial purchase to ongoing management. By merging clarity, efficiency, and personalized support, Linkhome aims to transform real estate transactions into transparent, stress-free experiences, allowing clients to focus on the joy of finding their dream home.

Advantages and Competitive Edge

Our business model is designed to disrupt the traditional model of finding and buying a home. Linkhome’s main goal is to rapidly expand property sales by focusing on providing AI technology for house hunting and helping customers with investment analysis. Since our founding in 2021, we have been developing and leveraging the following key advantages of our platform, which we believe provide significant competitive advantages.

A purpose-built artificial intelligence housing search platform.

Our platform combines a comprehensive AI-powered home-finding experience with financial innovation, allowing us to control all key operational and transactional elements and promote a fast, simple, and consistent user experience.

A differentiated home buying experience.

We have developed a cash offer home purchase model to use cash to help customers compete for target properties faster and more cost-effectively. This gives people the confidence and trust they need to buy properties on our platform.

For buyers, the Cash Offer avoids the need for excessive overbidding to purchase a home. We charge a 1 – 2% platform usage fee, which saves a significant amount compared to overbidding. For example, for a $947,000 home, we charge a 1% service fee, approximately $9,470. Without using Cash Offer, the same home may sell from $990,000 to $1,000,000. In this example, a buyer would save $40,000 to $50,000 on the transaction.

For sellers, traditional home selling services require expenses such as repairs, renovations, listing fees, and 4 – 5% agent fees. These expenses can be substantial for sellers, and the waiting period to sell the home is uncertain. Using the Flash Sell, the home can be sold immediately, reducing the costs of repairs, renovations, and 4 – 5% listing agent fees, which can amount to 8 – 12% of the home’s price. We only charge a 5% service fee, saving sellers both time and money.

Currently, our funding for Cash Offer comes primarily from investments made by our CEO and shareholders. With the funds generated from this offering, we plan to expand our Cash Offer program. We believe and are confident that our revenue will continue to grow and we will become more profitable over time.

Proprietary financing technology.

We plan to offer differentiated financing solutions enable clients to select their preferred financing method from hundreds of pre-approved down payment and monthly payment combinations and enable us to generate property finance receivables, often sold at a premium to third-party financing partners.

An efficient and engaging home selling experience.

Our proprietary APP software and artificial intelligence quick quotation system allow us to quote prices for users selling their homes predictably and efficiently. Customers do not need to wait several days and can quickly sell their properties to Linkhome. We believe we provide our customers with a unique home-selling experience. We believe this sets us apart from our competitors.

Large-scale real estate transaction infrastructure.

We believe we are a leading property technology company that provides a comprehensive suite of end-to-end property solutions and services through a single, integrated platform. Our platform functions as a one-stop-shop solution to serve all of our customers’ property-related needs. We believe this provides us with a strong competitive edge as compared to our peers, who may only provide services related to one segment of the property transaction.

Highly scalable business model.

While at present, we cater only to the Southern California market, we intend to scale the enterprise to address markets in additional markets. We believe we have a highly scalable business model and can adapt our service offerings to cater to prevailing market and technology trends to maintain our competitive edge. Our business is predominantly generated through our online website and mobile application platforms, which allows us to expand rapidly into new markets in a quick and cost-efficient manner.

Our Growth Strategy

Our growth strategy is to innovate and execute on the following key strategic focuses:

•        Increase penetration in existing market.    We are presently focused on increasing our penetration and market share in existing market. As our recognition grows, we’ll attract more home buyers and sellers to transact through Linkhome.

•        Expand into new markets.    While our business primarily serves the Southern California market, we believe we have a tremendous opportunity to expand our business coverage to major markets across the United States.

•        Increase our service offerings and become an “all-in-one” property platform.     At present, we offer brokerage services, Cash Offer, and other services like property rental management, and home renovation services. In line with our focus on providing a seamless experience, however, we are in the process of creating a digital one-stop moving experience. We plan to add additional services over time to further simplify transactions and support our customers. These services include title insurance, escrow and mortgage services, home insurance, property management, and home maintenance services.

•        Continue to develop our artificial intelligence real estate platform to enhance user experience.    We seek to continuously strengthen our artificial intelligence technologies to improve our platform and the solutions we can offer to our customers. To this end, we intend to invest in research and development to enhance our technology capabilities and service offerings.

Marketing

Our marketing strategy employs a multi-channel approach aimed at efficient and low-cost growth while expanding our market footprint. We leverage AI algorithms to deploy ads targeting customer interests, significantly enhancing the precision of our customer targeting. This optimization of our marketing strategy includes advanced audience segmentation methodologies, improved targeting, and attribution. Additionally, we’ve incorporated broad-reach channels to responsibly scale our brand awareness.

Our marketing focus extends to several areas:

•        Social Media & Video Marketing:    We engage in comprehensive digital marketing, utilizing platforms such as YouTube, Instagram, Facebook, and X (formerly known as Twitter) for both video and social media marketing. This approach allows us to engage audiences with visually compelling content and leverage the vast user bases of these platforms for broad visibility and engagement.

•        Paid-search Advertising:    We partner with high-traffic search engines for paid-search advertising. We continuously adjust our bids on keywords and phrases and tweak our campaigns based on performance metrics.

•        Targeted-email Campaigns:    Our email marketing efforts are enhanced by machine learning, enabling us to send targeted emails that recommend relevant new listings to homebuyers and sellers at critical moments in their journey with us.

•        Online and Offline Seminars:     We organize online seminars to educate and engage with our audience, offering valuable insights and building trust. In Southern California, we conduct limited, in-person seminars, to inform our customers about the complex and competitive market.

Competitor Analysis

As a company dedicated to artificial intelligence real estate technology, we operate in the highly competitive and fragmented U.S. housing market, with over five million residential real estate transactions annually. Our main competitors include traditional offline real estate brokers and agents; these include franchise operations associated with national or local brands as well as small independent brokerages. We also face increasing competition from a growing number of internet-based brokerages and companies operating with new business models.

Our industry has rapidly evolved in recent years due to technological advances, changes in consumer preferences, and the introduction of new products. We anticipate that competition will intensify further with the emergence of new brokerage firms with AI-driven business models, as well as traditional brokerages adopting or developing new technologies or business strategies to enhance their offerings.

We believe we primarily compete based on:

•        Efficient AI online chat capabilities;

•        Financial innovation services, such as Cash Offer, that help clients quickly secure offers;

•        Traffic to our website and mobile application;

•        Our ability to recruit and retain agents who can provide the best customer service;

•        The cost of our services and the price to consumers;

•        Consumer awareness of our services and the effectiveness of our marketing efforts; and

•        Innovation in artificial intelligence technology.

We believe that our customer-centric values and artificial intelligence technology, along with the application of financial innovations, set us apart from our competitors and give us a competitive edge in all of the above areas. Our provision of AI-driven home searches, data-driven decision-making support, and financial innovation in assisting users to purchase homes with cash offers further strengthen our position in the competitive landscape.

Our Values

Our Core Principles:    Our guiding principles are meticulously designed to steer us towards achieving our mission of crafting an unparalleled company for the ages. This encompasses unwavering customer commitment, a spirit of thriftiness, perpetual innovation, and relentless pursuit of results.

Customer First:    Our drive begins and ends with our customers. We innovate, construct, and implement solutions to enhance our customers’ experiences. We strive tirelessly to exceed customer expectations.

Ownership Attitude:    When confronted with challenges, we don’t hesitate; we dive in to resolve them. We embrace accountability as if the business were our own dwelling, maintaining and improving it as our personal duty.

Cultivate Transparency:    We champion openness, honesty, and straightforwardness regarding challenges and actively pursue the truth. We approach all interactions with positive assumptions and regard constructive criticism as invaluable.

Thrift is Key:    We “devour thrift for breakfast,” continuously seeking opportunities to reduce costs in transactions, thereby enriching our customers. Our path to victory is constructing the most cost-effective platform.

Continuous Growth:    We cherish the learning mindset, approaching every day with humility and the ambition to incrementally improve. The drive for constant betterment keeps us motivated.

Agile and Entrepreneurial:    We value the agility and urgency of startup culture, prioritizing swift actions while maintaining excellence. Our ingenuity and resourcefulness are ceaseless.

Unity in Diversity:    Our strength lies in a multifaceted team, merging technology, operational finesse, talent, and mutual respect. We operate collaboratively, supporting one another both professionally and personally, striving for inclusivity and representation for all.

Focus on Results:    Our aim is on the tangible outcomes and the quality of our deliverables. We commit to lofty objectives, maintaining a high standard of quality in every aspect, from design details to strategic impact.

Embrace and Celebrate:    Recognizing the hard work dedicated to our customers and colleagues, we cherish and commemorate both significant milestones and the everyday victories.

These values embody the essence of our corporate culture and the spirit of our team, driving us towards collective success and personal fulfillment.

Employees

As of March 31, 2024, our management team consists of five full-time employees and five independent real estate agent contractors. Out of our five full-time employees and five independent contractors, seven are licensed as agents with the California Department of Real Estate. None of our employees are currently represented by a labor organization or involved in any collective bargaining agreements.

Technology

Our business is driven by AI, data, and technology at all stages of the home buying and selling process. We have assembled a team of engineers, data scientists, designers, and product managers whose expertise spans a broad range of technical areas to build our artificial intelligence robot, we will employ generative technologies for real estate consulting chats, property evaluations, loan calculations, and contract generation. use technological innovations where possible to increase efficiency and scale our business.

Our focus is on artificial intelligence that makes real estate fundamentally more efficient, and we believe our competitive advantage comes from a deeper understanding of real estate operations through our collaboration with our artificial intelligence technology and real estate agents. This includes participation in the development of the AI chat agent HomeGPT, which encompasses property knowledge consulting, scheduling property viewings, preparing offers, pricing properties, chatting with clients, and monitoring the transaction process.

Our AI utilizes both proprietary and open-source technologies. The core algorithms powering HomeGPT are proprietary to Linkhome and were developed by our team of data scientists and engineers. The proprietary technology we developed is registered and trademarked. However, some components of our technology utilize open-source libraries. The primary open-source technology utilized is Meta’s open-source model, Llama 3, which has been modified and integrated into our broader proprietary systems. Our team actively works to ensure we remain in compliance with all required open-source licenses and continuously monitor our use of such software to mitigate legal and business risks.

We currently use third-party cloud computing services to allow us to quickly and efficiently scale our services without upfront infrastructure costs, allowing us to maintain our focus on building great products. We also use third-party services to allow customers to digitally sign contracts, upload videos of their homes, and manage customer support services.

Facilities and Office Space

We lease 1426 square feet of office space at our corporate headquarters, located at 2 Executive Circle, Suite 100, Irvine, California 92614.

Intellectual Property

We rely on trademarks, domain names, patents, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect our proprietary rights.

As of March 1, 2024, we have 2 trademark registrations and applications, including registrations for “Linkhome”, the Linkhome logo and “HomeGPT.”

We are the registered holder of a variety of domestic domain names, including www.linkhomeai.com, www.linkhome.ai and www.linkhomeapp.com.

In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors, and business partners. Certain of our employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in both our general and product-specific terms of use on our website.

Government Regulation

We are subject to a wide variety of laws, rules, and regulations enforced by both governments and private organizations. Many of these rules and regulations are constantly evolving. If we are unable to comply with them, we could be subject to civil and criminal liabilities, revocation, or suspension of our licenses or other adverse actions. We may also be required to modify or discontinue some or all of our offerings, and our ability to grow our business and our reputation may be harmed. See “Risk Factors” for a discussion of our regulatory risks.

Brokerage Service Regulation

Brokerage businesses are primarily regulated at the state level by agencies dedicated to real estate matters or professional services.

State Regulation

Real estate brokerage licensing laws vary widely from state to state. Generally, all individuals and entities acting as real estate brokers or salespersons must be licensed in each state where they operate. Licensed agents must be affiliated with a broker to engage in licensed real estate brokerage activities. Generally, a corporation must obtain a corporate real estate broker license, although in some states the licenses are personal to individual brokers. The broker in all states must actively supervise the individual licensees and the corporation’s brokerage activities within the state. All licensed market participants, whether individuals or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally detail minimum duties, obligations, and standards of conduct, including requirements related to contracts, disclosures, record-keeping, local offices, trust fund handling, agency representation, advertising regulations, and fair housing. Our business now operates in California, where we have designated a properly licensed broker and we will also apply for a Corporate Real Estate Broker License should future expansion into other states be necessary.

Federal Regulation

Several federal laws and regulations govern the real estate brokerage business, including federal fair housing laws such as the Real Estate Settlement Procedures Act of 1974, or RESPA, and the Fair Housing Act of 1968, or FHA.

RESPA restricts kickbacks or referral fees that real estate settlement service providers such as real estate brokers, title and closing service providers, and mortgage lenders may pay or receive in connection with the referral of settlement services. RESPA also requires certain disclosures regarding certain relationships or financial interests among providers of real estate settlement services. RESPA provides a number of exceptions that allow for payments or splits between service providers, including market-rate compensation for services actually provided.

RESPA is administered by the Consumer Financial Protection Bureau or CFPB. The CFPB has applied a strict interpretation of RESPA and related regulations and often enforces these regulations in administrative proceedings. Consequently, industry participants have modified or terminated a variety of business practices to avoid the risk of protracted and costly litigation or regulatory enforcement.

The FHA prohibits discrimination in the purchase or sale of homes. The FHA applies to real estate agents and mortgage lenders, among others. The FHA prohibits expressing any preference or discrimination based on race, religion, sex, handicap, and certain other protected characteristics. The FHA also applies broadly to many forms of advertising and communications, including MLS listings and insights about home listings.

Local Regulation

In addition to state and federal regulations, residential transactions may also be subject to local regulations. These local regulations generally require additional disclosures by parties or agents in a residential real estate transaction, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

MLS Rules

We are also subject to rules, policies, data licenses, and terms of service established by the MLS of which we are a participant. These rules, policies, data licenses, and terms of service specify, among other things, how we may access and use MLS data and how MLS data must be displayed on our website and mobile application. The rules of each MLS to which we belong can vary widely and are complex. NAR, as well as state and local associations of REALTORS®, also have codes of ethics and rules governing members’ actions in dealings with other members, clients, and the public. We must comply with these codes of ethics and rules as a result of our membership in these organizations.

Title Service Regulation

Many states license and regulate title agencies or settlement service providers, their employees and underwriters. In many states, title insurance rates are either state-regulated or are required to be filed with each state by the agent or underwriter, and some states regulate the split of title insurance premiums between the agent and the underwriter. States also require title agencies and title underwriters to meet certain minimum financial requirements for net worth and working capital.

Privacy and Consumer Protection Regulation

We are subject to a variety of federal and state laws relating to our collection, use, and disclosure of data collected from our website and mobile users. Additionally, we are subject to regulations relating to the manner and circumstances under which we or third parties may market and advertise our products and services to customers, such as “Do Not Email” laws, U.S. Federal Trade Commission regulations and other state and federal laws regarding data protection and retention, privacy, advertising, unfair or deceptive acts or practices, and consumer protection, which are continuously evolving.

Legal Proceedings

We are not currently involved in any material legal or arbitral proceedings. From time to time, we may be involved in litigation, claims, and other proceedings arising in the ordinary course of business. As we routinely enter into business contracts with real estate agents, contractors, customers and other platform and industry participants, we have been and may continue to be involved in legal proceedings arising from contract disputes. Such claims, litigations or other legal or administrative proceedings, even if without merit and regardless of the outcome, may result in substantial costs and diversion of management resources and attention. Litigation or other legal or administrative proceedings, if material, could result in unexpected expenses and liabilities, which could have a material adverse effect on our business, reputation, results of operations and financial condition.

General Corporate Information

We were incorporated in July 2021 in California as Goldman Realty & Mortgage Inc. In August 2023, we changed our name to Linkhome Realty Group, and in November 2023, we established Linkhome Holdings Inc., a Nevada corporation, which owns 100% of Linkhome Realty Group. Our principal executive offices are located at 2 Executive Circle, Suite 100, Irvine, CA 92614, and our phone number is 626-678-0777. Our website address is www.linkhomeai.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock.

Linkhome, the Linkhome logo, Linkhome AI, Linkhome Mortgage, Cash Offer, and other Linkhome trademarks, service marks, or trade names mentioned in this prospectus are property of Linkhome. This prospectus contains trade names, trademarks, and service marks of other companies that are the property of their respective owners. Our use or display of other companies’ trade names, trademarks, or service marks does not imply a relationship with, or endorsement or sponsorship of us by, these other companies. For convenience, the trademarks and trade names referred to in this prospectus do not bear the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks and trade names.

Significance of Being an Emerging Growth Company

As defined in Section 2(a) of the Securities Act, we are an “emerging growth company,” and we are subject to modified requirements by the JOBS Act. As an emerging growth company, we can take advantage of specific reduced disclosure and other requirements that are generally applicable to other public companies that are not emerging growth companies. These provisions include:

•        Only being required to provide two years of audited financial statements and two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        Not being required to comply with the auditor attestation requirements regarding the effectiveness of our internal control over financial reporting;

•        Being exempt from any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and financial statements (auditor discussion and analysis);

•        Reduced disclosure about our executive compensation arrangements; and

•        Exemptions from the requirements to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute arrangements.

We may take advantage of these exemptions for up to five years or until we are no longer considered an emerging growth company. As a result, the information that we provide in this prospectus may be different from what you might receive from other public companies in which you hold stock. We will cease to be an emerging growth company at the earliest of the following dates: (1) the last day of the fiscal year in which our annual gross revenue reaches or exceeds $1.07 billion; (2) the date we become a “large accelerated filer”; (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period; or (4) December 31, 2029 (the last day of the fiscal year ending after the fifth anniversary of this offering).

Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of July 10, 2024.

Name	Age	Position(s)
Executive Officers
Zhen “Bill” Qin(2)(3)	36	Chairman of the Board of Directors, Chief Executive Officer and Director
Na Li	40	Chief Financial Officer and Director
Yuan Gao	24	Chief Technology Officer

Non-Employee Directors
Ying Sun(1)	47	Director
Minghui Sun(1)(2)(3)	32	Director
Xin Liu(1)(2)(3)	43	Director

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Executive Officers

Zhen “Bill” Qin has served as our Chief Executive Officer and Chairman of our Board since October 2023. He has also served as Chief Executive Officer of our wholly owned subsidiary, Linkhome Realty Group since July 2021. Before joining Linkhome Realty Group, Mr. Qin was an independent realtor for Harvest Realty Development Inc. from March 2020 to July 2021. He also served as Chief Executive Officer of USA Bestway Group Inc. from April 2016 to March 2020. Mr. Qin holds a master’s degree from the University of California, Irvine. We believe that Mr. Qin’s deep understanding of our company and his real estate industry experience qualifies him to serve on our Board.

Na Li has served as our Chief Financial Officer and as a member of our Board since October 2023. She has also served as Chief Financial Officer of our wholly owned subsidiary, Linkhome Realty Group since July 2021. Before joining Linkhome Realty Group, Ms. Li was an independent realtor for Harvest Realty Development Inc. from March 2020 to July 2021. She also served as Chief Financial Officer of USA Bestway Group Inc. from April 2016 to March 2020. We believe that Ms. Li’s deep understanding of our company and her real estate industry experience qualifies her to serve on our Board.

Yuan Gao has served as our Chief Technology Officer since October 2023 and has also served as Chief Technology Officer of our wholly owned subsidiary, Linkhome Realty Group since June 2023. In 2021, he assisted Sensen Group in expanding their local business operations. Mr. Gao holds a master’s degree from the University of California, Irvine. He has participated in the development of several programming projects on the Discord platform as a third-party developer and established his own artificial intelligence models on the OpenAI platform. He is among the few technical experts proficient in configuring large AI models such as Gemma, Llama-2, and Grok, and has been involved in the extensive training of various artificial intelligence models.

Non-Employee Directors

Minghui Sun current serves as a director nominee and will be appointed to our Board on the date of this prospectus. Ms. Sun has been the Chief Executive Officer of Qin Express since 2021. Before then, Ms. Sun served as Vice President of Meibao International Group. Ms. Sun earned her bachelor’s degree from Zhengzhou Huaxin University. Ms. Sun was selected to serve as a director due to her experience with marketing, branding and consumer insights.

Xin Liu currently serves as a director nominee and will be appointed to our Board on the date of this prospectus. Mr. Liu has been the CFO of Tellus Power North America since January 2024. From December 2019 to December of 2023, he served as an accounting consultant at KBC. Prior to KBC, Mr. Liu was a Specialist in the U.S. Army. Mr. Liu earned a bachelor’s degree from San Francisco State University. Mr. Liu was selected to serve as a director due to his experience in executive leadership, business operations and corporate governance.

Ying Sun currently serves as a director nominee and will be appointed to our Board on the date of this prospectus. Ms. Sun has been the General Manager of Baicheng Trading LLC (Dalian) since 2021. Prior to that, she served as an Import and Export Trader for Dalian Bailing Bearing Co., Ltd. Ms. Sun earned a bachelor’s degree from Wafangdian Material Bureau Vocational College. Ms. Sun was selected to serve as a director due to her experience in business operations and risk management.

Election of Officers and Family Relationships

Our Chief Executive Officer and our Chief Financial Officer, each of whom are also members of our Board, are married. There are no family relationships between any other officers or directors.

Codes of Business Conduct and Ethics

Prior to the completion of this offering, our Board will adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of conduct will be posted on the investor relations section of our website at https://www.linkhomeai.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules and exchange requirements.

Controlled Company Status

Upon completion of this offering, the Controlling Stockholders will hold a majority of the voting power of our outstanding common stock. Accordingly, we expect to be considered a “controlled company” under the Nasdaq Listing Rules. As a controlled company, certain exemptions under the Nasdaq Listing Rules will exempt us from the obligation to have a compensation committee that is composed entirely of independent directors, that our nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities or that we have a majority independent board. We intend to use these exemptions following the completion of this offering.

Board of Directors Composition

Our Board currently consists of five members. Our Board has determined three of our directors are independent directors in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

Each of our current directors will continue to serve until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

Director Independence

In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market. Under the rules of Nasdaq, independent directors must compose a majority of a listed company’s board of directors within a specified period of the completion of this offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering.

Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that all of our non-employee directors are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described under “Certain Relationships and Related-Party Transactions.”

Committees of the Board of Directors

Our Board has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below as of the closing of our initial public offering. Members serve on these committees until their resignation or until otherwise determined by our Board. As required by the Nasdaq Listing Rules, our audit committee and compensation committee will operate under a charter approved by our Board. Following this offering, copies of audit committee and compensation committee charter will be posted on the investor relations section of our website at [_].

Audit Committee

Our audit committee will be comprised of Ying Sun, Xin Liu, and Minghui Sun. Mr. Liu is the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our Board has determined that Mr. Liu is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on him any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our Board. The audit committee assists our Board in overseeing the quality and integrity of our accounting, auditing, and reporting practices. The audit committee’s role includes:

•        overseeing the work of our accounting function and internal controls over financial reporting;

•        overseeing internal audit processes;

•        inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cybersecurity risks, and assessing the steps management has taken to control these risks;

•        reviewing proposed waivers of the code of conduct for directors and executive officers; and

•        reviewing compliance with significant applicable legal, ethical, and regulatory requirements.

Our audit committee is responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm engaged to issue audit reports on our consolidated financial statements and internal control over financial reporting. The audit committee relies on the expertise and knowledge of management and the independent registered public accounting firm in carrying out its oversight responsibilities.

Compensation Committee

Our compensation committee will be comprised of Bill Qin, Minghui Sun and Xin Liu. Mr. Qin is the chairperson of our compensation committee. Our compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending that our Board approve, the compensation of and compensatory agreements with our executive officers;

•        reviewing and recommending to our Board the compensation of our directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

•        reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will be comprised of Bill Qin, Minghui Sun and Xin Liu. Mr. Qin is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending candidates for membership on our Board;

•        reviewing and recommending changes to our corporate governance guidelines and policies;

•        overseeing the process of evaluating the performance of our Board; and

•        assisting our Board on corporate governance matters.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our named executive officer (“NEO”) for the fiscal year ending December 31, 2023 (“Fiscal Year 2023”), its Chief Executive Officer Zhen “Bill” Qin. Mr. Qin was the only executive officer of the Company serving in Fiscal Year 2023 whose compensation is required to be reported under SEC rules.

The following discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts could vary significantly from historical practices and currently planned programs summarized in this discussion.

Compensation Program

The objective of the compensation program of the Company and its subsidiaries (the “Company Group”) is to provide a total compensation package to its executives, including its NEO, that will enable the Company Group to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward our executives for performance.

•        Base Salary.    Our NEO is paid a base salary commensurate with the executive’s skill set, experience, performance, role and responsibilities. Under Mr. Qin’s offer letter, he was eligible to receive $3,000 per month in base salary, although he only received $18,000 in total base salary payments for Fiscal Year 2023.

•        Short-Term Cash Incentives.    During Fiscal Year 2023, Mr. Qin received a sales commission totaling $32,500.

•        Long-Term Equity Incentives.    During Fiscal Year 2023, the Company did not grant any incentive equity awards to Mr. Qin.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to the Company’s NEO, Mr. Qin, for services rendered to the Company Group in all capacities in its Fiscal Year 2023.

Name and Principal Position	Year	Salary ($)	Total ($)
Zhen “Bill” Qin(1)	2023	$50,500	$50,500
Chief Executive Officer

____________

(1)      In 2023, Mr. Qin served as CEO, and the amounts reported as salary represent base salary payments and sales commissions paid to him for his service.

Narrative Disclosure to the Summary Compensation Table

Employee Benefits

The Company Group does not currently maintain any employee benefits for its employees, including Mr. Qin.

Agreements with our NEO

Bill Qin is a party to an employment agreement with Linkhome Realty, dated July 20, 2021 (the “Qin Employment Agreement”), under which he serves as Chief Executive Officer of Linkhome Realty. The Qin Employment Agreement provides for base salary of $3,000 per month, eligibility for certain employee benefits once adopted by the Company and certain confidentiality covenants that apply during and after employment.

Outstanding Equity Awards at 2023 Fiscal Year-End

Mr. Qin did not have any outstanding incentive equity awards as of December 31, 2023.

Potential Payments Upon Termination or Change in Control

Mr. Qin is eligible for two weeks of salary continuation following a termination by the Company of his employment and the Qin Employment Agreement. Mr. Qin is not eligible for any other potential payments upon any form of termination or resignation of employment or a change in control of the Company if such event took place on December 31, 2023 or at any other point during Fiscal Year 2023.

Director Compensation

None of the Company’s non-employee directors received any compensation related to the director’s Board service in Fiscal Year 2023 or had any outstanding equity awards as of December 31, 2023. Any directors that also serve as employees of the Company are not entitled to additional compensation for their Board service.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Since January 1, 2022 there has not been any transaction or series of similar transactions to which we were, or will be, a party in which the amount exceeded, or will exceed, the lesser of (i) $120,000 or (ii) one percent of our total assets for the last two completed fiscal years, and in which any director, executive officer, or beneficial holders of more than five percent of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest except for to the executive officer and director compensation arrangements discussed above under “Management — Non-Employee Director Compensation” and “Executive Compensation,” and the following:

The Company’s CEO is also a real estate agent who buys and sells property under Linkhome Realty; during the years ended December 31, 2023 and 2022, the Company paid him compensation of $61,400 and $350,000, respectively, for the properties that were sold by him on behalf of the Company, which was recorded in the cost of revenue.

During the year ended December 31, 2023, the Company purchased a property in cash for $1,056,370 under the Company’s name, and subsequently sold it to a related party, Haiyan Ma, for $1,069,072 who is the shareholder of the Company with 12.5% ownership.

During the three months ended March 31, 2024, the Company purchased a property in cash for $915,662 under the Company’s name, and subsequently sold it to a related party, Haiyan Ma, for $924,544 who is the shareholder of the Company with 12.5% ownership.

In addition, the Company’s CEO, who is also the shareholder of the Company with 52.90% ownership, received $81,888 commission from clients for properties sold by the Company’s CEO on behalf of the Company during the three months ended March 31, 2024. The Company’s CEO repaid the amount in full to the Company on May 1, 2024.

Review, Approval, or Ratification of Transactions with Related Parties

Our written related party transactions policy and the charters of our audit committee and nominating and corporate governance committee to be adopted by our Board and in effect immediately prior to the completion of this offering will require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

Prior to this offering we had no formal, written policy or procedure for the review and approval of related-party transactions. However, our practice has been to have all related-party transactions reviewed and approved by a majority of the disinterested members of our Board, including the transactions described above.

PRINCIPAL STOCKHOLDERS

The following table presents certain information with respect to the beneficial ownership of our common stock, and as adjusted to reflect the sale of common stock offered by us in this offering assuming no exercise of the underwriters’ option to purchase additional shares of our common stock, by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of shares of our common stock as of the date of this prospectus;

•        each of our executive officers and directors; and

•        all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of July 10, 2024 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock before this offering on 14,455,000 shares of our common stock outstanding as of July 10, 2024. Percentage ownership of our common stock after this offering also assumes the sale by us of shares of common stock in this offering. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Linkhome Holdings Inc., 2 Executive Circle, Suite 100, Irvine, CA 92614.

	Beneficial Ownership Prior to this Offering		Beneficial Ownership After this Offering
Name and Address of Beneficial Owner†	Number	Percent	Number	Percent
Directors and Named Executive Officers:
Bill Qin(1)	7,650,000	52.9%		%
Na Li(2)	1,050,000	7.3%		%
All executive officers and directors as a group (3 persons)	8,700,000	60.2%		%
Other 5% Stockholders:
Haiyan Ma(4)	1,800,000	12.5%		%

____________

†        Unless otherwise indicated the business address for each of the individuals is 2 Executive Circle, Suite 100, Irvine, CA 92614

*        Represents beneficial ownership of less than one percent.

(1)      Mr. Qin may also be deemed to indirectly beneficially own 1,050,000 shares of common stock held by his spouse. Mr. Qin disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest therein.

(2)      Ms. Li may also be deemed to indirectly beneficially own 7,650,000 shares of common stock held by her spouse. Ms. Li disclaims beneficial ownership of the shares held by her spouse except to the extent of her pecuniary interest therein.

(4)      The address of Haiyan Ma is 221 Culture, Irvine, CA 92618.

DESCRIPTION OF CAPITAL STOCK

The following summary sets forth the material terms of our securities. The following summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our amended and restated articles of incorporation and our bylaws, copies of which are filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read our amended and restated articles of incorporation and our bylaws in their entirety, along with applicable provision of Nevada law, for a complete description of the rights and preferences of our securities.

Upon the completion of this offering, our authorized capital stock will consist of [_] shares of common stock, $0.001 par value per share.

As of July 10, 2024, there were outstanding 14,455,000 shares of our common stock, held by approximately 21 stockholders of record.

Common Stock

Dividend Rights

The holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. See “Dividend Policy” for additional information.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. As a result, the holders of a majority of our voting shares can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights to acquire additional securities issued by the Company.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We have not issued any preferred stock. Our Board may issue, without stockholder approval, shares of undesignated preferred stock, with such voting or other rights or preferences as may be determined by the Board.

Stock Options

As of March 31, 2024, the Company did not have any outstanding options to purchase shares of our common stock.

Anti-Takeover Provisions

Our amended bylaws, our amended articles of incorporation and Nevada law contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board. Our corporate governance documents include provisions:

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        limiting the ability of our stockholders to call and bring business before special meetings;

•        controlling the procedures for the conduct and scheduling of Board and stockholder meetings;

•        providing our Board with the express power to postpone previously scheduled annual meetings;

•        providing for the removal of directors only upon vote or written consent of stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to voting power; and

•        providing our Board with the ability to issue, without stockholder approval, shares of undesignated preferred stock, with such voting or other rights or preferences.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

The Nevada Revised Statutes (“NRS”) Sections 78.411 through 78.444, regulate business combinations with interested stockholders. The NRS defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. Pursuant to NRS Sections 78.411 through 78.444, combinations with an interested stockholder remain prohibited for two years after the person became an interested stockholder unless (i) the transaction is approved by the Board or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements. NRS 78.434 permits a Nevada corporation to opt out of the statute with appropriate provisions in its articles of incorporation.

NRS Sections 78.378 through 78.3793 regulates the acquisition of a controlling interest in an issuing corporation. An issuing corporation is defined as a Nevada corporation with 200 or more stockholders of record, of which at least 100 stockholders have addresses of record in Nevada and does business in Nevada directly or through an affiliated corporation. NRS Section 78.379 provides that an acquiring person and those acting in association with an acquiring person obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of the stockholders. Stockholders who vote against the voting rights have dissenters’ rights in the event that the stockholders approve voting rights. NRS Section 78.378 provides that a Nevada corporation’s articles of incorporation or bylaws may provide that these sections do not apply to the corporation.

Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “LHAI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC., 18 Lafayette Place, Woodmere, New York 11598. Their phone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding stock options, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the completion of this offering, based on the number of shares of our capital stock outstanding as of [_], 2024, we will have a total of [_] shares of our common stock outstanding. Of these outstanding shares, all of the shares of common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. In addition, most of our security holders have entered into agreements with us containing market standoff provisions or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for at least 180 days following the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares will be available for sale in the public market as follows:

•        beginning on the date of this prospectus, all of the shares sold in this offering will be immediately available for sale in the public market;

•        beginning 181 days after the date of this prospectus, additional shares will become eligible for sale in the public market, of which shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•        the remainder of the shares will be eligible for sale in the public market from time to time thereafter upon subject to vesting and, in some cases, to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements and Market Stand-off Provisions

All of our directors, officers and most of our security holders are subject to lock-up agreements or market stand-off provisions that, subject to exceptions described under “Underwriting” below, prohibit them from offering for sale, selling, contracting to sell, pledging, granting any option for the sale of, making any short sale of, transferring or otherwise disposing, of any shares of our common stock, stock options, or any security or instrument related to our common stock or stock options for a period of at least 180 days following the date of this prospectus, without the prior written consent of the underwriters. These agreements are subject to certain customary exceptions. See “Underwriting” for additional information.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, upon expiration of the lock-up and market stand-off provisions described above, within any three-month period, a number of shares that does not exceed the greater of:

•        1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•        the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701. Moreover, all Rule 701 shares are subject to lock-up agreements or market stand-off provisions as described above and under “Underwriting” and will not become eligible for sale until the expiration of those agreements.

Registration Statement

In connection with this offering, we intend to file a registration statement on Form S-8 under the Securities Act registering the issuance and sale of all of the shares of our common stock subject to outstanding options and the shares of our common stock reserved for issuance under our equity incentive plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market stand-off agreements to which they are subject.

Registration Rights

We have granted demand, Form S-3, and piggyback registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the related registration statement, except for shares purchased by affiliates.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES
TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of our common stock by “non-U.S. holders” (as described below under “— Non-U.S. Holder Defined”). This summary does not address all aspects of U.S. federal income tax considerations relating thereto. This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws.

Special rules different from those described below may apply to certain non-U.S. holders that are subject to special treatment under the Code, including, without limitation:

•        banks, insurance companies, or other financial institutions;

•        partnerships or entities or arrangements treated as partnerships or other pass-through entities for U.S. federal tax purposes (or investors in such entities);

•        corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons subject to the alternative minimum tax or Medicare contribution tax;

•        tax-exempt entities (including private foundations) or tax-qualified retirement plans;

•        controlled foreign corporations or passive foreign investment companies;

•        persons who acquired our common stock as compensation for services;

•        dealers in securities or currencies;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk-reduction transaction;

•        persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

•        persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership or an entity or an arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Therefore, this summary does not address tax considerations applicable to partnerships that hold our common stock, and partners in such partnerships should consult their tax advisors.

The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions as of the date hereof. Such authorities may be subject to differing interpretations, repealed, revoked, or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, and disposition of our common stock, or that any such contrary position would not be sustained by a court. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below and, as a result, we cannot assure you that the tax consequences described in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE, OR LOCAL LAWS AND TAX TREATIES.

Non-U.S. Holder Defined

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock, other than a partnership (or an entity or an arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes), that is not:

•        an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•        a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein, or Washington, D.C., or otherwise treated as such for U.S. federal income tax purposes;

•        a trust if it (1) is subject to the primary supervision of a court within the United States and one of more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•        an estate whose income is subject to U.S. income tax regardless of its source.

Distributions

We do not expect to declare or make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent they are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under “— Gain on Disposition of Our Common Stock.” The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution.

Any distribution on our common stock that is treated as a dividend paid to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States will generally be subject to U.S. withholding tax at a 30% rate or such lower rate as may be specified under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a properly executed Form W-8BEN or Form W-8BEN-E or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty with the United States may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to U.S. withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with a properly executed IRS Form W-8ECI certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to being taxed at graduated income tax rates, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the corporate non-U.S. holder’s effectively connected earnings and profits, subject to certain adjustments.

For additional withholding rules that may apply to dividends paid to foreign financial institutions (as specifically defined by the applicable rules), or to non-financial foreign entities that have substantial direct or indirect U.S. owners, see “— Foreign Accounts.”

Gain on Disposition of Our Common Stock

Subject to the discussions below under “— Backup Withholding and Information Reporting” and “— Foreign Accounts,” non-U.S. holders will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange, or other disposition of our common stock unless:

(1)    the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and, if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

(2)    the non-U.S. holder is a nonresident individual and is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of our common stock and certain other requirements are met; or

(3)    our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of our common stock and the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in (1) above will be required to pay tax on the net gain derived from the sale, exchange, or other disposition of our common stock at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate non-U.S. holders described in (1) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in (2) above will be required to pay a flat 30% tax on the gain derived from the sale, exchange, or other disposition of our common stock, or such other reduced rate as may be specified by an applicable income tax treaty, which gain may be offset by U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the United States).

With respect to (3) above, we do not believe that we are a USRPHC and we do not anticipate becoming a USRPHC in the future. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we become a USRPHC, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax under FIRPTA as long as (a) our common stock is regularly traded on an established securities market and (b) the non-U.S. holder owned, directly, indirectly, and constructively, no more than five percent of our outstanding common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period. There can be no assurance that our common stock will qualify as regularly traded on an established securities market for purposes of these rules. If any gain on a non-U.S. holder’s disposition is taxable because we are a USRPHC and such non-U.S. holder’s ownership of our common stock exceeds five percent, such non-U.S. holder will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

For additional withholding rules that may apply to proceeds of a disposition of our common stock paid to foreign financial institutions (as specifically defined by the applicable rules), or to non-financial foreign entities that have substantial direct or indirect U.S. owners, see “— Foreign Accounts.”

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

A non-U.S. holder generally will be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption. Generally, a non-U.S. holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E or otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker generally will be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and impose backup withholding on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payer does not have actual knowledge or reason to know that such holder is a U.S. person) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

In addition to, and separately from the withholding rules described above, Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

FATCA withholding currently applies to payments of dividends. The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% that would be applicable to the gross proceeds of a disposition of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, GIFT, ESTATE, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We have entered into an underwriting agreement with EF Hutton LLC (“EF Hutton”), as representative of the several underwriters relating to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and each of the underwriters has agreed to purchase, severally and not jointly, the number of shares of common stock set forth opposite its name in the following table:

Underwriters	Number of Shares
[_]

Total

The underwriters are committed to purchase all of the shares of common stock offered by us, other than those covered by the over-allotment option to purchase additional shares of common stock described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of [•] additional shares of common stock, representing 15% of the shares of common stock sold in the offering. The purchase price to be paid per additional share of common stock will be equal to the public offering price of one share.

The underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at a price less a concession not in excess of $[•] per share, based on the contained public offering price per share of common stock. After the shares of common stock are released for sale to the public, the underwriters may change the offering price, the concession, and other selling terms at various times.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the securities in this offering subject to prior sale, when, as and if issued to and accepted by them subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify orders to the public, and to reject orders in whole or in part.

Discounts, Commissions and Reimbursement

The following table provides information regarding the amount of the discounts and commissions to be paid to the underwriters by us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Per Share		Total (No Exercise)		Total (Full Exercise)
Assumed public offering price	$	[•]	$	[•]	$	[•]
Underwriting discounts and commissions(1)	$	[•]	$	[•]	$	[•]
Proceeds to us, before expenses	$	[•]	$	[•]	$	[•]

____________

(1)      We have agreed to pay the underwriters a commission of 7.5% of the gross proceeds of this offering.

(2)      We expect our total cash expenses for this offering (including cash expenses payable to the Underwriter for their out-of-pocket expenses) to be approximately $[•], exclusive of the above discounts.

We have agreed to pay to the Underwriter by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by us from this offering.

We have agreed to pay expenses relating to the offering, including: (a) all filing fees and expenses relating to the registration of the shares of common stock to be sold in this offering with the SEC and the filing of the offering materials with the Financial Industry Regulatory Authority (“FINRA”); (b) all fees and expenses relating to the listing of the shares of common stock on the Nasdaq Capital Market; (c) all fees, expenses and disbursements relating to the registration or qualification of such shares of common stock Shares under the “blue sky” securities laws of such states and other jurisdictions as the Underwriter may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of Underwriter’s counsel); (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares of common stock under the securities laws of such foreign jurisdictions as the Underwriter may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of shares of common stock from the Company to the Underwriter; (g) the fees and expenses of the Company’s accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA; (i) up to $30,000 of the Underwriter’s actual accountable road show expenses and due diligence expenses related to the offering; (j) the $29,500 cost associated with the Underwriter’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (k) the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; (l) the fees for the Underwriter’s legal counsel, with total legal fees in an amount not to exceed $150,000; (m) all fees, expenses and disbursements relating to background check costs of our directors and officers in an amount not to exceed $10,000 in the aggregate. For the sake of clarity, we will be responsible for the Underwriter’s total external counsel legal costs, any background check costs incurred by the Underwriter, irrespective of whether the offering is consummated or not, subject to $50,000 if there is not a closing. Additionally, we will provide the Underwriter a $50,000 advance (the “Advance”), which Advance will be applied toward out of pocket accountable expenses and will be returned to us to the extent not actually incurred.

Underwriter Warrants

As additional compensation to EF Hutton, upon consummation of this offering, we will issue to EF Hutton, or its designees, warrants to purchase an aggregate number of shares of common stock equal to 5.0% of the number of shares of common stock issued in this offering, at an exercise price equal to 120% of the initial public offering price of the shares (the “Underwriter Warrants”). The Underwriter Warrants and the underlying shares of common stock will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Underwriter Warrants by any person for a period of 180 days beginning on the date of commencement of sales of the offering in compliance with FINRA Rule 5110.

The Underwriter Warrants will be exercisable from the date that is six months from the commencement of the sales of the offering and will expire one year and six months after such date in compliance with FINRA Rule 5110(g)(8)(A). Furthermore, such Underwriter Warrants will be exercisable on a cash basis, provided that if a registration statement registering the shares of common stock underlying the Underwriter Warrants is not effective, the Underwriter Warrants may be exercised on a cashless basis. In addition, (i) the Underwriter Warrants do not have more than one demand registration right at our Company’s expense in compliance with FINRA Rule 5110(g)(8)(B); (ii) the Underwriter Warrants do not have a demand registration right with a duration of more than two years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(C); (iii) the Underwriter Warrants do not have piggyback registration rights with a duration of more than five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D); and (iv) the Underwriter Warrants have anti-dilution terms that are consistent with FINRA Rule 5110(g)(8)(E) and (F).

Right of First Refusal

We have granted EF Hutton a right of first refusal, for a period of eighteen (18) months from the closing of this offering, to act as sole investment banker, sole book-runner and/or sole placement agent, at EF Hutton’s sole discretion, for each and every future public and private equity and debt offering, including all equity-linked financings (each being referred to as a subject transaction), of our company, or any successor to or any subsidiary of our company, during such eighteen (18) month period, on terms and conditions as mutually agreed by EF Hutton and us. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering.

Tail Financing Fee

In the event that at any time prior to the eighteen (18) month anniversary of the closing date of this offering, the Company, or any of its affiliates or subsidiaries shall enter into any financing for equity or debt, including all equity-linked financings, to any investor actually introduced by EF Hutton to the Company (each a “Tail Financing”), EF Hutton shall be entitled to a cash fee equal to eight percent (7.5%) of the gross proceeds received by the Company in such Tail Financing, provided that such Tail Financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. In the event that the underwriting agreement is terminated for cause in compliance with FINRA Rule 5110(g)(5)(B), the Company shall not be obligated to pay the Tail Financing fee disclosed herein.

Lock-Up Agreements

We, our officers and directors, any other corporate insiders and 5% or greater stockholders have agreed to a 180-day “lock-up” with respect to shares of common stock and other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the closing of this offering, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of EF Hutton.

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. The underwriters may agree to allocate a number of shares of common stock to the underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Indemnification

Pursuant to the underwriting agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

In connection with this offering, we have applied to have our shares of common stock listed on the Nasdaq Capital Market under the symbol “LHAI.” We do not intend to apply to list the Underwriter Warrants on any national securities exchange or other nationally recognized trading market.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions. Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Passive Market Making

In connection with this offering, the underwriters and selling group members may engage in passive market making transactions in our securities on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offering Price Determination

The public offering price was negotiated between EF Hutton and us. In determining the public offering price of our shares of common stock, EF Hutton considered:

•        [the history and prospects for the industry in which we compete;

•        our financial information;

•        the ability of our management and our business potential and earning prospects;

•        the prevailing securities markets at the time of this offering; and

•        the recent market prices of, and the demand for, publicly traded shares of generally comparable companies, as well as the recent market price of our shares].

Certain Relationships

The underwriters and their affiliates have provided, or may in the future, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (a) in which such an offer or solicitation is not authorized; (b) in which any person making such offer or solicitation is not qualified to do so; or (c) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriters have undertaken that they will not, directly or indirectly, offer or sell any shares of common stock or have in their possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

Canada.    The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom.    This prospectus and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom who are “qualified investors” or otherwise in circumstances which do not require publication by us of a prospectus pursuant to section 85(1) of the UK Financial Services and Markets Act 2000. Any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, investment professionals falling within Article 19(5), or high net worth entities falling within Article 49(2), of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or other persons to whom such investment or investment activity may lawfully be made available (together, “relevant persons”). Persons who are not relevant persons should not take any action on the basis of this prospectus and should not act or rely on it.

Switzerland.    The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

United Arab Emirates.    Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

European Economic Area.    In relation to each Member State of the European Economic Area that has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our shares of common stock may not be made to the public in a Relevant Member State other than:

•        to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Article 3(2) of the European Prospectus Directive;

provided that no such offer of our shares of common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive” means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares of common stock, other than the underwriters, is authorized to make any further offer of shares of common stock on our behalf or on behalf of the underwriters.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Winston & Strawn LLP, Houston, Texas. The underwriters are being represented by Dorsey & Whitney LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2023, included in this prospectus have been audited by Simon & Edward LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are not currently subject to the information and periodic and current reporting requirements of the Exchange Act. Upon the closing of this offering, we will become subject to the information and periodic and current reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with it. Our periodic and current reports, proxy statements and other information will be available at www.sec.gov.

We also maintain a website at https://www.linkhomeai.com. Upon the closing of this offering, you may access our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

LINKHOME HOLDINGS INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2024 AND DECEMBER 31, 2023

	March 31, 2024	December 31, 2023
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$1,537,294	$651,911
Accounts receivable, net	33,915	392
Accounts receivable – related party	81,888	—
Advance to contractor	17,940	—
Deferred IPO cost	50,000	—
Prepaid expense	—	25,008
Total Current Assets	1,721,037	677,311

Noncurrent Assets
Equipment, net	84,882	87,469
Operating lease right-of-use assets, net	60,825	70,930
Intangible asset	399	—
Security deposit	4,235	4,235
Total Noncurrent Assets	150,341	162,634
Total Assets	$1,871,378	$839,945

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$7,572	$16,703
Operating lease liability, current	42,418	41,235
Other current liabilities	91,509	9,490
Auto loan payable, current	7,605	7,605
Total Current Liabilities	149,104	75,033

Noncurrent Liabilities
Auto loan payable, noncurrent	41,626	43,483
Operating lease liabilities, noncurrent	18,907	29,980
Total Noncurrent Liabilities	60,533	73,463
Total Liabilities	209,637	148,496

Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 14,455,000 and 13,500,000 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	14,455	13,500
Paid-in capital	1,226,740	297,695
Retained earnings	420,546	380,254
Total Stockholders’ Equity	1,661,741	691,449
Total Liabilities and Stockholders’ Equity	$1,871,378	$839,945

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(UNAUDITED)

	Three Months Ended March 31,
	2024	2023
Net Revenues (including $924,544 and $0 revenue from related party for the three months ended March 31, 2024 and 2023)	$1,143,928	$37,827
Cost of Revenues	915,662	—
Gross Profit	228,266	37,827

Operating Expenses
Selling expenses	900	306
General and administrative expenses	154,433	1,043
Total Operating Expenses	155,333	1,349
Operating Income	72,933	36,478

Other Income (Expenses)
Other income	507	—
Interest expense	(800)	—
Total Other Expenses, Net	(293)	—
Income before Income Tax	72,640	36,478
Income Tax Expense	32,348	—
Net Income	$40,292	$36,478
Earnings per Share – Basic	$0.00	$0.00
Weighted Average Number of Common Stock Outstanding – Basic	13,986,538	13,500,000

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(UNAUDITED)

Three Months Ended March 31, 2024

	Preferred stock		Common stock		Additional paid-in capital (capital deficiency)	Retained earnings	Total stockholder’s equity
	Shares	Amount	Shares	Amount
Balance at beginning of period	—	$—	13,500,000	$13,500	$297,695	$380,254	$691,449
Common shares issued for equity financing	—	—	955,000	955	929,045	—	930,000
Net income	—	—	—	—	—	40,292	40,292
Balance at end of period	—	$—	14,455,000	$14,455	$1,226,740	$420,546	$1,661,741

Three Months Ended March 31, 2023

	Preferred stock		Common stock		Additional paid-in capital (capital deficiency)	Retained earnings	Total stockholder’s equity
	Shares	Amount	Shares	Amount
Balance at beginning of period	—	$—	13,500,000	$13,500	$(5,305)	$250,215	$258,410
Dividend paid	—	—	—	—	—	(1,924)	(1,924)
Net income	—	—	—	—	—	36,478	36,478
Balance at end of period	—	$—	13,500,000	$13,500	$(5,305)	$284,769	$292,964

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(UNAUDITED)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities
Net Income	$40,292	$36,478
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	4,651	11
Lease expense	11,335	—
Changes in operating assets and liabilities:
Accounts receivable	(33,523)	97,433
Accounts receivable – related party	(81,888)	—
Deferred IPO cost	(50,000)	—
Prepaid expense	25,008	—
Advance to contractor	(17,940)	—
Accounts payable	(9,131)	(22,800)
Other current liabilities	82,019	835
Payment of lease liabilities	(11,120)	—
Net Cash (Used in) Provided by Operating Activities	(40,297)	111,957

Cash Flows from Investing Activities
Purchase of equipment	(2,064)	—
Purchase of trademark	(399)	—
Net Cash Used in Investing Activities	(2,463)	—

Cash Flows from Financing Activities
Repayment to auto loan payable	(1,857)	—
Proceeds from shares issued in equity financing	930,000	—
Dividend paid	—	(1,924)
Net Cash Provided by (Used in) Financing Activities	928,143	(1,924)
Net Increase in Cash and Cash Equivalents	885,383	110,033

Cash and Cash Equivalents, Beginning of Period	651,911	188,963
Cash and Cash Equivalents, End of Period	$1,537,294	$298,996

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$800	$—
Cash Paid for Income Tax	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business

Linkhome Holdings Inc. (“Linkhome”, “Linkhome Holdings” or the “Company”) was incorporated in the state of Nevada, U.S. on November 6, 2023. The Company is a holding entity with no material operation of its own, Linkhome conducts substantially all of the operations through its fully owned subsidiary Linkhome Realty Group (“Linkhome Realty” or the “Subsidiary”), formerly known as Goldman Realty & Mortgage Inc., Linkhome Realty was incorporated in California, United States of America on July 13, 2021, and is engaged in real estate related activities including real estate purchase and sale through Cash Offer, real estate agency services and property management. On November 17, 2023, Linkhome Realty Group obtained the Company’s real estate broker license, following the Company’s Chief Executive Officer’s (“CEO”) receipt of his personal real estate license on August 8, 2023.

On December 1, 2023, all the shareholders of Linkhome Realty transferred all of their ownerships in Linkhome Realty and exchange for 13,500,000 shares of Linkhome Holdings, for which the CEO is the major shareholder. The transfer was considered as a reorganization of entities under common control. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and 2023 have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding consolidated financial reporting. The consolidated financial statements include the accounts of Linkhome Holdings and Linkhome Realty. All intercompany transactions and balances among the Company and its subsidiary have been eliminated upon consolidation. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments, unless otherwise indicated) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods. Operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for the entire year or for any other subsequent interim period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, the allowance for bad debt, income taxes, the useful lives of long-lived assets and assumptions used in assessing impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash, money market funds, investments in interest bearing demand deposit accounts, time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalent are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Accounts Receivable, Net

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The was no transition adjustment of the adoption of CECL.

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment pattens, its current credit-worthiness and financial condition, and current market conditions and economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2024 and December 31, 2023, the Company had allowance for doubtful accounts of $9,092.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Deferred Initial Public Offering (“IPO”) costs

The Company complies with the requirement of the Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — ”Expenses of Offering.” Deferred offering costs consist of underwriting, legal, consulting, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Deferred IPO costs amounted to $50,000 and $0 as of March 31, 2024 and December 31, 2023, respectively.

Equipment, Net

Equipment is stated at cost, net of accumulated depreciation and impairment losses, if any. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and improvements that extend the useful lives of property and equipment are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts, and any resulting gain or loss is reflected in the consolidated statement of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expenses related to furniture and fixtures, office equipment and vehicle for the three months ended March 31, 2024 and 2023 were $4,651 and $11, respectively. The estimated useful lives by asset classification are generally as follows:

Estimated Useful Life
Furniture and fixtures	3 – 7 years
Office Equipment	3 – 5 years
Vehicles	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company evaluates events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such a determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on the above analysis, no impairment loss was recognized related to these assets for the three months ended March 31, 2024 and 2023.

Income Tax

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. For the three months ended March 31, 2024 and 2023, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

Linkhome Realty files its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as a S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the company for federal income tax purposes. Effective January 1, 2024, Linkhome Realty’s tax status became C-corporation, and is subject to a federal income tax rate of 21% and California state income tax rate of 8.84%.

Revenue Recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company derives its revenues primarily from service provided and real estate purchase and sale through Cash Offer.

Service Revenue

Linkhome Realty’s service revenue consists primarily of real estate agent commission for buying and selling properties for clients, property management service, and mortgage referral service.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company earns agency commission revenue, usually at a fixed percentage of property’s selling price, through facilitating the buy or sale of various types of properties, including residential, commercial, and land parcels. The Company is considered an agent of these services provided and reports service revenue earned through these transactions on a net basis. Revenue is recognized when the agency service is provided, usually at the closing of escrow.

The Company’s CEO has owned his personal real estate salesperson license since 2020 and obtained his personal real estate broker license on August 8, 2023. Prior to obtaining the broker license, the Company performed real estate transactions as a sales agent under a real estate broker firm, an unrelated third party, and earned sales commissions at fix rates. On November 17, 2023, Linkhome Realty Group obtained a real estate broker license for the Corporation. Thus, the Company gradually transitioned from operating as a sales agent under a third-party real estate broker to a real estate broker independently. This transition marks a significant shift in the Company’s business model, as it no longer relies on or cooperate with other firms to conduct real estate transactions.

Property management service mainly involves marketing the property, finding suitable tenants for the property owner, and facilitating the rental agreement. Once a tenant is successfully placed in a property through Linkhome Realty’s service, the company receives the property rental commission at a percentage of the first year’s rental income or a fixed fee. The Company acts as an agent for this service, and the revenue is recognized when tenant is secured and the lease contract entered.

The Company also collaborates with lending institutions and mortgage brokers to assist clients in seeking and securing mortgage services, and aiding clients in the process of obtaining loans or financing for property purchases. The Company receives a referral fee as a percentage of the loan amount and recognizes revenue when the loan is approved.

Revenue from Property Purchase and Sale through Cash Offer

The Company’s revenue from purchase and sale through Cash Offer consists primarily of the Company’s purchasing a hot property in cash and then selling it to a customer. The Company purchases a property in cash with ownership transferred to Linkhome Realty. Subsequently, Linkhome Realty then sells the property to the customer within a short period of time. Both purchase and sales transactions go through an escrow company. The Company is the principal of these transactions and recognizes revenue and cost when the property purchased is sold and escrow is closed. This type of revenue does not contain a financing component due to there being no difference between the amount of promised consideration and the cash selling price of the promised goods or services, and the length of time between when the Company transfers the promised goods or services to the customer and when the customer pays for those goods are very short, usually within a few weeks or a few months.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by revenue stream.

	For the Three Months Ended March 31,
	2024	2023
Service Revenue
Real estate agency commission	$207,382	$34,942
Property management service (property rental commission)	5,752	2,885
Mortgage referral fee	4,050	—
Other	2,200	—
Total Service Sales	$219,384	$37,827

Revenue from Property Purchase and sale through Cash Offer – related party	924,544	—
Total	$1,143,928	$37,827

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues consists primarily of 1) costs related to the purchase of properties under Linkhome Realty’s name, which are subsequently sold to the customer and 2) compensation to the Company’s officer who are also the real estate agent and sells property on behalf of the Company.

Segment Information

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manners in which management disaggregates a company. Management determining the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is real-estate industry, mainly includes two revenue streams (i) revenue from the Company’s purchase and sale through Cash Offer (ii) real estate services including real estate agency for buying and selling properties, mortgage referral, property management and other.

All customers of the Company reside within the United States, where all revenues were generated for the three months ended March 31, 2024 and 2023. Additionally, all property purchased and sold by the Company are situated within the United States. Therefore, no geographical segments are presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company has concentrated its credit risk for cash by maintaining deposits in the financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. The Company has not experienced any losses relating to its cash, cash equivalents, and account receivables at the end of March 31, 2024 and December 31, 2023.

Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard in accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in ASC 820-10 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels (Level 1 is the highest priority and Level 3 is the lowest priority):

•        Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other observable inputs that can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are not supported by market data. Unobservable inputs are developed based on the best information available, which might include the Company’s own data.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of March 31, 2024 and December 31, 2023, the Company did not identify any assets and liabilities that are required to be re-measured at fair value. The Company’s financial instruments primarily include accounts receivable, advance to contractor, prepaid expenses, accounts payable and other payables, the carrying value of these accounts approximate estimated fair values because of their short maturities.

Leases

Under ASC 842, “Leases,” a contract is or contains a lease when the Company has the right to control the use of an identified asset. The Company determines if an arrangement is a lease at inception of the contract, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. The commencement date of the lease is the date that the lessor makes an underlying asset available for use by the Company.

The Company determines if the lease is an operating or finance lease at the lease commencement date based upon the terms of the lease and the nature of the asset. The lease term used to calculate the lease liability includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Linkhome Realty’s office lease is classified as an operating lease, reflected in the operating lease right-of-use assets, current portion of operating lease liabilities and non-current portion of operating lease liabilities on the balance sheet on the March 31, 2024.

The lease liability is measured at the present value of future lease payments, discounted using the discount rate for the lease at the commencement date. As the Company is typically unable to determine the implicit rate, the Company uses an incremental borrowing rate based on the lease term and economic environment at commencement date. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The right-of-use (“ROU”) asset is initially measured as the amount of lease liability, adjusted for any initial lease costs, prepaid lease payments, and reduced by any lease incentives.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, “Property, Plant, and Equipment,” as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The right-of-use (“ROU”) asset is initially measured as the amount of lease liability, adjusted for any initial lease costs, prepaid lease payments, and reduced by any lease incentives. As of March 31, 2024 and December 31, 2023, the Company recognized no impairment of ROU assets.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Earnings per Share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the three months ended March 31, 2024 and 2023, the Company had no dilutive stocks.

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of March 31, 2024 and December 31, 2023, the Company has no such contingencies.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In November 2023, the FASB issued ASU 2023-07, the amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following at March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Accounts receivable	$124,895	$9,484
Less: allowance for doubtful accounts	(9,092)	(9,092)
	$115,803	$392

NOTE 4 — ADVANCE TO CONTRACTOR

Advance to contractor represented amount paid to contractor in advance for renovation project that are not yet completed and from which future economic benefits are expected to be received by the Company within normal operating cycle. The Company usually completes the renovation project within one to three-month from the date the advance payment is made. During the three months ended March 31, 2024 and December 31, 2023, the Company made advance payments to contractor of $17,940 and $0, respectively.

NOTE 5 — PREPAID EXPENSES

As of March 31, 2024 and December 31, 2023, prepaid expenses represented the advance payment of $0 and $25,008, respectively, to the auditor for the audit of the Company’s financial statements for the purpose of the Company’s Initial Public Offering (“IPO”).

NOTE 6 — EQUIPMENT, NET

As of March 31, 2024 and December 31, 2023, equipment (net) consisted of the following:

	March 31, 2024	December 31, 2023
Furniture & fixture	$5,325	$4,343
Office equipment	2,238	1,156
Vehicles	88,028	88,028
Subtotal	95,591	93,527
Less: accumulated depreciation	(10,709)	(6,058)
Net	$84,882	$87,469

Depreciation expenses were $4,651 and $11 for the three months ended March 31, 2024 and 2023, respectively.

NOTE 7 — SECURITY DEPOSIT

As of March 31, 2024 and December 31, 2023, security deposit represented the refundable deposit of $4,235 to the landlord for the Company’s office space leased.

NOTE 8 — OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following as of March 31, 2024 and December 31, 2023:

	March 31, 2024	December 31, 2023
Payroll and payroll tax payable	$3,535	$2,873
Federal tax payable	22,129	—
State tax payable	15,724	5,505
Accrued audit fee	17,500	—
Deposit from customer	30,000	—
Credit card payable	2,621	1,112
	$91,509	$9,490

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — OTHER CURRENT LIABILITIES (cont.)

As of March 31, 2024, deposits from customer of $30,000 represented funds received from clients for property renovation project that clients requested the Company to manage the project for them. Clients pay certain renovation payment in advance to the Company to initiate and facilitate the project, and the Company in turn pays the project contractor.

NOTE 9 — AUTO LOAN PAYABLE

On September 3, 2023, the Company entered a loan agreement with an unrelated third party for acquiring a vehicle. The loan was in the form of a promissory note, matures on September 18, 2029 and bears interest at a rate of 6.34% per annum, payable monthly beginning 12 months from the date of the promissory note. During the three months ended March 31, 2024 and 2023, the company recorded interest expense of $800 and $0 for this loan.

NOTE 10 — LEASE

On July 31, 2023, the Company entered into a lease agreement for an office in Irvine, California with a twenty-three-month term, commencing on September 1, 2023, and expiring on July 31, 2025. The initial monthly rental payment is $3,708 from September 1, 2023 to August 31, 2024, with an approximately 3.85% increase for the amount of $3,850 starting on September 1, 2024.

Balance sheet information related to the Company’s operating leases:

	As of March 31, 2024	As of December 31, 2023
Right-of-used assets	$60,825	$70,930
Lease liabilities – current	$42,418	$41,235
Lease liabilities – non-current	18,907	29,980
Total lease liabilities	$61,325	$71,215

Operating lease expense for the three months ended March 31, 2024 and 2023 was as follows:

	2024	2023
Operating lease cost	$11,335	$—
Lease Term and Discount Rate:	March 31, 2024
Remaining lease term (years)	1.33
Discount rate	7.5%

The following is a schedule, by years, of maturities of operating lease liabilities as of March 31, 2024:

Operating Leases
2024	$33,939
2025	30,802
Total undiscounted cash flows	64,741
Less: imputed interest	3,416
Present value of lease liabilities	$61,325

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — INCOME TAXES

Linkhome Holdings Inc. was incorporated in November 2023, subject to 21% corporate federal income tax rate and 8.84% California state income tax rate. Linkhome Holdings serves as a holding company for Linkhome Realty.

Effective July 13, 2021, Linkhome Realty elected to be taxed as a S-corporation, a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the Company for federal tax purposes. The California state annual income tax for S-corporation is the greater of 1.5% of the corporation’s net income or $800. Effective January 1, 2024, Linkhome Realty’s tax status changed to C-corporation, subject to a 21% corporate federal income tax rate and an 8.84% California state income tax rate.

For the three months ended March 31, 2024, and 2023, the provision for income taxes from operations consisted of the following:

	2024	2023
Current:
Federal income tax	$22,129	$—
State income tax	10,219	—
	$32,348	$—

There is no deferred tax for the Company as of March 31, 2024 and December 31, 2023.

The following table reconciles the statutory rate to the Company’s effective tax rate for three months ended March 31, 2024 after Linkhome Realty’s tax status changed to C-corporation:

For the Three Months ended March 31, 2024
Federal statutory tax rate	21.0%
Permanent difference (non-deductible expenses)	0.1%
State statutory income tax, net of effect of state income tax deductible to federal income tax	7.0%
Effective income tax rate	28.1%

NOTE 12 — RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2024, the Company purchased a property in cash for $915,662 under the Company’s name, and subsequently sold it to a related party for $924,544 who is the shareholder of the Company with 12.5% ownership.

In addition, the Company’s CEO, who is also the shareholder of the Company with 52.90% ownership, received $81,888 commission from clients for properties sold by the Company’s CEO on behalf of the Company during the three months ended March 31, 2024. The Company’s CEO repaid the amount in full to the Company on May 1, 2024.

NOTE 13 — STOCKHOLDERS’ EQUITY

On June 1, 2023, Linkhome Realty entered an Angel Investment Agreement with an angel investor to issue 1,800,000 common shares of Linkhome Realty at $0.001 per share for total proceeds of $300,000. Linkhome Realty received proceeds in November 2023. Following the reorganization finalized on December 1, 2023, the $300,000 investment was acknowledged as part of the initial capital contribution, making the angel investor is one of the initial shareholders of Linkhome Holdings.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — STOCKHOLDERS’ EQUITY (cont.)

Linkhome Holdings was incorporated in the state of Nevada on November 6, 2023. The authorized number of common shares is 100,000,000 shares with $0.001 par value, 13,500,000 ordinary shares were issued and outstanding upon reorganization that was completed on December 1, 2023, including the 1,800,000 shares of the angel investor described above. The authorized number of preferred shares is 1,000,000 shares with $0.001 par value per share, no shares was issued as of March 31, 2024 and December 31, 2023.

During the quarter ended March 31, 2024, the Company entered a series of subscription agreements with individual investors to issue 955,000 common shares of the Company at a range of per share price from $0.5 – $1.0 for total proceeds of $930,000.

NOTE 14 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the issuance of the consolidated financial statements and no subsequent event has been identified.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Linkhome Holdings Inc.

Opinion on the Consolidated financial statements

We have audited the accompanying consolidated balance sheets of Linkhome Holdings Inc. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Simon & Edward, LLP

We have served as the Company’s auditor since 2023.

Rowland Heights, CA

April 18, 2024

LINKHOME HOLDINGS INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
Assets

Current Assets
Cash and cash equivalents	$651,911	$188,963
Accounts receivable, net	392	106,681
Prepaid expenses	25,008	—
Total Current Assets	677,311	295,644

Noncurrent Assets
Equipment, net	87,469	210
Operating lease right-of-use assets, net	70,930	—
Security deposit	4,235	—
Total Noncurrent Assets	162,634	210
Total Assets	$839,945	$295,854

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$16,703	$33,064
Operating lease liability, current	41,235	—
Other current liabilities	9,490	4,380
Auto loan payable, current	7,605	—
Total Current Liabilities	75,033	37,444

Non Current Liabilities
Auto loan payable, noncurrent	43,483	—
Operating lease liability, noncurrent	29,980	—
Total Noncurrent Liabilities	73,463	—
Total Liabilities	148,496	37,444

Stockholders’ Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and 2022	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 13,500,000 and 13,500,000 shares issued and outstanding at December 31, 2023 and 2022, respectively	13,500	13,500
Paid-in capital (capital deficiency)	297,695	(5,305)
Retained earnings	380,254	250,215
Total Stockholders’ Equity	691,449	258,410
Total Liabilities and Stockholders’ Equity	$839,945	$295,854

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
Net Revenues (including $1,069,072 and $0 from related party for the years ended December 31, 2023 and 2022)	$1,369,855	$625,156
Cost of Revenues	1,117,770	350,000
Gross Profit	252,085	275,156

Operating Expenses
Selling expenses	4,476	868
General and administrative expenses	88,761	13,389
Total Operating Expenses	93,237	14,257
Operating Income	158,848	260,899

Other Income (Expenses)
Interest expense	(967)	—
Other income	108	134
Other expenses	(4,871)	—
Total Other Income (Expenses), Net	(5,730)	134
Income before Income Tax	153,118	261,033
Income Tax Expense	1,925	4,380
Net Income	$151,193	$256,653
Earnings per Share – Basic	$0.01	$0.02
Weighted Average Number of Common Stock Outstanding – Basic	13,500,000	13,500,000

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
AS OF DECEMBER 31, 2023 AND 2022

	Preferred stock		Common stock		Additional paid-in capital (capital deficiency)	Retained earnings	Total stockholder’s equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2022	—	—	13,500,000	$13,500	$(5,305)	$(2,573)	$5,622
Dividend paid	—	—	—	—	—	(3,865)	(3,865)
Net income	—	—	—	—	—	256,653	256,653

Balance at December 31, 2022	—	—	13,500,000	13,500	(5,305)	250,215	258,410
Capital contribution	—	—		—	303,000	—	303,000
Dividend paid	—	—	—	—	—	(21,154)	(21,154)
Net income	—	—	—	—	—	151,193	151,193
Balance at December 31, 2023	—	—	13,500,000	$13,500	$297,695	$380,254	$691,449

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
AS OF DECEMBER 31, 2023 AND 2022

	2023	2022
Cash Flows From Operating Activities
Net Income	$151,193	$256,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,042	16
Lease expense	15,115	—
Bad debt expense	—	9,092
Changes in operating assets and liabilities:
Accounts receivable	106,289	(115,773)
Prepaid expenses	(25,008)	—
Security deposit	(4,235)	—
Accounts payable	(25,800)	32,800
Other current liabilities	14,548	3,825
Payment of lease liabilities	(14,830)	—
Net Cash Provided by Operating Activities	223,314	186,613

Cash Flows From Investing Activities
Purchase of furniture & fixtures	(4,343)	(226)
Purchase of office equipment	(929)	—
Purchase of automobile	(35,250)	—
Net Cash Used in Investing Activities	(40,522)	(226)

Cash Flows From Financing Activities
Repayment to auto loan payable	(1,690)	—
Proceeds from capital contribution	303,000	—
Dividend paid	(21,154)	(3,865)
Net Cash Provided by (Used in) Financing Activities	280,156	(3,865)
Net Increase in Cash and Cash Equivalents	462,948	182,522

Cash and Cash Equivalents, Beginning of Year	188,963	6,441
Cash and Cash Equivalents, End of Year	$651,911	$188,963

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid for Interest	$5,838	$—
Cash Paid for Income Taxes	$800	$819

The accompanying notes are an integral part of these consolidated financial statements.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Business

Linkhome Holdings Inc. (“Linkhome”, “Linkhome Holdings” or the “Company”) was incorporated in the state of Nevada, U.S. on November 6, 2023. The Company is a holding entity with no material operation of its own, Linkhome conducts substantially all of the operations through its fully owned subsidiary Linkhome Realty Group (“Linkhome Realty” or the “Subsidiary”), formerly known as Goldman Realty & Mortgage Inc., Linkhome Realty was incorporated in California, United States of America on July 13, 2021, and is engaged in real estate related activities including real estate purchase and sale through Cash Offer, real estate agency services and property management. On November 17, 2023, Linkhome Realty Group obtained the Company’s real estate broker license, following the Company’s Chief Executive Officer’s (“CEO”) receipt of his personal real estate license on August 8, 2023.

On December 1, 2023, all the shareholders of Linkhome Realty transferred all of their ownerships in Linkhome Realty and exchange for 13,500,000 shares of Linkhome Holdings, for which the CEO is the major shareholder. The transfer was considered as a reorganization of entities under common control. The consolidation of the Company and its subsidiary has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding consolidated financial reporting. The consolidated financial statements include the accounts of Linkhome Holdings and Linkhome Realty. All intercompany transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates and judgments include, but are not limited to, revenue recognition, the allowance for bad debt, income taxes, the useful lives of long-lived assets and assumptions used in assessing impairment of long-lived assets. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Although actual amounts may differ from the estimated amounts, such differences are not likely to be material.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers cash, money market funds, investments in interest bearing demand deposit accounts, time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalent are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Accounts Receivable, Net

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. The was no transition adjustment of the adoption of CECL.

Accounts receivable represent the amounts that the Company has an unconditional right to consideration, which are stated at the historical carrying amount net of allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including historical losses, the age of the receivable balance, the customer’s historical payment pattens, its current credit-worthiness and financial condition, and current market conditions and economic trends. Accounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2023 and 2022, the Company had allowance for doubtful accounts of $9,092, which was incurred during the year ended December 31, 2022.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Equipment, Net

Equipment is stated at cost, net of accumulated depreciation and impairment losses, if any. Expenditures for maintenance and repairs are expensed as incurred, while additions, renewals and improvements that extend the useful lives of property and equipment are capitalized. When assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts, and any resulting gain or loss is reflected in the consolidated statement of income. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expenses related to furniture and fixtures, office equipment and vehicle for the years ended December 31, 2023 and 2022 were $6,042 and $16, respectively. The estimated useful lives by asset classification are generally as follows:

Estimated Useful Life
Furniture and fixtures	3 – 7 years
Office Equipment	3 – 5 years
Vehicles	5 years

Impairment of Long-Lived Assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The recoverability of long-lived assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

The Company evaluates events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future undiscounted cash flows is less than the carrying amount of those assets, the Company records an impairment charge in the period in which such a determination is made. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on the above analysis, no impairment loss was recognized related to these assets for the years ended December 31, 2023 and 2022.

Income Tax

The Company uses the asset and liability method of accounting for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company follows FASB ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FASB ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of FASB ASC Topic 740, when tax returns are filed, it is likely some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statement of income. At December 31, 2023 and 2022, the Company did not take any uncertain positions that would necessitate recording a tax related liability.

Linkhome Realty files its income tax return under Subchapter S of the Internal Revenue Code (“IRS”) as a S-corporation, and elected to be taxed as a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the company for federal tax purposes. In March 2024, Linkhome Realty submitted an application to IRS for converting its tax status from S-corporation to C-corporation.

Revenue Recognition

In accordance with ASC 606, “Revenue from Contracts with Customers,” revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these goods or services. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identifies contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenues when (or as) it satisfies the performance obligation.

The Company derives its revenues primarily from service provided and real estate purchase and sale through Cash Offer.

Service Revenue

Linkhome Realty’s service revenue consists primarily of real estate agent commission for buying and selling properties for clients, property management service, and mortgage referral service.

The Company earns agency commission revenue, usually at a fixed percentage of property’s selling price, through facilitating the buy or sale of various types of properties, including residential, commercial, and land parcels. The Company is considered an agent of these services provided and reports service revenue earned through these transactions on a net basis. Revenue is recognized when the agency service is provided, usually at the closing of escrow.

The Company’s CEO has owned his personal real estate salesperson license since 2020 and obtained his personal real estate broker license on August 8, 2023. Prior to obtaining the broker license, the Company performed real estate transactions as a sales agent under a real estate broker firm, an unrelated third party, and earned sales commissions at fix rate for the years ended December 31, 2023 and 2022. On November 17, 2023, Linkhome Realty Group obtained a real estate broker license for the Corporation. Thus, the Company gradually transitioned from operating as a sales

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

agent under a third-party real estate broker to a real estate broker independently. This transition marks a significant shift in the Company’s business model, as it no longer relies on or cooperate with other firms to conduct real estate transactions.

Property management service mainly involves marketing the property, finding suitable tenants for the property owner, and facilitating the rental agreement. Once a tenant is successfully placed in a property through Linkhome Realty’s service, the company receives the property rental commission at a percentage of the first year’s rental income or a fixed fee. The Company acts as an agent for this service, and the revenue is recognized when tenant is secured and the lease contract entered.

The Company also collaborates with lending institutions and mortgage brokers to assist clients in seeking and securing mortgage services, and aiding clients in the process of obtaining loans or financing for property purchases. The Company receives a referral fee as a percentage of the loan amount and recognizes revenue when the loan is approved.

Revenue from Property Purchase and Sale through Cash Offer

The Company’s revenue from purchase and sale through Cash Offer consists primarily of the Company’s purchasing a hot property in cash and then selling it to a customer. The Company purchases a property in cash with ownership transferred to Linkhome Realty. Subsequently, Linkhome Realty then sells the property to the customer within a short period of time. Both purchase and sales transactions go through an escrow company. The Company is the principal of these transactions and recognizes revenue and cost when the property purchased is sold and escrow is closed. This type of revenue does not contain a financing component due to there being no difference between the amount of promised consideration and the cash selling price of the promised goods or services, and the length of time between when the Company transfers the promised goods or services to the customer and when the customer pays for those goods are very short, usually within a few weeks or a few months.

Disaggregation of Revenue

The following table provides information about disaggregated revenue by revenue stream.

	For the Years Ended December 31,
	2023	2022
Service Revenue
Real estate agency commission	$261,705	$596,931
Property management service (property rental commission)	17,225	15,026
Mortgage referral fee	13,500	11,000
Other	8,353	—
Total Service Sales	$300,783	$625,156

Revenue from Property Purchase and sale through Cash Offer – related party	1,069,072	—
Total	$1,369,855	$625,156

Cost of Revenues

Cost of revenues consists primarily of 1) costs related to the purchase of properties under Linkhome Realty’s name, which are subsequently sold to the customer and 2) compensation to the Company’s officer who are also the real estate agent and sells property on behalf of the Company.

Segment Information

FASB ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the method a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

services, geography, legal structure, management structure, or any other manners in which management disaggregates a company. Management determining the Company’s current operations constitutes a single reportable segment in accordance with ASC 280. The Company’s only business and industry segment is real-estate industry, mainly includes two revenue streams (i) revenue from the Company’s purchase and sale through Cash Offer (ii) real estate services including real estate agency for buying and selling properties, mortgage referral, property management and other.

All customers of the Company reside within the United States, where all revenues were generated for the years ending December 31, 2023, and 2022. Additionally, all property purchased and sold by the Company are situated within the United States. Therefore, no geographical segments are presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company has concentrated its credit risk for cash by maintaining deposits in the financial institutions in the United States. Deposits in these financial institutions may, from time to time, exceed the Federal Deposit Insurance Corporation (“FDIC”)’s federally insured limits. The standard insurance amount is $250,000 per depositor, per insured bank, for each account ownership category. The bank deposits exceeding the standard insurance amount will not be covered. The Company has not experienced any losses relating to its cash, cash equivalents, and account receivables at the end of December 31, 2023 and 2022.

Fair Value of Financial Instruments

The Company applies the fair value measurement accounting standard in accordance with ASC 820-10, “Fair Value Measurements and Disclosures,” whenever other accounting pronouncements require or permit fair value measurements. Fair value is defined in ASC 820-10 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels (Level 1 is the highest priority and Level 3 is the lowest priority):

•        Level 1 — Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, or other observable inputs that can be corroborated by observable market data.

•        Level 3 — Unobservable inputs that are not supported by market data. Unobservable inputs are developed based on the best information available, which might include the Company’s own data.

As of December 31, 2023 and 2022, the Company did not identify any assets and liabilities that are required to be re-measured at fair value. The Company’s financial instruments primarily include accounts receivable, prepaid expenses, accounts payable and other payables, the carrying value of these accounts approximate estimated fair values because of their short maturities.

Leases

Under ASC 842, “Leases,” a contract is or contains a lease when the Company has the right to control the use of an identified asset. The Company determines if an arrangement is a lease at inception of the contract, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. The commencement date of the lease is the date that the lessor makes an underlying asset available for use by the Company.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company determines if the lease is an operating or finance lease at the lease commencement date based upon the terms of the lease and the nature of the asset. The lease term used to calculate the lease liability includes options to extend or terminate the lease when it is reasonably certain that the option will be exercised. Linkhome Realty’s office lease is classified as an operating lease, reflected in the operating lease right-of-use assets, current portion of operating lease liabilities and non-current portion of operating lease liabilities on the balance sheet on the December 31, 2023.

The lease liability is measured at the present value of future lease payments, discounted using the discount rate for the lease at the commencement date. As the Company is typically unable to determine the implicit rate, the Company uses an incremental borrowing rate based on the lease term and economic environment at commencement date. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The ROU assets include adjustments for prepayments and accrued lease payments. The right-of-use (“ROU”) asset is initially measured as the amount of lease liability, adjusted for any initial lease costs, prepaid lease payments, and reduced by any lease incentives.

ROU assets are reviewed for impairment when indicators of impairment are present. ROU assets from operating and finance leases are subject to the impairment guidance in ASC 360, “Property, Plant, and Equipment,” as ROU assets are long-lived nonfinancial assets.

ROU assets are tested for impairment individually or as part of an asset group if the cash flows related to the ROU assets are not independent from the cash flows of other assets and liabilities. An asset group is the unit of accounting for long-lived assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The right-of-use (“ROU”) asset is initially measured as the amount of lease liability, adjusted for any initial lease costs, prepaid lease payments, and reduced by any lease incentives. As of December 31, 2023 and 2022, the Company recognized no impairment of ROU assets.

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be a corporation or individual, are related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Transactions between related parties commonly occurring in the normal course of business are related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Earnings per Share

Basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to ordinary shareholders by the sum of the weighted average number of ordinary share outstanding and of potential ordinary share (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary share that has an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted loss per share. For the years ended December 31, 2023 and 2022, the Company had no dilutive stocks.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Commitments and Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of December 31, 2023 and 2022, the Company has no such contingencies.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all ASUs. Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In March 2023, the FASB issued ASU 2023-01, Lease (Topic 842): Common Control Arrangements, which clarifies the accounting for leasehold improvements associated with leases between entities under common control (hereinafter referred to as common control lease). ASU 2023-01 requires entities to amortize leasehold improvements associated with common control lease over the useful life to the common control group (regardless of the lease term) as long as the lessee controls the use of the underlying asset through a lease, and to account for any remaining leasehold improvements as a transfer between entities under common control through an adjustment to equity when the lessee no longer controls the underlying asset. This ASU will be effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been made available for issuance. An entity may apply ASU 2023-01 either prospectively or retrospectively. The Company is currently evaluating the impact that the adoption of ASU 2023-01 will have on our consolidated financial statement presentations and disclosures.

In November 2023, the FASB issued ASU 2023-07, the amendments in the ASU are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple segment measures of profit or loss, provide new segment disclosure requirements for entities with a single reportable segment, and contain other disclosure requirements. The purpose of the amendments is to enable “investors to better understand an entity’s overall performance” and assess “potential future cash flows.” The amendments in ASU 2023-07 are effective for all public entities for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company’s management does not believe the adoption of ASU 2023-09 will have a material impact on its financial statements and disclosures.

The Company’s management does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Accounts receivable	$9,484	$115,773
Less: allowance for doubtful accounts	(9,092)	(9,092)
	$392	$106,681

NOTE 4 — PREPAID EXPENSES

As December 31, 2023, prepaid expenses represented the advance payment of $25,008 to the auditors for the audit of the Company’s financial statements for the purpose of the Company’s Initial Public Offering (“IPO”).

NOTE 5 — PROPERTY AND EQUIPMENT, NET

As of December 31, 2023 and 2022, property and equipment, net consisted of the following:

	December 31, 2023	December 31, 2022
Furniture & fixture	$4,343	$—
Office equipment	1,156	226
Vehicles	88,028	—
	93,527	226
Less: accumulated depreciation	(6,058)	(16)
	$87,469	$210

Depreciation expenses were $6,042 and $16 for the years ended December 31, 2023 and 2022, respectively.

NOTE 6 — SECURITY DEPOSIT

As December 31, 2023, security deposit represented the refundable deposit of $4,235 to the landlord for the Company’s office space leased.

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 7 — OTHER CURRENT LIABILITIES

Other current liabilities consisted of the following as of December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Payroll and payroll tax payable	$2,873	$—
State tax payable	5,505	4,380
Credit card payable	1,112	—
	$9,490	$4,380

NOTE 8 — AUTO LOAN PAYABLE

On September 3, 2023, the Company entered a loan agreement with an unrelated third party for acquiring a vehicle. The loan was in the form of a promissory note, matures on September 18, 2029 and bears interest at a rate of 6.34% per annum, payable monthly beginning 12 months from the date of the promissory note. During the year ended December 31, 2023, the company recorded interest expense of $967 for this loan.

NOTE 9 — LEASE

On July 31, 2023, the Company entered into a lease agreement for an office in Irvine, California with a twenty-three-month term, commencing on September 1, 2023, and expiring on July 31, 2025. The initial monthly rental payment is $3,708 from September 1, 2023 to August 31, 2024, with an approximately 3.85% increase for the amount of $3,850 starting on September 1, 2024.

Balance sheet information related to the Company’s operating leases:

	As of December 31, 2023	As of December 31, 2022
Right-of-used assets	$70,930	$—
Lease liabilities – current	$41,235	$—
Lease liabilities – non-current	29,980	—
Total lease liabilities	$71,215	$—

Operating lease expense for the years ended December 31, 2023 and 2022 was as follows:

	2023	2022
Operating lease cost	$15,115	$—

Lease Term and Discount Rate:

December 31, 2023
Remaining lease term (years)	1.58
Discount rate	7.5%

The following is a schedule, by years, of maturities of operating lease liabilities as of December 31, 2023:

Operating Leases
2024	$45,062
2025	30,802
Total undiscounted cash flows	75,864
Less: imputed interest	4,649
Present value of lease liabilities	$71,215

LINKHOME HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2022

NOTE 10 — INCOME TAXES

Linkhome Holdings Inc. was incorporated in November 2023, subject to 21% corporate federal income tax rate and 8.84% California state income tax rate. Linkhome Holdings had no operation yet as of December 31, 2023.

Effective July 13, 2021, Linkhome Realty elected to be taxed as a S-corporation, a pass-through entity, for which the income, losses, deductions, and credits flow through to the shareholders of the Company for federal tax purposes. The California state annual income tax for S-corporation is the greater of 1.5% of the corporation’s net income or $800. In March 2024, Linkhome Realty submitted an application to IRS for converting its tax status from S-corporation to C-corporation.

For the year ended December 31, 2023, and 2022, the provision for income taxes from operations consisted of the following:

	2023	2022
Current:
State income tax	$1,925	$4,380
	$1,925	$4,380

NOTE 11 — RELATED PARTY TRANSACTIONS

The Company’s CEO is also a real estate agent who buys and sells property under Linkhome Realty; during the years ended December 31, 2023 and 2022, the Company paid him compensation of $61,400 and $350,000, respectively, for the properties that were sold by him on behalf of the Company, which was recorded in the cost of revenue.

During the year ended December 31, 2023, the Company purchased a property in cash for $1,056,370 under the Company’s name, and subsequently sold it to a related party for $1,069,072 who is the shareholder of the Company with 12.5% ownership.

NOTE 12 — STOCKHOLDERS’ EQUITY

On June 1, 2023, Linkhome Realty entered an Angel Investment Agreement with an angel investor to issue 1,800,000 common shares of Linkhome Realty at $0.001 per share for total proceeds of $300,000. Linkhome Realty received proceeds in November 2023. Following the reorganization finalized on December 1, 2023, it is recognized that the $300,000 investment constituted part of initial capital contribution and the angel investor is one of the initial shareholders of Linkhome Holdings.

Linkhome Holdings was incorporated in the state of Nevada on November 6, 2023. The authorized number of common shares is 100,000,000 shares with $0.001 par value, 13,500,000 ordinary shares were issued and outstanding from reorganization that was completed on December 1, 2023, including the 1,800,000 shares of the angel investor described above. The authorized number of preferred shares is 1,000,000 shares with $0.001 par value per share, no shares was issued as of December 31, 2023.

In March, 2024, the Company entered a series of Subscription Agreement with certain individual accredited investors to issue 955,000 common shares of the Company at a range from $0.5 – $1.0 per share for total proceeds of $930,000.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of the issuance of the consolidated financial statements and no subsequent event has been identified.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Capital Market listing fee.

SEC registration fee	$
FINRA filing fee
Nasdaq Capital Market listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Road show expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

____________

*        To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

NRS 78.138(7) provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that any discretionary indemnification pursuant to NRS 78.7502 (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Under the NRS, the indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

•        Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to NRS 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

•        Continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors and administrators of such a person.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

Our amended and restated articles of incorporation provide that to the fullest extent permitted under the NRS (including, without limitation, to the fullest extent permitted under NRS 78.7502, 78.751, and 78.752) and other applicable law, that we shall indemnify our directors and officers in their respective capacities as such and in any and all other capacities in which any of them serves at our request. The foregoing description is qualified by reference to our amended and restated articles of incorporation, a copy of which is filed as an exhibit to this registration statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On June 1, 2023, Linkhome Realty entered into that certain Angel Investment Agreement with a certain angel investor, in which Linkhome Realty sold 1,800,000 shares common stock of Linkhome Realty, par value $0.001 per share, for total proceeds of $300,000. Following Linkhome’s reorganization, finalized on December 1, 2023, it is recognized that such proceeds constituted part of an initial capital contribution to the Company and the angel investor is one of the initial shareholders of Linkhome.

From March 12 to March 25, 2024, the Company entered a series of Subscription Agreement with certain individual investors to issue 955,000 common shares of the Company for aggregate gross proceeds of $930,000. Such agreements provided for, among other things, certain restrictions on transferability and registration rights.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the stock certificates issued in these transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

Exhibit Number	Exhibit Title
1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation.
3.2*	Bylaws.
5.1**	Opinion of Winston & Strawn LLP.
10.1*	Form of Indemnification Agreement.
10.2#*	Employment Agreement, dated as of July 20, 2021, between Linkhome Realty and Zhen Qin.
10.3#*	Employment Agreement, dated as of July 20, 2021, between Linkhome Realty and Na Li.
10.4#*	Employment Agreement, dated as of June 1, 2023, between Linkhome Realty and Yuan Gao.
10.5*	Lease, by and between The Irvine Company LLC and Goldman Realty & Mortgage Inc., dated July 31, 2023.
10.6*	Form of Subscription Agreement.
10.7†*	California Residential Purchase Agreement
14.1*	Code of Ethics.
21.1*	List of Subsidiaries.
23.1**	Consent of Winston & Strawn LLP (included in Exhibit 5.1).
23.2**	Consent of Simon & Edward LLP, Independent Registered Public Accounting Firm.
24.1*	Power of Attorney (included on signature page hereto).
99.1*	Consent of Zhen Qin.
99.2*	Consent of Na Li.
99.3*	Consent of Ying Sun.
99.4*	Consent of Minghui Sun.
99.5*	Consent of Xin Liu.
99.6*	Form of Audit Committee Charter.
99.7*	Form of Compensation Committee Charter.
107*	Filing Fee Table.

____________

*        Previously filed.

**      Filed or furnished herewith.

†        Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

#        Certain private and immaterial portions of the agreement have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. A copy of any redacted information will be furnished to the SEC upon request.

(b) Financial Statement Schedule.

All financial statement schedules are omitted because they are not applicable or the information is included in the registrant’s consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California on July 10, 2024.

LINKHOME HOLDINGS INC.
By:	/s/ Zhen Qin
Zhen Qin
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zhen Qin and Na Li, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date
/s/ Zhen Qin	Chairman of the Board and Chief Executive Officer	July 10, 2024
Zhen Qin	(Principal Executive Officer)
/s/ Na Li	Chief Financial Officer and Director	July 10, 2024
Na Li	(Principal Financial and Accounting Officer)
/s/ Ying Sun	Director	July 10, 2024
Ying Sun
/s/ Minghui Sun	Director	July 10, 2024
Minghui Sun
/s/ Xin Liu	Director	July 10, 2024
Xin Liu